Exhibit 2.1
IN ACCORDANCE WITH ITEM 601(B)(2)(II) OF REGULATION S-K, CERTAIN EXHIBITS AND SCHEDULES ATTACHED TO THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ASHFORD INC. IF PUBLICLY DISCLOSED.
MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT
Dated as of April 15, 2022
by and among
ASHFORD HOSPITALITY HOLDINGS LLC, as Parent,
REMINGTON HOLDINGS, L.P., as Remington,
MHI HOTELS SERVICES, LLC, as Seller,
the OWNERS (as defined herein), and
the CHESAPEAKE COMPANIES (as defined herein).

TABLE OF CONTENTS

Article I DEFINITIONS	2
1.1 Definitions	2
Article II CLOSING	16
2.1 Purchase and Sale of the Purchased Interests	16
2.2 Contribution of Interests; Issuance of Rollover Units	16
2.3 Purchase Price	17
2.4 Closing	20
2.5 Closing Consideration and Deliverables	20
2.6 Payment of Earnout Transaction Consideration	22
2.7 Intended Tax Treatment of Transaction; Purchase Price Allocation	22
2.8 Withholding; Set-Off	22
Article III REPRESENTATIONS AND WARRANTIES REGARDING THE CHESAPEAKE COMPANIES	23
3.1 Organization, Standing and Power	23
3.2 Authorization	23
3.3 Noncontravention	23
3.4 Governmental Approvals	24
3.5 Capitalization	24
3.6 Subsidiaries	25
3.7 Financial Statements; Undisclosed Liabilities; Indebtedness	26
3.8 Absence of Certain Changes	27
3.9 Legal Proceedings	27
3.10 Compliance With Laws; Permits	27
3.11 Contracts	28
3.12 Intellectual Property.	29
3.13 Employee Benefits Matters	31
3.14 Labor	33
3.15 Tax Matters	36
3.16 Real Property; Personal Property	38
3.17 Insurance	39
3.18 Environmental Matters	39
3.19 Related Party Transactions	40
3.20 Brokers and Other Advisors	40
3.21 Anti-Bribery and Anti-Money Laundering	40
3.22 Fiduciary and Third-Party Funds	40
3.23 Government Contracts	41
3.24 Credit Support	41
3.25 Officers and Bank Accounts	41
3.26 COVID-19	41
i

3.27 No Bankruptcy	42
Article IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND OWNERS	42
4.1 Organization, Standing and Power	42
4.2 Authorization	42
4.3 Noncontravention	42
4.4 Governmental Approvals	43
4.5 Capitalization of Seller; Title to Securities	43
4.6 Legal Proceedings	43
4.7 Compliance With Laws	43
4.8 Seller Activities	43
4.9 Solvency	43
4.10 Acquisition for Investment	44
4.11 Brokers and Other Advisors	44
4.12 No Other Representations	44
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND REMINGTON	45
5.1 Organization, Standing and Power	45
5.2 Authorization	45
5.3 Noncontravention	45
5.4 Capitalization	46
5.5 Governmental Approvals	46
5.6 Legal Proceedings	47
5.7 Compliance With Laws	47
5.8 Solvency	47
5.9 Acquisition for Investment	47
5.10 Brokers and Other Advisors	48
5.11 SEC Documents	48
5.12 No Other Representations	48
Article VI COVENANTS	48
6.1 Conduct of the Chesapeake Companies Prior to the Closing	48
6.2 Access to Information; Confidentiality	51
6.3 Efforts; Approvals; Required Consents	52
6.4 Directors’ and Officers’ Indemnification	53
6.5 WARN Act	53
6.6 Liquor Licenses; Chesapeake Concession	53
6.7 Tax Matters	54
6.8 Publicity	55
6.9 Amendment or Termination of Related Party Agreements	56
6.10 Resignations	56
6.11 Exclusivity	56
ii

6.12 Release	56
6.13 Indebtedness and Transaction Expenses	57
6.14 Cross-Default Provisions	58
6.15 Restrictive Covenants	58
6.16 Transition Services	61
6.17 Transfer of Indemnity Securities	61
6.18 Employee Retention Credits	61
6.19 Excluded Assets	61
Article VII CONDITIONS PRECEDENT	61
7.1 Conditions to Each Party’s Obligation	61
7.2 Conditions to Obligations of Parent and Remington	62
7.3 Conditions to Obligation of Seller	62
Article VIII TERMINATION	63
8.1 Termination	63
8.2 Effect of Termination	64
Article IX INDEMNIFICATION	64
9.1 Survival	64
9.2 Indemnification	65
Article X GENERAL PROVISIONS	69
10.1 Interpretation	69
10.2 Amendment	70
10.3 Extension; Waiver	70
10.4 Notices	70
10.5 Counterparts	71
10.6 Entire Agreement; No Third-Party Beneficiaries	71
10.7 Governing Law	71
10.8 Assignment; Binding Effect	71
10.9 Specific Performance	72
10.10 Jurisdiction	72
10.11 WAIVER OF TRIAL BY JURY	73
10.12 Severability	73
10.13 Disclosure Schedule	73

iii

ANNEXES AND EXHIBITS
ANNEX I     Earnout
EXHIBIT A    Assignment of Interests
EXHIBIT B    Escrow Agreement
EXHIBIT C    Amendment No. 2 to Parent Operating Agreement
EXHIBIT D    Transition Services Agreement

MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 15, 2022 (the “Agreement Date”), is made by and among:
(i)Ashford Hospitality Holdings LLC, a Delaware limited liability company (“Parent”);
(ii)Remington Holdings, L.P., a Delaware limited partnership (“Remington”);
(iii)MHI Hotels Services, LLC, a Maryland limited liability company (“Seller”);
(iv)Chesapeake Hospitality, LLC, a Maryland limited liability company (“Chesapeake I”);
(v)Chesapeake Hospitality II, LLC, a Maryland limited liability company (“Chesapeake II”);
(vi)Chesapeake Hospitality III, LLC, a Maryland limited liability company (“Chesapeake III”);
(vii)Chesapeake Hospitality IV, LLC, a Maryland limited liability company (“Chesapeake IV”);
(viii)Chesapeake Hospitality V, LLC, a Maryland limited liability company (“Chesapeake V”);
(ix)Chesapeake Hospitality VI, LLC, a Maryland limited liability company (“Chesapeake VI”);
(x)Chesapeake Payroll Services, LLC, a Maryland limited liability company (“Chesapeake Payroll”);
(xi)ACSB Hospitality, LLC, a Maryland limited liability company (“ACSB” and together with Chesapeake I, Chesapeake II, Chesapeake III, Chesapeake IV, Chesapeake V, Chesapeake VI and Chesapeake Payroll, each a “Chesapeake Company” and collectively, the “Chesapeake Companies”);
(xii)KES Family Partnership, R.L.L.L.P, a Virginia limited partnership (“KES”), CLS Family Partnership, R.L.L.L.P, a Virginia limited partnership (“CLS”), Steven McDonnell Smith Family Partnership, LLP, a Maryland limited liability partnership (“SMS”), W. Chris Green (“Green”), Clifford G. Ferrara (“Ferrara”) and Louis Schaab (“Schaab” and together with KES, CLS, SMS, Green and Ferrara, each an “Owner” and collectively, the “Owners”); and
(xiii)solely for purposes of Section 6.15, the Control Persons.
RECITALS
WHEREAS, Seller currently owns all of the issued and outstanding membership interests in each Chesapeake Company (the “Subject Interests”);
WHEREAS, Seller desire to sell to Remington, and Remington desires to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, 40% of the membership interests in each Chesapeake Company (collectively, the “Purchased Interests”) in exchange for the Final Cash Purchase Price;
WHEREAS, Seller desires to contribute to Parent, and Parent desires to accept from Seller, on the terms and subject to the conditions set forth in this Agreement, 60% of the membership interests in each Chesapeake Company (the “Contributed Interests”) in exchange for the Rollover Units;

WHEREAS, (i) immediately following Seller’s contribution of the Contributed Interests to Parent, Parent shall contribute the Contributed Interests to Ashford Advisors, Inc., a Delaware corporation (“Ashford Advisors”), (ii) immediately following the contribution described in clause (i), Ashford Advisors shall contribute the Contributed Interests to Ashford Hospitality Services LLC, a Delaware limited liability company (“AHS”), and (iii) immediately following the contribution described in clause (ii), AHS shall contribute the Contributed Interests to Remington, in each case, in accordance with the Internal Contribution Agreement (the transactions contemplated by this recital, the “Internal Contributions”); and
WHEREAS, immediately after the Closing and the Internal Contributions, Remington shall own all of the Subject Interests.
NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
Article I
DEFINITIONS
1.1Definitions.
(a)As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in this Section 1.1 or as otherwise defined elsewhere in this Agreement.
“Action” means any claim, action, cause of action, demand, lawsuit, complaint, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Escrow Account” means an account designated by the Escrow Agent into which the Adjustment Escrow Amount will be deposited in accordance with the Escrow Agreement.
“Adjustment Escrow Amount” means $100,000.
An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person; provided, that such person shall be deemed an affiliate for only so long as such control exists and, for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, neither Ashford Hospitality Trust, Inc. and its subsidiaries, nor Braemar Hotels & Resorts Inc. and its subsidiaries, are, or will be deemed to be, affiliates of AINC or Parent.
“AINC” means Ashford Inc., a Nevada corporation.
“AINC Board” means the Board of Directors of AINC.
“AINC Common Stock” means the common stock, par value $0.01 per share, of AINC.
“AINC SEC Documents” means the registration statements, prospectuses, schedules, statements, forms, documents, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed with the SEC or furnished to the SEC by AINC since January 1, 2019 under the Exchange Act.
“Assignment of Interests” means the Assignment of Interests to be executed by Seller, Parent and Remington at the Closing, substantially in the form attached hereto as Exhibit A, evidencing the assignment and transfer of the Purchased Interests to Remington and the Contributed Interests to Parent.
“Base Consideration” means $15,750,000.
“Business Day” means a day, other than Saturday or Sunday, on which banks generally are open for the transaction of business in Dallas, Texas.
“CARES Act” means Title I of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive Order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19.
“Cash” means cash and cash equivalents as of 11:59 p.m. on the Business Day preceding the Closing Date, less the amounts of (i) any unpaid checks, drafts and wire transfers (but without duplication of any such unpaid amounts being taken into account in the determination of the Net Working Capital), (ii) any trapped cash and restricted cash, (iii) repatriation costs in the case of any foreign cash and (iv) cash generated from, or expended in, any violation of any interim covenant (e.g., impermissible sales of assets).
“Chesapeake Concession” means Chesapeake Concession Management, LLC, a Tennessee limited liability company.
“Closing Calculation Time” means the close of business on the day immediately preceding the Closing Date.
“Closing Indebtedness” means all Indebtedness of the Chesapeake Companies, together with any interest, breakage costs, prepayment penalties or similar fees or amounts that would be incurred by the immediate payment of the Closing Indebtedness as of the Closing Date, but without taking into consideration the Transactions (other than the payment of the Chesapeake Companies’ Indebtedness on the Closing Date pursuant to and in accordance with the Payoff Letters). For the avoidance of doubt, the Indebtedness of the Chesapeake Companies shall be included in Closing Indebtedness and will not include any amounts that are included in Closing Net Working Capital or Seller Transaction Expenses.
“Closing Net Working Capital” means (a) the Current Assets, less (b) the Current Liabilities of the Chesapeake Companies as of the Closing Date, but without taking into consideration the Closing Transactions, calculated in accordance with GAAP and the Working Capital Example; provided that Liabilities included in Closing Indebtedness and Seller Transaction Expenses will not be included in Closing Net Working Capital.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by any of the Chesapeake Companies.
“Company Joint Venture Contracts” means any joint venture, partnership, shareholder, limited liability or other similar Contract in which a Chesapeake Company is a party together with one or more persons that are not Chesapeake Companies.
“Company Material Adverse Effect” means an effect, event, change, development, occurrence or circumstance that, individually or in the aggregate, (i) is materially adverse to the business, results of operations, condition (financial or otherwise), assets, liabilities, properties or prospects of the Chesapeake Companies, taken as a whole, or (ii) has or would reasonably be expected to have a material and adverse effect on the ability of Seller or the Chesapeake Companies to consummate the Transactions; provided, however, that no effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect under clause (i) of this definition: (A) operating, business, regulatory or other conditions in the industry in which the Chesapeake Companies operate; (B) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; (D) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Agreement Date; (E) the execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions (provided, however, that this clause (E) shall not apply to the Chesapeake Companies’ representations and warranties in Section 3.3(a), Section 3.4, Section 3.12(f) or Section 3.12(h) or, to the extent related thereto, Section 7.2(a)); (F) any change after the Agreement Date in Laws or GAAP or other applicable accounting rules, or the interpretation thereof; and (G) any failure by the Chesapeake Companies to meet any projections, forecasts or estimates (provided, however, that any effect, event, change, development, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (G)); provided, that in the case of clauses (A), (B), (C), (D) and (F), any such effect, event, change, development, occurrence or circumstance may be taken into account in determining whether there has been a Company Material Adverse Effect only if such development, effect, event, change, occurrence or circumstance adversely affects the Chesapeake Companies, taken as a whole, in an adversely disproportionate manner relative to the other participants in the industries in which the Chesapeake Companies operate.
“Company Related Parties” mean the Chesapeake Companies and their respective affiliates (including Seller, the Owners and their respective affiliates).
“Competitive Business” means (i) acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties in the United States or (ii) originating or acquiring loans in respect of hotel properties in the United States, in each case, where such Control Person, as applicable, had duties or performed services for any Chesapeake Company, which the Parties stipulate is a reasonable geographic area because of the scope of the operations of the Parent Group Companies and the Control Person’s prior employment or involvement with the Chesapeake Companies. Such Control Person may not avoid the purpose and intent of this restriction by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. The term “Competitive Business” shall not include: (i) CH Kent Narrows Manager, LLC CH Kent Narrows Investment, LLC or CH Kent Narrows Owner, LLC or their affiliates, solely with respect to the ownership of that certain hotel project commonly known as the Hilton Garden Inn by Hilton® and located at 3206 Main Street, Grasonville, MD 21638; or (ii) the ownership of that certain hotel project currently proposed as Margaritaville Ocean City and located at 1301 and 1305 Atlantic Avenue, 1212 and 1214 Baltimore Avenue, Baltimore Avenue, Baltimore Avenue, Atlantic Avenue and 14 Street, all in Ocean City, Worcester County, Maryland.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated August 16, 2021, between Chesapeake I and AINC.
“Contract” means any contract, commitment, agreement, arrangement, mortgage, lease, loan, debenture, note, bond, indenture, deed, license or other instrument, obligation, arrangement or agreement (including any amendments, supplements or modifications thereto), whether written or oral.
“Control Person” means (i) with respect to KES, Kim Sims; (ii) with respect to CLS, Chris Sims and (iii) with respect to SMS, Steven Smith.
“COVID-19” means SARS-CoV-2 or COVID-19, and any resurgence, evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety, or similar

Law, required by applicable Law or by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in response to COVID-19 and any actions taken or planned to be taken in response thereto.
“Current Assets” means the current assets of the Chesapeake Companies (including Cash and Cash equivalents), calculated in accordance with GAAP and the Working Capital Example but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Chesapeake Companies’ Affiliates, directors, managers, employees, officers, members or stockholders and any of their respective Affiliates (other than, for the avoidance of doubt, any receivables from any of the Chesapeake Companies), (d) receivables with respect to amounts advanced by Chesapeake I under that certain Hotel Indigo St. Louis 2020 Owner Default Memorandum of Understanding, dated as of February 7, 2020, by and between Chesapeake I and Olive Street St. Louis, LLC and (e) those items specifically referenced as excluded from Closing Net Working Capital in the footnotes to the Working Capital Example (collectively, the “Excluded Assets”) which shall be retained by Seller, and Seller shall cause the Chesapeake Companies to transfer the Excluded Assets to the Seller on or prior to the Closing Date; provided that the Excluded Assets shall exclude all amounts attributable to any Employee Retention Credits.
“Current Liabilities” means the current liabilities of the Chesapeake Companies, calculated in accordance with GAAP and the Working Capital Example, but excluding (a) payables to any of the Chesapeake Companies’ Affiliates, directors, managers, employees, officers, members or stockholders and any of their respective Affiliates (other than, for the avoidance of doubt, any payables to any of the Chesapeake Companies), (b) deferred Tax liabilities, (c) Seller Transaction Expenses, (d) the current portion of any Indebtedness of Chesapeake Companies, and (e) those items specifically referenced as excluded from Closing Net Working Capital in the footnotes to the Working Capital Example, in each case, which Seller shall remain responsible for in all respects.
“Data Room” means the electronic data room established by Seller or its Representatives and hosted by Sharefile with respect to the Transactions.
“Draft Closing Balance Sheet” means the consolidated unaudited balance sheet of the Chesapeake Companies as of the Closing Date prepared in accordance with GAAP and the Working Capital Example.
“Employee Retention Credits” means any and all employee retention credits claimed by or on behalf of any Chesapeake Company under the CARES Act.
“Employment Agreement” means an Employment Agreement by and between Remington and each Employment Agreement Party, dated as of the Closing Date, each in form and substance acceptable to Remington and the applicable Key Employee party thereto.
“Employment Agreement Party” means Chris Green.
“Environmental Law” means any applicable Law as in effect on or prior to the Closing Date relating to pollution, contamination, the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Substances, industrial hygiene, human health or safety.
“Escrow Agent” means Comerica Bank.
“Escrow Agreement” means the escrow agreement by and among Seller, Remington and the Escrow Agent, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.
“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Employment Agreement” means any employment, severance, retention or similar Contract with any officer of any Chesapeake Company or any individual with a regional officer title or with the title of executive vice president or senior vice president.
“Fraud” means actual fraud by a Person, which involves a knowing and intentional misrepresentation or omission of a material fact or concealment of a material fact by such Person, with the intent to deceive and mislead any other Person and with the intent to induce another Person to act or omit to act, and upon which such other Person has reasonably relied and suffered damages as a result of such reasonable reliance.
“Fundamental Reps” means those representations and warranties contained in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authorization), Section 3.3 (Noncontravention), Section 3.4 (Governmental Approvals), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries), Section 3.19 (Related Party Transactions), Section 3.20 (Brokers and Other Advisors), Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization), Section 4.3 (Noncontravention), Section 4.4 (Governmental Approvals), Section 4.5 (Capitalization of Seller; Title to Securities), Section 4.8 (Seller Activities), Section 4.9 (Solvency), Section 4.10 (Acquisition for Investment), Section 4.11 (Brokers and Other Advisors), Section 5.1 (Organization, Standing and Power), Section 5.2 (Authorization), Section 5.3 (Noncontravention), Section 5.4(a) (Capitalization), Section 5.5 (Governmental Approvals), Section 5.8 (Solvency), Section 5.9 (Acquisition for Investment) and Section 5.10 (Brokers and Other Advisors).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any federal, state or local government, court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (including multi-national) or any arbitrational tribunal.
“Hazardous Substances” means any and all pollutants, contaminants, solid wastes, or wastes and any and all other materials or substances that are listed, classified, regulated, or that could result in the imposition of liability, under any applicable Environmental Laws, including petroleum, per- and polyfluoroalkyl substances, asbestos, lead based paint, mold, radon, and polychlorinated biphenyls.
“Hotel Management Services” means the hotel management activities conducted with respect to the Chesapeake Companies within the lodging industry, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services.
“Indebtedness” means the following liabilities and obligations of a Party on a consolidated basis and without duplication: (i) indebtedness for money borrowed or advanced or monetary obligations evidenced by bonds, debentures, notes, or similar debt securities or similar obligations which are secured by a Lien, (ii) all liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP, (iii) liabilities or obligations under or pursuant to commitments by which such person is required to reimburse any obligor on any line or letter of credit, capital lease, banker’s acceptance, guarantee or similar credit transaction or other financial instrument that assures a creditor against loss (including reimbursement obligations of such person under letters of credit), in each case that has been drawn or claimed against, (iv) liabilities and obligations for any deferred purchase price, contingent payment, earnout or similar obligation (whether as of, prior to or following the Agreement Date), (v) obligations under hedging, swap, derivative financial instrument or similar arrangements, including interest rate swaps, (vi) liabilities and obligations for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with the retirement or prepayment of any of the liabilities contemplated by clauses (i) through (v) above.
“Indemnity Escrow Account” means an account designated by the Escrow Agent into which the Indemnity Escrow Amount will be deposited in accordance with the Escrow Agreement.
“Indemnity Escrow Amount” means $300,000.
“Indemnity Escrow Release Date” means the second year anniversary of the Closing Date.
“Independent Accountant” means Grant Thornton LLP, provided, however, that such firm may not have, or have had in the last three years, a material business relationship with any Parent Related Party or Seller, any Owner, any Chesapeake Company or any of their respective affiliates. In the event that either (i) Grant Thornton LLP is unable or unwilling to act or (ii) Grant Thornton LLP has had, in the last three years, a material business relationship with any Parent Related Party or Seller, any Owner, any Chesapeake Company or any of their respective affiliates, then such other independent nationally recognized accounting firm upon which the parties shall mutually agree.
“Information Privacy and Security Laws” means all applicable foreign or domestic (federal, state or local) Laws and self-regulatory guidelines concerning the privacy and/or security of personally identifiable information or protected health information, and all regulations promulgated thereunder, including but not limited to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act, and any rules or regulations promulgated thereunder, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, Payment Card Industry Data Security Standard, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, California Consumer Privacy Act, the EU General Data Protection Regulation, state social security number protection Laws and state data breach notification Laws.
“Intellectual Property” means all intellectual property rights existing anywhere in the world including all (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names, Internet domain names, and social media accounts, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv) Systems and (v) trade secrets, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and proprietary customer data (collectively, “Trade Secrets”).
“Internal Contribution Agreement” means that certain Contribution Agreement by and among Parent, Ashford Advisors, AHS and Remington, dated as of the Closing Date.
“Key Employee” means Chris Green.
“Knowledge of the Seller” and similar phrases mean the actual knowledge, following reasonable inquiry with respect to the matter in question, of any of Chris Green, Kim Sims, Chris Sims, Steven Smith, Louis Schaab or Clifford Ferrara.
“Law” means all laws, statutes, codes, ordinances, rules, regulations and/or Orders of any Governmental Entity (including common law).
“Liens” means all liens, charges, mortgages, hypothecations, pledges, preferences, priorities, licenses, restrictions, options, covenants, encumbrances, claims and security interests.

“Liquor Licenses” means any Permits issued by any Governmental Entity that are necessary for the service of alcoholic beverages at any facility owned or operated by the Chesapeake Companies.
“Loss” or “Losses” means any liability (including loss of benefits), obligations, fines, penalties, losses, amount paid in settlement, damages, claims, suits and demands, deficiencies, interest, awards, judgments, costs (including costs and fees in connection with the preparation of any Tax Returns except to the extent such party is required to prepare Tax Returns pursuant to Section 6.7), Taxes and expenses (including reasonable attorneys’ fees and other reasonable costs and expenses of investigating or contesting any of the foregoing); provided, that Losses shall include punitive or exemplary damages only to the extent such damages are awarded pursuant to a Third Party Claim.
“Management Contracts” means (i) Contracts regarding Hotel Management Services, (ii) franchise Contracts or (iii) any other Contracts under which any Chesapeake Company manages or operates any real property on behalf of any person other than another Chesapeake Company, in each case to which any Chesapeake Company is a party.
“Material Contracts” means
(i)any Management Contracts, Company Joint Venture Contracts and Seller Property JV Contracts;
(ii)Contracts with any labor union or labor organization (including works council, trade union or representative) representing any employee of the Chesapeake Companies and/or to which any Chesapeake Company is a party;
(iii)Contracts (A) pertaining to alcoholic beverage service (such as concession or alcoholic beverage management agreements); (B) for reservations services or third-party bookings; (C) pertaining to any “system-wide” vendor or service agreements and (D) pertaining to any private club on any property owned or leased by the any Chesapeake Company;
(iv)Contracts providing for the acquisition or disposition by any Chesapeake Company of any business, division or product line (whether by merger, sale of shares, sale of assets or otherwise) or equity interests or material assets of any other person;
(v)except for Contracts relating to trade payables in the ordinary course of business, Contracts relating to Indebtedness or financial accommodations (including key money, guarantees and similar arrangements) or the making of any loans (other than loans made to employees in the ordinary course of business);
(vi)Contracts creating any Lien (other than Permitted Liens) upon any assets of the Chesapeake Companies, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business;
(vii)Contracts under which any Chesapeake Company licenses in or is otherwise granted the right to use Intellectual Property of another person, licenses out or otherwise grants another person the right to use any Company Intellectual Property, or Contracts relating to restrictions on the use of or ownership of (other than employee invention assignments), or indemnification with respect to any Intellectual Property (other than licenses for commercial off-the-shelf software and web-based user licenses, with a license fee of $1,000 or less, each of which is not a “Material Contract”);
(viii)Contracts (A) with any non-compete, non-solicit, exclusivity, right of first refusal, radius restriction or “most favored nation” provision or that otherwise restrict the ability of any Chesapeake Company to conduct its business in any material respect or (B) that require any Chesapeake Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(ix)Contracts that involved the expenditure of more than $100,000 in the aggregate during the twelve-month period ended December 31, 2021;
(x)any (A) Government Contract or (B) settlement, conciliation, or similar Contracts with any Governmental Entity or under which any Chesapeake Company has any outstanding monetary or other material obligation;
(xi)any interest rate, currency or other hedging Contracts;
(xii)Contracts that provide for the indemnification by any Chesapeake Company of any person or the assumption by any Chesapeake Company of any Tax, environmental or other Losses of any person;
(xiii)any Related Party Agreements;
(xiv)all (A) broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing, affiliation, consulting, advertising Contracts and (B) Contracts pursuant to which any Chesapeake Company provides franchise, license, sales, marketing, reservation, property management, risk management, revenue management, accounting, treasury or operation services to or for any hotels;
(xv)Executive Employment Agreements;
(xvi)all Contracts regarding employees or independent contractors or consultants provided by a third party;
(xvii)all Contracts with any party that provides for compensation or vesting of equity upon consummation of the Transactions or the change in control of any Chesapeake Company;
(xviii)all Leases;
(xix)any Contracts containing any fee deferrals;
(xx)any subordination, non-disturbance and attornment Contracts;
(xxi)any Contracts containing any restrictions, consent requirements or termination rights related to the continued involvement, ownership, control or participation of any Related Party; and
(xxii)any other Contract that is material to any Chesapeake Company or the Chesapeake Companies, taken as a whole.
“NYSE” means the New York Stock Exchange.
“Order” means any writ, judgment, order, decree, injunction, award or ruling of any Governmental Entity.
“Organizational Documents” means: (i) in the case of a person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Parent Group Companies” means AINC and its subsidiaries and affiliates, including without limitation the Chesapeake Companies and Parent and its direct and indirect subsidiaries.
“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Remington to consummate the Closing in a timely manner or to perform any of its material obligations under this Agreement.
“Parent Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Parent, dated as of November 6, 2019, as amended by that certain Amendment No. 2 to Third Amended and Restated Limited Liability Company Agreement, dated as of the Closing Date, which amendment is in substantially the form attached hereto as Exhibit C.
“Parent Related Parties” means AINC, Parent, Remington and their respective affiliates, any debt or equity financing source and any of their respective former, current or future general or limited partners, shareholders, equity holders, members, managers, directors, officers, employees, agents or affiliates or any former, current or future general or limited partners, shareholders, equity holders, members, managers, directors, officers, employees, agents or affiliates of any of the foregoing.
“Parent Transaction Expenses” means, without duplication, (i) all expenses, fees, liabilities or obligations incurred by Parent, Remington and their affiliates in connection with the preparation, negotiation or execution of this Agreement or the consummation or performance of the Transactions (including the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses) and (ii) 50% of all transfer Taxes triggered by the Transaction; provided, however, that Parent Transaction Expenses shall not include any obligations or expenses that are paid or satisfied prior to the Closing Calculation Time.
“Parent Units” means Common Units of the Parent, as defined in the Parent Operating Agreement.
“Party” or “Parties” means each person executing and delivering this Agreement and its permitted successors and assigns.
“Payoff Letters” means customary payoff letters with respect to the Indebtedness set forth on Section 3.7(f) of the Company Disclosure Schedule in form and substance reasonably acceptable to Parent.
“Permits” means any licenses (including gaming and liquor licenses), permits, certificates, franchises, grants, easements, registrations, certificates, consents, variances, exceptions, approvals, authorizations and similar rights obtained, or required to be obtained, from Governmental Entities.
“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, exclusions, encumbrances and other similar matters, in each case with respect to real property, disclosed in policies of title insurance delivered or made available to Parent prior to the Agreement Date, (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, provided, that the applicable Chesapeake Company or its subsidiary has established adequate reserves therefor in accordance with GAAP, (iii) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or the amount or validity of which is being contested in good faith, (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Entity, none of which materially and adversely impact the current use of the affected property, (v) Liens securing Indebtedness that is specifically disclosed in the Financial Statements, (vi) title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sublicensor’s interest under a capital or operating lease, sublease, license or sublicense, (vii) such other imperfections in title, charges, easements, rights of way, licenses, restrictions (including zoning), covenants, conditions, defects, exceptions and encumbrances that do not materially and adversely impact the value or current use and operation of the affected property, (viii) Liens securing rental payments under capital or operating lease arrangements, (ix) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (x) any Liens reflected with specificity in the Financial Statements, (xi) Liens on goods or inventory, the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of any Chesapeake Company or any of its subsidiaries, which Lien arises under such documentary letter of credit or bankers’ acceptance (provided, that any such Lien is only the obligation of any Chesapeake Company or any of its subsidiaries), (xii) restrictions on transfers of securities under applicable securities Laws and (xiii) any other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and that, individually or in the aggregate, would not reasonably be expected to materially impair the value or the continued use and operation of the assets to which they relate.
“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.
“Personal Information” means (i) any information that permits the identification of a natural person, alone or when combined with other personal or identifying information linked to a specific a natural person, (ii) any information that is linked or reasonably linkable to a natural person, (iii) protected health information; or (iv) any information whose unauthorized use would violate one or more Information Privacy and Security Laws.
“Pre-Closing Taxes” means an amount (which shall not be less than zero) equal to all Taxes of the Chesapeake Companies for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period ending on the Closing Date.
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.
“Representatives” means, as to any person, its officers, directors, employees, legal counsel, accountants, financial advisors, financing sources, consultants and other agents and advisors.
“Restricted Parties” means each of (i) Seller, (ii) with respect to each Owner that is an individual, such Owner and (iii) with respect to each Owner that is not an individual, such Owner and its applicable Control Person.
“Restricted Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.
“Rollover Amount” means $9,450,000.
“Rollover Units” means 378,000 Series CHP Convertible Preferred Units, issued to Seller pursuant to Section 2.2 which are subject to, and shall have the rights, preferences, and privileges set forth in, the Parent Operating Agreement, with a cumulative issue-date stated value equal to the Rollover Amount.
“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Material Adverse Effect” means any material adverse effect on the ability of Seller to consummate the Closing in a timely manner or to perform any of its material obligations under this Agreement.
“Seller Parties” means the Seller and the Owners.
“Seller Property JV” means any joint venture, partnership, limited liability company or similar person (i) in which a Related Party (other than a Chesapeake Company) holds a direct or indirect equity interest, and (ii) that owns a direct or indirect interest in any properties subject to a Management Contract.
“Seller Property JV Contracts” means any Contract evidencing a Seller Property JV that contains a provision that would permit the Seller Property JV or its applicable affiliate to terminate or cause the termination of a Management Contract or exercise any other right or remedy against a Chesapeake Company upon the occurrence of an act or omission by a Related Party, whether immediately or with notice, lapse of time, or both (“Cross-Default Provisions”), including any Contract or other obligation of a Chesapeake Company to reimburse or indemnify a Seller Property JV or a Related Party related to any Cross-Default Provisions.
“Seller Transaction Expenses” means, without duplication, (i) all expenses, fees, liabilities or obligations incurred by Seller, the Owners or any Chesapeake Company in connection with the preparation, negotiation or execution of this Agreement or the consummation or performance of the Transactions (including the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses), (ii) all fees, expenses, liabilities and obligations of the Chesapeake Companies under or in connection with any severance obligations, bonuses, equity issuances, termination and change of control arrangements, and similar obligations that are owed to any person or that will be triggered, either automatically or with the passage of time, in whole or in part by the consummation of the Transaction (including the employer portion of any payroll or related Taxes and any amounts to offset any excise Taxes imposed under applicable Law and any related income Taxes), (iii) 50% of all transfer Taxes triggered by the Transaction, and (iv) the premium associated with the director and officer insurance run-off policy covering existing directors and officers; provided, however, that Seller Transaction Expenses shall not include any obligations or expenses that are paid or satisfied prior to the Closing Calculation Time.
“Series CHP Convertible Preferred Units” means Series CHP Convertible Preferred Units of Parent, as defined in the Parent Operating Agreement.
“Software” means all types of computer software programs including operating systems, application programs, software tools, firmware and software embedded in equipment, including object code, executable code and source code versions thereof and all written or electronic materials that explain the structure or use of software or that were used in the development of software, including logic diagrams, flow charts, code notes, procedural diagrams, error reports, manuals and training materials.
“subsidiary” when used with respect to any person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly, owned by such person or by any one or more of its subsidiaries.

“Systems” means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment, and data or information contained therein or transmitted thereby.
“Tax” or “Taxes” means (i) any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, escheat, unclaimed property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental (including under Section 59A of the Code), workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever, and any interest, fines, penalties, assessments or additions to tax, in each case, assessed by or payable to a Governmental Entity, whether disputed or not, or (ii) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local requirement of Law (including, but not limited to, Texas Tax Code Chapter 171).
“Tax Loss” means (i) any Taxes incurred by or with respect to any Chesapeake Company in a period (or portion thereof) ending on or before the Closing Date. (ii) any Tax of or incurred by or with respect to any Chesapeake Company for which Parent or any of its Affiliates is liable as a transferee or successor, by contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iii) any Tax of any affiliated, consolidated, combined or unitary group (or a member of any such group) to which any Chesapeake Company participates or is a member, that is imposed on, or otherwise payable by, Parent, any Chesapeake Company or any of their Affiliates, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law (including, but not limited to, Texas Tax Code Chapter 171) with respect to a period (or portion thereof) ending on or before the Closing Date, (iv) the employer’s portion of any payroll and employment Taxes and any withholding Taxes imposed with respect to any compensatory payments made pursuant to this Agreement (including amounts paid as bonus or incentive compensation) with respect to a period (or portion thereof) ending on or before the Closing Date, (v) any liabilities or obligations relating to sales and use Taxes in respect of the sale of goods or provision of services in a period (or portion thereof) ending on or before the Closing Date or otherwise attributable to the conduct of any Chesapeake Company’s business on or prior to the Closing Date, (vi) all Taxes of or with respect to Seller, (vii) any costs and expenses incurred in connection with filing, preparing, amending or defending any Tax Return of any Chesapeake Company for any tax period ending before the Closing Date, and (viii) any costs and expenses incurred in connection with an audit or other proceeding relating to a Tax or Tax Return of the Chesapeake Companies for any tax period ending before the Closing Date. “Tax Loss” shall exclude any Tax to the extent such Tax is paid by Seller or prior to the Closing Calculation Time or is included as a liability in the computation of the Final Cash Purchase Price.
“Tax Return” means any return, report, declaration, information or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.
“Trademark Assignment Agreement” means the Assignment of Trademark by and between Seller and Chesapeake I, dated as of April 15, 2022, assigning the US registered trademark “CHESAPEAKE HOSPITALITY” (Registration Number 3960048).
“Transaction Documents” means this Agreement, the Parent Operating Agreement, the Employment Agreements, the Transition Services Agreement, the Escrow Agreement, the Trademark Assignment Agreement, the Assignment of Interests and all certificates, instruments and other documents executed by the parties in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transition Services Agreement” means the transition services agreement by and between Seller and Remington, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.
“Treasury Regulation” means the income tax regulations promulgated by the U.S. Internal Revenue Service, Department of Treasury, pursuant to the Code.
“Working Capital Adjustment” means (i) if the Closing Net Working Capital is in excess of the Working Capital Target, then the amount of such excess; or (ii) if the Closing Net Working Capital is less than the Working Capital Target, then the amount of such deficiency.
“Working Capital Target” means $387,251.00.
(b)As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

ACSB	Preamble
Additional Disputed Items	Section 2.3(d)
Adjustment Statement	Section 2.3(d)
Adjustment Statement Review Period	Section 2.3(d)
Agreement	Preamble
Agreement Date	Preamble
AHS	Recitals
Anti-Corruption Laws	Section 3.21
Arbitration Action	Section 10.10(b)
Ashford Advisors	Recitals
Balance Sheet Date	Section 3.7(b)
Bankruptcy and Equity Exception	Section 3.2(a)
CARES Act Tax Accrual Amounts	Section 3.15(o)
Chesapeake Companies	Preamble
Chesapeake Company	Preamble
Chesapeake I	Preamble
Chesapeake II	Preamble
Chesapeake III	Preamble
Chesapeake IV	Preamble
Chesapeake V	Preamble
Chesapeake VI	Preamble
Claims	Section 6.13(a)
Claims Release	Section 6.13(a)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Date Cash Purchase Price	Section 2.3(a)
Closing Date Revenue Amount	Annex I
Closing Date Statement	Section 2.3(b)
CLS	Preamble
Company Disclosure Schedule	Article III
Company Registered Intellectual Property	Section 3.12(a)
Competitive Business	Section 6.15(b)

Confidential Information	Section 6.15(a)
Contributed Interests	Recitals
COVID Funds	Section 3.26
D&O Indemnified Person	Section 6.4(a)
Data Policies	Section 3.12(i)
Dispute Period	Section 2.3(e)
Earnout Cash Cap	Annex I
Earnout Payment	Annex I
Earnout Period	Annex I
Earnout Period Revenue	Annex I
Earnout Securities	Annex I
Earnout Transaction Consideration	Annex I
ERISA	Section 3.13(a)
ERISA Affiliates	Section 3.13(a)
Ferrara	Preamble
Final Adjustment Statement	Section 2.3(d)
Final Cash Purchase Price	Section 2.3(d)
Financial Statements	Section 3.7(a)
FLSA	Section 3.14(h)
Government Contract	Section 3.23
Green	Preamble
Indemnified Party	Section 9.2(d)
Indemnifying Party	Section 9.2(d)
Indemnity Securities	Section 9.2(i)(ii)
Independent Accountant’s Certificate	Section 2.3(f)
Insurance Policies	Section 3.17(a)
Internal Contributions	Recitals
IRS	Section 3.13(b)
KES	Preamble
Leased Real Property	Section 3.16(a)
Leases	Section 3.16(c)
Maximum Total Earnout Amount	Annex I
Multiemployer Plan	Section 3.13(c)(iii)
Notice of Disagreement	Section 2.3(d)
Outside Date	Section 8.1(c)
Owners	Preamble
Parent	Preamble
Parent Disclosure Schedule	Article V
Parent Parties	Section 9.2(a)
Pension Plan	Section 3.13(c)(ii)
Plan	Section 3.13 (a)
Preliminary Cash Purchase Price	Section 2.3(b)
Purchased Interests	Recitals
Related Parties	Section 3.19
Related Party	Section 3.19

Related Party Agreement	Section 3.19
Related Party Agreements	Section 3.19
Related Party Cross Default	Section 6.15
Released Parties	Section 6.13(a)
Releasing Party	Section 6.13(a)
Remington	Preamble
Required Consents	Section 3.3(c)
Revenue Growth Amount	Annex I
Revenue Target	Annex I
Schaab	Preamble
Securities	Section 3.5(c)
Seller	Preamble
Seller Indemnified Parties	Section 9.2(b)
SMS	Preamble
Straddle Period	Section 6.7(a)
Subject Interests	Recitals
Surety Documents	Section 3.24
Survival Date	Section 9.1(a)(iv)
Tail Policy	Section 6.4(b)
Tax Proceeding	Section 6.7(d)
Trade Control Laws	Section 3.21
WARN Act	Section 3.14(k)
Willful and Intentional Breach	Section 8.2(a)
Working Capital Example	Section 2.3(b)
Year Three	Annex I
Year Three Earnout Amount	Annex I
Year Two	Annex I
Year Two Earnout Amount	Annex I

Article II
CLOSING
2.1Purchase and Sale of the Purchased Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Remington, and Remington shall purchase, accept and assume from Seller, all of Seller’s right, title and interest in and to the Purchased Interests, free and clear of all Liens, in exchange for the Final Cash Purchase Price (as determined in accordance with this Agreement).
2.2Contribution of Interests; Issuance of Rollover Units.
(a)On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall convey, assign, contribute, transfer and deliver to Parent, and Parent shall accept and assume from Seller, all of the Contributed Interests, free and clear of all Liens, in exchange for the Rollover Units.
(b)Immediately after giving effect to Section 2.2(a), (i) Parent will contribute the Contributed Interests to Ashford Advisors, (ii) Ashford Advisors will then contribute the Contributed Interests to AHS and (iii) AHS will then contribute the Contributed Interests to Remington, in each case in accordance with the Internal Contribution Agreement, such that, Remington owns all of the Subject Interests.
2.3Purchase Price.
(a)Purchase Price and Rollover Units. In consideration for the Purchased Interests to be sold by Seller to Remington in accordance with Section 2.1, at the Closing, Remington shall pay to Seller a cash amount equal to the sum of (i) the Base Consideration (ii) plus the amount of the Working Capital Adjustment (which may be a positive or negative amount), if any, (iii) minus the amount of the Closing Indebtedness, (iv) minus the Seller Transaction Expenses, (v) minus the Rollover Amount, and (vi) minus the Escrow Amount (the resulting amount, the “Closing Date Cash Purchase Price”). In consideration for the Contributed Interests to be contributed by Seller to Parent in accordance with Section 2.2(a), at the Closing, Parent shall issue to Seller the Rollover Units in an aggregate amount equal to the Rollover Amount.
(b)Preliminary Cash Purchase Price. No later than three days prior to the Closing Date, Seller shall deliver to Parent and Remington a statement prepared by Seller (the “Closing Date Statement”) setting forth (i) an estimate (as of the Closing Date) of the Draft Closing Balance Sheet and (ii) Seller’s good faith estimated calculation (as of the Closing Date) in reasonable detail of (1) the Working Capital Adjustment (which may be a positive or negative amount), (2) the amount of Closing Indebtedness, (3) the amount of the Seller Transaction Expenses, and (4) based on the foregoing estimated calculation, including the components thereof and in a manner consistent with the definitions thereof, the Closing Date Cash Purchase Price (such estimated calculation of the Closing Date Cash Purchase Price, the “Preliminary Cash Purchase Price”), each of which shall be prepared in accordance with GAAP and consistent with the calculation attached hereto as Schedule 2.3 (the “Working Capital Example”).
(c)Closing Payments. All payments at the Closing shall be made in accordance with Section 2.5.
(d)Determination of Final Cash Purchase Price. Within 90 days after the Closing Date, Remington shall prepare or cause to be prepared and deliver to Seller a statement setting forth, as of the Closing Date, Remington’s good faith calculation in reasonable detail (and attaching reasonable supporting schedules, work papers and other relevant details to enable review thereof by Seller) of (i) a consolidated unaudited balance sheet of the Chesapeake Companies and (ii) reasonable detail of (1) the Working Capital Adjustment, (2) the amount of Closing Indebtedness, (3) the Seller Transaction Expenses, and (4) based on the foregoing calculations, including the components thereof and in a manner consistent with the definitions thereof, the Closing Date Cash Purchase Price (such calculations shall collectively be referred to herein from time to time as the “Adjustment Statement”), each of which shall be prepared in accordance with GAAP and the Working Capital Example. In the event that Remington does not deliver an Adjustment Statement within 90 days after the Closing Date, the Closing Date Statement shall be deemed the Final Adjustment Statement. Remington shall provide Seller and its Representatives with access to such work papers relating to the preparation of the Adjustment Statement, during normal business hours and in a manner reasonably determined by Remington so as to not unreasonably interfere with the normal operation of Remington, the Chesapeake Companies or any of their respective affiliates, as may be reasonably necessary to permit Seller and its Representatives to review in detail the manner in which the Adjustment Statement was prepared. The Adjustment Statement will become the Final Adjustment Statement and shall be binding upon the Parties on the 30th day after delivery thereof by Remington to Seller (the “Adjustment Statement Review Period”) unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Remington prior to the expiration of the Adjustment Statement Review Period. Any Notice of Disagreement shall specify, in reasonable detail, (I) the nature and amount (to the extent reasonably determinable) of any disagreement so asserted by Seller, (II) which items of the Adjustment Statement have not been prepared in accordance with this Agreement, (III) the basis for Seller’s disagreement with the calculation of such items, and (IV) Seller’s proposed dollar amount for each item in dispute (to the extent determinable). Seller and Remington shall be deemed to have agreed with all amounts and items contained or reflected in the Adjustment Statement to the extent such amounts or items are not specified in the Notice of Disagreement, and such agreed amounts shall be final and binding on the Parties, except that for any disputed item set forth in the Notice of Disagreement that, if Seller’s position is assessed to be correct in part or whole, would lead to adjustments in other items in the Adjustment Statement, such items will also be deemed properly in dispute and subject to correction (the “Additional Disputed Items”). The “Final Adjustment Statement” shall refer to the final determination of the Working Capital Adjustment, Closing Indebtedness, Seller Transaction Expenses, and the Closing Date Cash Purchase Price determined by the Parties or the Independent Accountant post-Closing pursuant to the procedures contained in this Section 2.3. The Closing Date Cash Purchase Price set forth in the Final Adjustment Statement shall be the “Final Cash Purchase Price”.
(e)Notice of Disagreement. If a timely Notice of Disagreement is received by Remington in accordance with Section 2.3(d), then the Adjustment Statement (as revised in accordance with clause (i) and/or (ii) below, as applicable) will become the Final Adjustment Statement and shall be binding upon the Parties on the earlier of (i) the date on which Seller and Remington resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or any Additional Disputed Items and the Adjustment Statement is revised to reflect such resolution, or (ii) the date on which any matters properly in dispute are finally resolved in writing by the Independent Accountant and the Adjustment Statement is revised to reflect such resolution. During the 30 days immediately following the delivery of a Notice of Disagreement (the “Dispute Period”) by Seller to Remington, Remington and Seller will use commercially reasonable efforts and attempt in good faith to resolve any disputed amounts set forth in the Notice of Disagreement and any Additional Disputed Items. Any disputed item or Additional Disputed Item agreed by Seller and Remington in writing during the Dispute Period shall be final and binding upon the Parties. During the Adjustment Statement Review Period or the Dispute Period, Seller and its advisors, attorneys, accountants and representatives will have reasonable access during normal business hours to, and shall be reasonably promptly provided by Remington copies of, the Chesapeake Companies’ books and records (including all working papers, documents and data) with respect to the preparation of, and the calculations set forth in, the Adjustment Statement or any item disputed by Remington in the Notice of Disagreement or any Additional Disputed Item, and Remington and its advisors, attorneys, accountants and representatives will have reasonable access during normal business hours to, and shall be provided copies of, any of Seller’s books and records relating to the Chesapeake Companies or any books and records of the Chesapeake Companies in Seller’s possession (including all working papers, documents and data) with respect to the preparation of, and the calculation set forth in, the Notice of Disagreement, any Additional Disputed Item or any alternate calculation of the Adjustment Statement. In the event of any litigation or threatened litigation between the Parties relating to this Agreement or the transactions contemplated hereby, the sharing of information among the Parties pursuant to this Section 2.3 shall not be considered a waiver by any Party of any right to assert the attorney-client privilege or any similar privilege with respect to the information provided.
(f)Independent Accountant. At the end of the Dispute Period, if Seller and Remington have not agreed in writing upon a final resolution with respect to any disputed items contained in the Notice of Disagreement or any Additional Disputed Items, Seller and Remington shall submit any and all matters which remain in dispute and which were properly included in the Notice of Disagreement and any Additional Disputed Items to the Independent Accountant, which Independent Accountant shall adjudicate only such disputed items. The Independent Accountant shall offer Seller and Remington the opportunity to provide written submissions regarding their positions regarding the disputed matters, which written submissions shall be provided to the Independent Accountant, if at all, no later than 10 days after the date of referral of the disputed matters to the Independent Accountant. The Independent Accountant will work to resolve and shall address solely such disputed items promptly and, in any event, within 30 days from the date such disputed items are submitted to the Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor (the “Independent Accountant’s Certificate”). Any item not specifically referred to the Independent Accountant for evaluation shall be deemed final and binding on the Parties. The Independent Accountant shall apply the provisions of this Section 2.3 to the disputed issues, and shall have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, and any determination of the Independent Accountant shall be based solely on the terms of this Agreement, the Adjustment Statement, the Notice of Disagreement (including any Additional Disputed Items), and any written submissions by Seller and/or Remington. The Independent Accountant will finalize the Draft Closing Balance Sheet and determine the amount by which the Preliminary Cash Purchase Price will be adjusted so that the cash consideration paid for the Purchased Interests pursuant to Section 2.2(a)

(excluding Contributed Interests deemed contributed by Seller to Parent in exchange for the Rollover Units) equals the Final Cash Purchase Price by selecting, with respect to each item in dispute, an amount which does not exceed the greatest value for such item assigned to it by Seller, on the one hand, or Remington, on the other hand, or less than the smallest value for such item assigned to it by Seller, on the one hand, or Remington, on the other hand. Seller and Remington shall cooperate reasonably with the Independent Accountant, including by promptly complying with all reasonable requests by the Independent Accountant for information, books, records and similar items. No Party or any of their respective representatives and Affiliates shall have any ex parte communications or meetings with the Independent Accountant regarding the subject matter hereof without the other Party’s prior written consent and then only to the extent (and subject to the limitations) set forth in such written consent. No Party will disclose to the Independent Accountant, and the Independent Accountant will not consider, for any purposes, any settlement discussions or settlement offers made by a Party. Independent Accountant will act as an arbitrator to determine the Final Adjustment Statement, based solely on presentations by Seller and Remington (and not by independent review). The Independent Accountant shall conduct its activities hereunder in a manner whereby all materials submitted to the Independent Accountant are held in confidence and shall not be disclosed to any third parties. Each of the Parties agrees that the Independent Accountant’s Certificate may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.
(g)Engagement and Fees of Independent Accountant. In the event Seller and Remington submit any unresolved disputes to an Independent Accountant for resolution as provided in Section 2.3(f), then Seller and Remington agree as follows:
(i)the terms of appointment and engagement of the Independent Accountant shall be as agreed upon by Seller and Remington;
(ii)if the Independent Accountant resolves all of the remaining disputes in favor of Seller, Remington will be responsible for all fees and expenses of the Independent Accountant;
(iii)if the Independent Accountant resolves all of the remaining disputes in favor of Remington, Seller will be responsible for all of the fees and expenses of the Independent Accountant;
(iv)if the Independent Accountant resolves some of the remaining disputes in favor of Seller and some disputes in favor of Remington, then the fees and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and Remington, on the other hand, based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. By way of example and illustration, if the calculation of closing accounts payable is the only disputed item submitted to the Independent Accountant, and Remington claims that closing accounts payable is $1,000, and Seller contests only $500 of the amount claimed by Remington, and if the Independent Accountant ultimately determines that the disputed accounts payable equals $800, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Remington. Notwithstanding the foregoing, (A) if the Adjustment Statement determined by the Independent Accountant reflects an adjustment in favor of Seller greater than ten percent of the difference between the Preliminary Cash Purchase Price and the Closing Date Cash Purchase Price calculated by Remington pursuant to Section 2.3(d), Remington shall bear all of the fees and expenses of the Independent Accountant or (B) if the Adjustment Statement determined by the Independent Accountant reflects an adjustment in favor of Remington greater than ten percent of the difference between the Closing Date Cash Purchase Price and the Preliminary Cash Purchase Price, Seller shall bear all of the fees and expenses of the Independent Accountant; and
(v)the determination of the Final Adjustment Statement and the resulting Final Cash Purchase Price as determined by the written agreement of the Parties or by the Independent Accountant will be final and binding on the Parties absent manifest error.
(h)Post-Closing Adjustment Payment.

(i)If the Final Cash Purchase Price is greater than the Preliminary Cash Purchase Price (such difference, the “Excess Amount”), (A) Remington shall promptly (but in any event within five Business Days after the final determination of such amount in accordance with this Section 2.3) pay or cause to be paid, to Seller an amount equal to the Excess Amount, by wire transfer of immediately available funds to the account designated in writing by Seller and (B) Remington and Seller shall promptly, and in any event within five Business Days after the final determination of the Final Cash Purchase Price in accordance with this Section 2.3, provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller an amount equal to the then-remaining balance of the Adjustment Escrow Account by wire transfer of immediately available funds to an account designated in writing by Seller; provided that if the sum of (x) the Excess Amount owed under this Section 2.3(h)(i) plus (y) the Closing Date Cash Purchase Price paid at Closing in accordance with Section 2.5(a)(iii) exceeds $6,300,000 (the amount of such excess, the “Cash Consideration Excess”), then the Parent will issue additional Rollover Units with a value equal to the Cash Consideration Excess to Seller in lieu of paying such Cash Consideration Excess in cash.
(ii)If the Final Cash Purchase Price is less than the Preliminary Cash Purchase Price (the absolute value of such difference, the “Deficit Amount”), Remington and Seller shall promptly (but in any event within five Business Days following the final determination of the Final Cash Purchase Price in accordance with this Section 2.3), provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account by wire transfer of immediately available funds (A) to an account or accounts designated in writing by Remington, the lesser of the then-remaining balance of the Adjustment Escrow Account and the Deficit Amount and (B) to an account or accounts designated in writing by Seller an amount equal to the balance remaining (if any) of the Adjustment Escrow Account (after any payment made to Remington from the Adjustment Escrow Account in accordance with clause (A) of this Section 2.3(h)(ii)). If the Deficit Amount is greater than the then-remaining balance of the Adjustment Escrow Account (such excess, the “Shortfall Amount”), Seller shall promptly (and in any event within 5 Business Days) following the final determination of the Final Cash Purchase Price, pay, by wire transfer of immediately available funds, an amount equal to the Shortfall Amount to an account or accounts designated in writing by Remington; provided, however, that if Seller fails to pay the Shortfall Amount within the timeframe set forth above, Remington shall be entitled to reduce the Earnout Transaction Consideration, if any, payable to Seller hereunder by the amount of the Shortfall Amount.
(iii)Notwithstanding anything in this Agreement to the contrary, the Independent Accountant and the procedures set forth in this Section 2.3 shall be the sole method for resolving disputes regarding the Closing Date Cash Purchase Price.
(i)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3(b) and (h) shall be treated as an adjustment to the Preliminary Cash Purchase Price by the Parties for Tax purposes, unless otherwise required by Applicable Law.
2.4Closing. The closing of the Transactions (the “Closing”) shall take place by the exchange of documents by “portable document format” (“pdf”) or other electronic means no later than the third Business Day following the date on which all of the conditions set forth in Article VII are satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) or such other place, date or time as may be mutually agreed in writing by Parent and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01a.m. Central Time on the Closing Date.
2.5Closing Consideration and Deliverables. At the Closing,
(a)Parent or Remington, shall make, or cause to be made, the following payments by wire transfer of immediately available funds:
(i)To the extent not already paid by Seller under Section 6.13, Remington shall pay all amounts required to be paid under the Payoff Letters, on behalf of Seller or the applicable

Chesapeake Company, in order to fully discharge the Indebtedness owed to the persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters;
(ii)To the extent not already paid by Seller under Section 6.13, Remington shall pay all Seller Transaction Expenses and Parent and or Remington shall pay all Parent Transaction Expenses that are due and owing but remain unpaid as of the Closing in the applicable invoices provided with respect thereto; and
(iii)Remington shall pay the Closing Date Cash Purchase Price to Seller by wire transfer of immediately available funds to the account designated by Seller in writing to Remington at least three days prior to Closing.
(iv)Remington shall pay an amount equal to the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to be deposited into the Adjustment Escrow Account and Indemnity Escrow Account, respectively.
(b)Parent shall issue, or cause to be issued, the Rollover Units to Seller.
(c)Seller shall deliver (or cause to be delivered) to Parent, each in form attached to this Agreement or otherwise in form and substance reasonably satisfactory to Parent:
(i)a counterpart to each Employment Agreement, duly executed by the Key Employee party thereto;
(ii)a counterpart to the Parent Operating Agreement, duly executed by Seller;
(iii)a counterpart to the Escrow Agreement, duly executed by Seller;
(iv)a resignation letter, effective as of the Closing Date, of each director, manager and officer of each Chesapeake Company, as set forth on Schedule 2.5(c)(iv) (in their capacity as such);
(v)an affidavit stating that Seller is not a foreign person for purposes of Section 1445 of the Code, dated as of the Closing Date;
(vi)a counterpart to the Transition Services Agreement, duly executed by Seller;
(vii)a fully executed Trademark Assignment Agreement, duly executed by Seller and Chesapeake I;
(viii)a counterpart to the Assignment of Interests, duly executed by Seller; and
(ix)such other documents as Parent or Remington may reasonably request.
(d)Parent and/or Remington, as applicable, shall deliver (or cause to be delivered) to Seller, each in form attached to this Agreement or otherwise in form and substance reasonably satisfactory to Seller:
(i)a counterpart to each Employment Agreement, duly executed by Remington;
(ii)a counterpart to the Parent Operating Agreement, duly executed by the manager of Parent;
(iii)a counterpart to the Escrow Agreement, duly executed by Remington;

(iv)a counterpart to the Transition Services Agreement, duly executed by Remington;
(v)a counterpart to the Assignment of Interests, duly executed by Remington and Parent; and
(vi)such other documents as Seller may reasonably request.
2.6Payment of Earnout Transaction Consideration. Promptly following the end of each Earnout Period set forth in Annex I to this Agreement (each, an “Earnout Period”) and the determination of the corresponding Earnout Transaction Consideration (if any) to be paid or issued, as applicable, pursuant to Annex I to this Agreement, (a) Parent shall issue to Seller, the number of Earnout Securities earned in accordance with Annex I (if any) and (b) Remington shall pay the applicable cash payments earned in accordance with Annex I (if any) to Seller by wire transfer of immediately available funds to the account designated by Seller in writing to Remington at least three days prior to such payment.
2.7Intended Tax Treatment of Transaction; Purchase Price Allocation.
(a)For U.S. federal income Tax purposes with respect to the Chesapeake Companies, each is treated as a “disregarded entity”, the Parties hereby agree that the Transactions shall be treated as (i) a sale of undivided interests in the underlying assets and assumption of allocable liabilities of the Chesapeake Companies, reflected by the Purchased Interests, by and between Seller and Remington for federal income Tax purposes to the extent attributable to the Final Cash Purchase Price and any allocable liabilities and adjustments and (ii) a contribution of undivided interests in the underlying assets of the Chesapeake Companies (and assumption of allocated liabilities), reflected by the Contributed Interests, to Parent in exchange for Series CHP Convertible Preferred Units governed by Section 721 of the Code. Each Party agrees not to assert, in connection with any Tax Return, Tax audit or similar proceeding, any position inconsistent with the Tax treatment and determinations described in this Agreement. Within 60 days of the Closing Date, Seller shall deliver to Parent a Tax basis balance sheet or schedule of the Tax basis for the Contributed Interests, setting forth such information effective as of the Closing Date.
(b)The Parties agree that the Final Cash Purchase Price, as adjusted, and allocable share of the liabilities of the Chesapeake Companies will be allocated to the undivided interest of the underlying assets of the Chesapeake Companies, reflected by the Purchased Interests, in a manner consistent with the fair market values set forth in the allocation schedule attached hereto as Schedule 2.7(b) (the “Allocation Schedule”), which is consistent with Code Section 1060 (and any similar provision of state, local or foreign law, as applicable), which Allocation Schedule shall be adjusted to reflect any adjustments to the Purchase Price. The Parties shall file all Tax Returns in a manner consistent with such values and the tax treatment in Sections 2.7(a) and 2.7(b), and no Party shall take any position in any Tax Return that is inconsistent with the Allocation Schedule, as adjusted, unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the tax treatment of this transaction or the Allocation Schedule.
2.8Withholding; Set-Off.
(a)Parent and Remington shall be authorized to deduct and withhold from the amounts payable under this Agreement any Taxes that are required to be withheld from such amounts under applicable Law. To the extent that Taxes are so deducted and withheld, (i) such Person shall remit (or cause to be remitted) the amount of such Taxes to the appropriate Governmental Entity and (ii) such Taxes will be treated as having been paid by Remington to the applicable payee under the terms of this Agreement.
(b)Parent shall have the right, in its sole discretion, to withhold and set-off against any amount due under this Agreement or any other Transaction Document, including without limitation any Earnout Payment under Annex I attached to this Agreement, any amount owed by any Seller Party to any Parent Party (including the Chesapeake Companies) under this Agreement or any other Transaction

Document, including without limitation the amount of (i) any indemnity payment under Article IX, (ii) any adjustment payment under Section 2.3, and (iii) any fees and expenses payable under this Agreement.
Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE CHESAPEAKE COMPANIES
Except as set forth in the disclosure schedules provided by Seller to Parent and Remington concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), Seller represents and warrants to Parent and Remington as of each of the Agreement Date and the Closing Date as follows:
3.1Organization, Standing and Power.
(a)Each Chesapeake Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. Chesapeake Concession is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Each Chesapeake Company has full limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted. Each Chesapeake Company is duly licensed or qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Seller has made available to Parent complete and correct copies of the Organizational Documents of each Chesapeake Company, each as amended to the date of this Agreement, and no Chesapeake Company is in violation of any of the provisions contained in such documents.
3.2Authorization.
(a)Each Chesapeake Company has all necessary limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Chesapeake Company of this Agreement and each Transaction Document to which it is or will be a party, and the consummation of the Transactions, have been duly and validly authorized by all requisite limited liability company action of such Chesapeake Company. This Agreement has been duly executed and delivered by each Chesapeake Company. Each Transaction Document to which any such Chesapeake Company is a party will be at or prior to the Closing duly executed and delivered by such Chesapeake Company. Assuming due authorization, execution and delivery by Buyer (and any applicable pre-Closing Affiliate of Buyer), this Agreement constitutes, and at Closing each Transaction Document shall constitute, a legal, valid and binding obligation of each applicable Chesapeake Company, enforceable against such Chesapeake Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
(b)Seller, in its capacity as the sole member of each Chesapeake Company, (i) determined that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of the Chesapeake Companies and Seller and (ii) approved the execution and delivery of this Agreement, any agreements contemplated hereby and any and all documents and certificates required to be filed under the Act in connection therewith.
3.3Noncontravention.
(a)Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Transaction Documents by Chesapeake

Companies nor the consummation by the Chesapeake Companies of the Transactions, nor compliance by any Chesapeake Company with any of the terms or provisions of this Agreement or the Transaction Documents, will (i) conflict with or violate any provision of the Organizational Documents of any Chesapeake Company, (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Required Consents are obtained and the filings referred to in Section 3.4 are made, and the Laws and applicable requirements thereof are complied with, (1) violate any Law or Order applicable to any Chesapeake Company or (2) require the permission, consent or waiver of any other person, (B) with or without notice, lapse of time or both, violate, breach or constitute a default under (1) any of the terms, conditions or provisions of any Material Contract or accelerate, require a payment under or give rise to a loss of any benefit under or any right of termination, cancellation or acceleration of any obligations under any such Material Contract, or (2) any material Permit by which any Chesapeake Company or their respective assets or properties are bound or (C) result in the creation of any Lien on any properties, rights or assets of any Chesapeake Company, except, in the case of clause (ii)(B) and (C), for such violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to be material to the Chesapeake Companies, taken as a whole.
(b)No other proceedings on the part of the Chesapeake Companies are necessary to adopt and approve this Agreement and approve the Transactions.
(c)Section 3.3(a) of the Company Disclosure Schedule sets forth a list of all approvals, consents, ratifications, waivers, or other authorizations (other than from Governmental Entities, which are set forth on Section 3.4 of the Company Disclosure Schedule) from or filing with, notice or report to any person that is required to be obtained, provided or delivered in connection with the execution or delivery of this Agreement or the consummation of the Transactions (collectively, the “Required Consents”). Except for (x) the Required Consents or (y) the items set forth on Section 3.4 of the Company Disclosure Schedule, neither Seller nor any Chesapeake Company is subject to any approval, consent, ratification, waiver, or other authorization from or filing with, notice or report to any person that is required to be obtained, provided or delivered in connection with the execution or delivery of this Agreement or the consummation of the Transactions that is required to be obtained by Seller or any Chesapeake Company which may be applicable to the consummation of the Transactions.
3.4Governmental Approvals. No consents, authorizations or approvals of, or filings, declarations or registrations with, any person or Governmental Entity are necessary for the execution, delivery and performance of this Agreement by any Chesapeake Company and the consummation by each Chesapeake Company of the Transactions, other than such other consents, authorizations, approvals, filings, declarations or registrations set forth on Section 3.4 of the Company Disclosure Schedule.
3.5Capitalization.
(a)The authorized membership interests of each Chesapeake Company are as set forth on Section 3.5 of the Company Disclosure Schedule. All issued and outstanding Subject Interests have been duly authorized and validly issued and issued in compliance with all applicable Laws concerning the issuance of securities and the Organizational Documents of the applicable Chesapeake Company and have not been issued in violation of any preemptive or other similar rights. All Subject Interests are free and clear of any and all Liens other than Liens under the applicable Chesapeake Company’s Organizational Documents.
(b)Seller is the owner and holder of 100% of the Subject Interests. No other person owns or holds any Subject Interests.
(c)Other than the Subject Interests and except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are (i) no outstanding equity or voting interests in any Chesapeake Company, (ii) no outstanding securities of any Chesapeake Company convertible into or exchangeable for equity or voting interest in, any Chesapeake Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from any Chesapeake Company, or that obligate any Chesapeake Company to issue or register, or that restrict the transfer or voting of, any equity or voting interest in, or any securities convertible into or exchangeable for equity or voting interest in, any Chesapeake Company, (iv) no obligations of any Chesapeake Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any equity or voting interest (including any voting debt) in, any Chesapeake Company (the items in clauses (i), (ii), (iii) and (iv), together with the equity interests of any Chesapeake Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights or Contracts for the purchase or issuance of Securities, (vi) no “phantom stock” or similar obligations of any Chesapeake Company, (vii) no Contracts requiring any Chesapeake Company to acquire any equity interest of any other person, (viii) no other obligations by any Chesapeake Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Chesapeake Company and (ix) no outstanding agreements of any kind which obligate any Chesapeake Company to repurchase, redeem or otherwise acquire any Securities or obligate any Chesapeake Company to grant, extend or enter into any such agreements.
(d)No Chesapeake Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Subject Interests on any matter.
3.6Subsidiaries.
(a)A list of the names of the Chesapeake Companies’ subsidiaries and, with respect to each such subsidiary, its jurisdiction of organization, each jurisdiction in which it is licensed or qualified to do business, the number of shares of its authorized share capital or other equity interests, the number and class of shares or other equity interests thereof duly issued and outstanding, the names of its equityholder(s) and the number of shares, or the amount of equity, owned by each such equityholder is set forth on Section 3.6(a) of the Company Disclosure Schedule. Each outstanding share or other equity interest of each subsidiary of each Chesapeake Company is duly authorized, validly issued, and, if a corporation, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights and is held, directly or indirectly, by such Chesapeake Company, free and clear of all Liens other than Liens under such Chesapeake Company’s Organizational Documents. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to, or requiring, the issuance, acquisition, redemption, repurchase or sale of any shares or other ownership interests of any subsidiary of any Chesapeake Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.
(b)Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, there are (i) no outstanding shares in the capital of, or other equity or voting interest in, any of the Chesapeake Companies’ subsidiaries, (ii) no outstanding securities of any of the Chesapeake Companies’ subsidiaries convertible into or exchangeable for shares in the capital of, or other equity or voting interest in, such subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from any of the Chesapeake Companies’ subsidiaries, or that obligate any of the Chesapeake Companies’ subsidiaries to issue or register, or that restrict the transfer or voting of, any shares in the capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares in the capital of, or other equity or voting interest in, such subsidiaries, (iv) no obligations of any of the Chesapeake Companies’ subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares in the capital of, or other equity or voting interest (including any voting debt) in, such subsidiaries, (v) no calls, subscriptions, pre-emptive rights or Contracts for the purchase or issuance of any securities, (vi) no “phantom stock” or similar obligations of any of the Chesapeake Companies’ subsidiaries, (vii) no Contracts requiring any of the Chesapeake Companies’ subsidiaries to acquire any equity interest of any other person, (viii) no other obligations by any of the Chesapeake Companies’ subsidiaries to make any payments based on the price or value of any securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of such subsidiaries and (ix) no outstanding agreements of any kind which obligate any of the Chesapeake Companies’ subsidiaries to repurchase, redeem or otherwise acquire any securities or obligate any of the Chesapeake Companies’ subsidiaries to grant, extend or enter into any such agreements.
(c)Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, no Chesapeake Company nor any subsidiary of any Chesapeake Company owns any shares in the capital of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares in the capital of or other voting or equity interests in) any other person other than the subsidiaries of such Chesapeake Company set forth on Section 3.6(a) of the Company Disclosure Schedule.
(d)50% of the membership interests in Chesapeake Concession are held by Steve Smith and 50% of the membership interest in Chesapeake Concession are held by CP Memphis Bar, LLC, a Tennessee limited liability company. No other Person owns any membership interest in Chesapeake Concession. Chesapeake Concession has no liabilities, operations or assets other than being the licensee on the Liquor Licenses set forth on Section 3.6(d) of the Company Disclosure Schedules.
3.7Financial Statements; Undisclosed Liabilities; Indebtedness.
(a)Section 3.7(a) of the Company Disclosure Schedule sets forth the (i) unaudited consolidated balance sheets of the Chesapeake Companies (or predecessors thereto) and its subsidiaries as at December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021, the related consolidated statements of operations, shareholders’ equity and cash flows of the Chesapeake Companies (or predecessors thereto) and its subsidiaries for the fiscal years then ended (collectively, the “Annual Financial Statements”) and (ii) unaudited consolidated balance sheet of the Chesapeake Companies (or predecessor thereto) and its subsidiaries at February 28, 2022, and the related consolidated statements of operations, shareholders’ equity and cash flows of the Chesapeake Companies (or predecessors thereto) and its subsidiaries for the two months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements at December 31, 2021 have been prepared in accordance with GAAP, consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position, the results of operations and cash flow of the Chesapeake Companies at the dates, and for the periods, presented therein (subject, in the case of unaudited statements, to changes resulting from normal year-end and purchase accounting adjustments, none of which adjustments are, individually or in the aggregate, material, and the absence of certain footnotes).
(b)No Chesapeake Company has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be reflected on, reserved against or otherwise described on a consolidated balance sheet of the Chesapeake Companies prepared in accordance with GAAP or the notes thereto, except liabilities (i) to the extent reflected on, reserved against or described on the balance sheet of the Chesapeake Companies and its consolidated subsidiaries as of December 31, 2021 (the “Balance Sheet Date”), including the notes thereto, included in the Financial Statements, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which results from or arises out of any breach of or default under any Contract, breach of warranty, tort, Action or violation of Law), (iii) incurred by the Chesapeake Companies in connection with the Transactions, or (iv) as set forth on Section 3.7(b) of the Company Disclosure Schedule.
(c)The Chesapeake Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects: (i) transactions are executed in accordance with the Chesapeake Companies’ policies; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) access to assets is permitted in accordance with management’s general or specific authorization. During the past five years, no Chesapeake Company has received any written complaint, allegation, assertion or claim from any external auditor, Governmental Entity or other persons regarding the accounting or auditing practices, procedures, methodologies or methods of the Chesapeake Companies or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that any Chesapeake Company has engaged in questionable accounting or auditing practices, which has not been fully resolved and, to the extent necessary, reflected in the Financial Statements.
(d)The accounts and notes receivable reflected on the Financial Statements or taken into account in the Draft Closing Balance Sheet (i) are collectible (net of any reserves shown on the applicable balance sheet, if any), (ii) represent legal, valid and binding obligations for services actually performed by the Chesapeake Companies, enforceable in accordance with their terms, (iii) are not the subject of any pending and unreserved Action, including any right of setoff or counterclaim, and (iv) have arisen only from bona fide sales transactions in the ordinary course of business payable on the Chesapeake Companies’ ordinary trade terms. The inventory of the Chesapeake Companies shown on the Financial Statements or taken into account in the Draft Closing Balance Sheet, net of the reserves applicable thereto as shown on the applicable balance sheet, is (A) of a quantity and quality maintained by the Chesapeake Companies in the ordinary course of business, (B) adequate in order for the Chesapeake Companies to conduct their business as currently conducted and as presently proposed to be conducted, (C) not damaged except as otherwise specifically reserved for on the applicable balance sheet and (D) merchantable and fit for its intended use.
(e)All accounts payable of the Chesapeake Companies shown on the Financial Statements or taken into account in the Draft Closing Balance Sheet are the result of bona fide transactions effected in the ordinary course of business and have been paid or are not yet due and payable.
(f)Section 3.7(f) of the Company Disclosure Schedule contains a list of all (i) Indebtedness of the Chesapeake Companies and (ii) Liens securing Indebtedness of the Chesapeake Companies.
3.8Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, since the Balance Sheet Date:
(a)except for the Transactions, the business of the Chesapeake Companies has been conducted in the ordinary course of business and no action has been taken with respect to any Chesapeake Company or their respective businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a breach of Section 6.1; and
(b)there has not been any event, change, development, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.9Legal Proceedings. Except as set forth on Section 3.9 of the Company Disclosure Schedule or as otherwise would not reasonably be expected to be material, individually or in the aggregate, to the Chesapeake Companies, taken as a whole:
(a)there is, and during the past five years, there has been no, pending or, to the Knowledge of the Seller, threatened, legal or administrative proceeding, claim, suit or Action, or to the Knowledge of the Seller, investigation or audit, (i) against or by any Chesapeake Company or any of their respective officers, directors, managers, partners, members, shareholders, other owners (whether direct or indirect) or employees (in the case of an employee, in connection with any act or omission in the course of his or her employment), by or before any Governmental Entity or (ii) against or by any Chesapeake Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions or would adversely affect the ability of the Chesapeake Companies to consummate the Transactions; and
(b)none of the Chesapeake Companies is, or has been during the past five years, subject to any outstanding Order and there are no unsatisfied judgments, indemnity claims, penalties or awards against or affecting the Chesapeake Companies or any of the Chesapeake Companies’ properties or assets.
Section 3.9 of the Company Disclosure Schedule specifies the Insurance Policy covering each matter set forth thereon.
3.10Compliance With Laws; Permits.
(a)The Chesapeake Companies are, and have been during the past five years, in compliance in all material respects with all Laws applicable to them or their business, properties or assets (including, for the avoidance of doubt, all Laws concerning gaming, liquor or alcohol).

(b)Section 3.10(b) of the Company Disclosure Schedule lists all Permits (including Liquor Licenses) necessary or required to be obtained by Seller or any Chesapeake Company to conduct the Chesapeake Companies’ business as presently conducted or proposed to be conducted. (i) The Permits set forth on Section 3.10(b) of the Company Disclosure Schedule and (ii) to the Knowledge of the Seller, all Permits necessary or required to be obtained by any hotel owner, employee or any person associated with Seller or any Chesapeake Companies to conduct the Chesapeake Companies’ business as presently conducted or proposed to be conducted, have, in each case, been obtained and are valid, in good standing and in full force and effect, and will remain in full force and effect following the consummation of the Transactions without any material increase in charges, fees or penalties resulting from the Transactions. Such Permits comply in all material respects with all requirements, terms and conditions of all Material Contracts that require the Chesapeake Companies to obtain or keep in force Permits and the Chesapeake Companies are in compliance with the terms of such Permits.
(c)All fees and charges with respect to such Permits have been paid in full or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of such Permit.
(d)To the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.
3.11Contracts.
(a)Material Contracts. Section 3.11(a) of the Company Disclosure Schedule lists each Material Contract (other than (i) Management Contracts, which are listed on Section 3.11(b)(i), (ii) Company Joint Venture Contracts, which are listed on Section 3.11(c)(i) and (iii) Seller Property JV Contracts which are listed on Section 3.11(d)(i), but each of which, for the avoidance of doubt, are “Material Contracts” for purposes of this Agreement). Each Material Contract is valid and binding on the respective Chesapeake Company and, to the Knowledge of the Seller, on each other party thereto and is in full force and effect and enforceable in accordance with its terms. The respective Chesapeake Company party to each Material Contract and, to the Knowledge of the Seller, each of the other parties thereto, are not in breach of, default or violation under (or is alleged to be in breach of or default under), any of such Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation. No Chesapeake Company has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of any Chesapeake Company under any such Material Contract. No Chesapeake Company has received written notice of any intention to terminate any Material Contract from the other persons party thereto. No Chesapeake Company, and to the Knowledge of the Seller no other party thereto, is re-negotiating or attempting or requesting to re-negotiate any Material Contract. A true, correct and complete copy of each Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder and, in the case of oral Contracts, summaries of all material terms thereof) has been made available to Parent in the Data Room. Except for the Required Consents, the consummation of the Transactions will not give rise to any termination, consent, cancellation or acceleration right, discount, charge or penalty or any other rights or obligations arising under any Material Contract from a change of control or similar event of any Chesapeake Company.
(b)Management Contracts. In addition to the representations and warranties set forth in Section 3.11(a) as the same pertain to Management Contracts:
(i)Section 3.11(b)(i) of the Company Disclosure Schedule lists each Management Contract;
(ii)Except as set forth on Section 3.11(b)(ii) of the Company Disclosure Schedule, there are no outstanding loans, lines of credit, guarantees or cash advances of any Chesapeake Company to any counterparty to any Management Contract or any management fees due and payable to any Chesapeake Company under any Management Contract that have not been fully paid and satisfied;

(iii)All material expenses allocated to the counterparties to the Management Contracts or loans or advances of funds to such counterparties by the Chesapeake Companies are authorized by and in compliance with the Management Contracts and applicable Laws; and
(iv)No Chesapeake Company has any liability or obligation of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise under any Management Contract to any Person other than the person for which it is acting as agent under such Management Contract.
(c)Company Joint Venture Contracts. In addition to the representations and warranties set forth in Section 3.11(a) as the same pertain to Company Joint Venture Contracts:
(i)Section 3.11(c)(i) of the Company Disclosure Schedule lists each Company Joint Venture Contract; and
(ii)Except as set forth on Section 3.11(c)(ii) of the Company Disclosure Schedule, (A) no Chesapeake Company is required to make any loans, advances, capital calls or other capital contributions of any kind under any Company Joint Venture Contract, (B) no Company Joint Venture Contract contains any unfunded commitments which any Chesapeake Company is or may be obligated to fund or (C) there are no (1) outstanding loans, lines of credit, guarantees or cash advances of any Chesapeake Company to any counterparty to any Company Joint Venture Contract or (2) any fees due and payable to or by any Chesapeake Company under any Company Joint Venture Contract that have not been fully paid and satisfied.
(d)Seller Property JV Contracts. In addition to the representations and warranties set forth in Section 3.11(a) as the same pertain to Seller Property JV Contracts:
(i)Section 3.11(d)(i) of the Company Disclosure Schedule lists each Seller Property JV Contract;
(ii)None of Seller, the Chesapeake Companies or the Related Parties have triggered or are currently (or at any point during the past five years have triggered or been) in breach of or default under any Cross-Default Provision contained in any Seller Property JV Contract, nor have Seller, the Chesapeake Companies or the Related Parties received any notice of having so triggered, or of any such breach or default and, to the Knowledge of the Seller, no condition or event or fact exists which, with notice, lapse of time, or both, would trigger or constitute a breach of or default, under any Cross-Default Provision contained in any Seller Property JV Contract on the part of any Related Party; and
(iii)If the Required Consents are obtained, the consummation of the Transactions will not trigger or violate any Cross-Default Provisions.
3.12Intellectual Property.
(a)Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Intellectual Property that is the subject of a grant, registration, issuance or application by a Governmental Entity or private registrar (the foregoing being, collectively, the “Company Registered Intellectual Property”), is a material common law Mark, is material Software, or is a social media account. No registrations or applications for Company Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where any Chesapeake Company has made a good-faith business judgment to permit such registrations or applications to expire, be canceled or become abandoned. Each item of Company Registered Intellectual Property is valid, subsisting and enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property required to be identified on Section 3.12(a) of the Disclosure Schedules have been paid and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entity for the purposes of prosecuting, establishing ownership and maintaining such Company Registered Intellectual Property and no such payment or filing is in any grace, surcharge or extension of time period.

(b)Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, either a Chesapeake Company or one of its subsidiaries is the sole owner and possesses all right, title and interest in and to, and with respect to Company Registered Intellectual Property is the record owner of, all Company Intellectual Property free and clear of all Liens (except for Permitted Liens) and has the valid licensed right to use, each other item of Intellectual Property used or held for use by the Chesapeake Companies.
(c)Neither the Chesapeake Companies, nor any of subsidiary of any Chesapeake Company, nor the conduct of the business of the Chesapeake Companies (including the products and services of the Chesapeake Companies) has infringed, violated, diluted or misappropriated any Intellectual Property of any third person or constituted unfair competition during the past five years (or earlier if not presently resolved). Except as set forth in Section 3.9 of the Company Disclosure Schedule, no Action is pending, and no Chesapeake Company has received any charge, complaint, claim, demand or notice, in each case, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property of any third person or any claim of unfair competition and to the Knowledge of the Seller there are no bona fide grounds for any such claim.
(d)No third person has infringed, violated, diluted or misappropriated any Intellectual Property owned by any Chesapeake Company during the past five years (or earlier if not presently resolved).
(e)The Chesapeake Companies (i) have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets and other confidential information of the Chesapeake Companies or that has been provided to a Chesapeake Company by a third party; and (ii) have not disclosed any Trade Secret or confidential information to any third party other than pursuant to a written confidentiality agreement and to the Knowledge of the Seller there have not been any breaches of such confidentiality agreements. Each of the Chesapeake Companies have taken commercially reasonable steps to ensure that all Trade Secret and confidential information contained in the Company Intellectual Property or provided by a third party is encrypted using commercially reasonable methods both while in transit and at rest. Each employee or contractor of a Chesapeake Company, or other person, who, solely or jointly, creates or develops Intellectual Property on behalf of any Chesapeake Company or using the Company Intellectual Property, has assigned to any Chesapeake Company or a subsidiary of any Chesapeake Company all of such employee’s or such other person’s, as applicable, rights in such Intellectual Property.
(f)Neither the execution and delivery of this Agreement by the Chesapeake Companies nor the consummation by the Chesapeake Companies of any of the Transactions, nor compliance by the Chesapeake Companies with any of the terms or provisions of this Agreement will result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any person to cancel, suspend, limit, terminate or otherwise impair the right of any Chesapeake Company to own or use or otherwise exercise any other rights that any Chesapeake Company currently has with respect to any Intellectual Property, nor require the consent of any person in respect of any such Intellectual Property.
(g)The Systems and Internet sites of the Chesapeake Companies operate and perform in accordance with their documentation and functional specifications and otherwise as required by any Chesapeake Company. Each Chesapeake Company has applied all available security patches and updates to all Systems and Software and has taken commercially reasonable steps to ensure that all future security patches and updates will be promptly applied to the Systems and Software. The Chesapeake Companies have implemented commercially reasonable measures, including providing plans, procedures and facilities, compliance with such plans and procedures and periodic testing of the adequacy of such plans and procedures to provide security, data backup, data storage, system redundancy and disaster avoidance and recovery, for all Systems and the data stored thereon, as well as a commercially reasonable business continuity plan. In the prior five years there has not been any incidents of unauthorized access, security breaches, or material attempts thereof with respect to the Systems of any Chesapeake Company or any data contained therein. The Systems and Software used by the Chesapeake Companies are, and each of the Chesapeake Companies have commercially reasonable procedures to ensure it remains, free from any malware, spyware, virus, worm, backdoor, unauthorized code, disabling device, bomb, Trojan Horse, unpatched security vulnerability, or material defect, bug, error or corruptant.
(h)No source code owned by any Chesapeake Company has been disclosed, released, made available, or delivered (and no person has agreed to disclose, release, or deliver such material source code under any circumstance) to any third party, and no person other than any Chesapeake Company is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any material source code owned by any Chesapeake Company be disclosed, licensed, released, made available, or delivered to any third party.
(i)Each Chesapeake Company has taken commercially reasonable measures, including physical, technical, organizational, and administrative security measures and policies which employ the cybersecurity framework controls of the National Institute of Standards, the “Safeguards Rule” of the GLBA, and Technology and the PCI Security Standards Council’s Payment Card Industry Data Security Standard, and including a publicly posted privacy policy and a written information security program (collectively “Data Policies”) in place to protect Personal Information within the custody or control of any Chesapeake Company and to prevent unauthorized access to, use, transfer or disclosure of such information. The Data Policies include a requirement that all Personal Information be encrypted using commercially reasonable methods both while in transit and at rest and are sufficient for the Chesapeake Companies to comply with all Information Privacy and Security Laws and applicable Contracts. The Chesapeake Companies each have been and are currently operating in compliance with all applicable Information Privacy and Security Laws, applicable Contracts and the Data Policies. Each Chesapeake Company has taken commercially reasonable steps designed to ensure that third party vendors of any Chesapeake Company that collect, access, process, store, transfer or use Personal Information collected by or on behalf of any Chesapeake Company have implemented and maintained, commercially-reasonable safeguards to protect Personal Information in its possession or control against loss and against unauthorized access, processing, use, modification, disclosure, or other misuse. To the extent a third-party access, stores, processes, transfers or collects Personal Information on behalf of any Chesapeake Company, the Chesapeake Companies, as applicable, have entered into a Contract with such third party requiring it to comply with Information Privacy and Security Laws and Data Policies governing the Personal Information accessed, stored, processed, transferred or collected on behalf of any Chesapeake Company. To the Knowledge of the Seller, no third party is in material breach of any such Contract. No Chesapeake Company has received during the past five years any written notice from any Governmental Entity or other person of any violation of any Information Privacy and Security Laws, applicable Contract or Data Policy or assertion of an unfair, deceptive or misleading trade practice relating to Personal Information by any Chesapeake Company and to the Knowledge of the Seller there are no bona fide ground for any such claim. No Chesapeake Company has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information that, individually or in the aggregate, would trigger a notification or reporting requirement under any Information Privacy and Security Laws to which any Chesapeake Company is subject. No Chesapeake Company has notified, either voluntarily or as required by Law, any affected individual or any Governmental Entity of any breach of Personal Information, and, as of the Agreement Date, no Chesapeake Company is planning to conduct any such notification. The execution of the transactions contemplated in connection with this Agreement will not impact the Chesapeake Companies’ ability to continue to access, store, process, transfer and use after the Closing any and all Personal Information collected prior to the Closing. The Chesapeake Companies do not, and have not authorized any third party to transfer, store, transmit or process any Personal Information outside of the United States.
3.13Employee Benefits Matters.
(a)Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each Plan and each Executive Employment Agreement. For purposes of this Agreement, “Plan” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee benefit plan, scheme, policy, program, arrangement or agreement, whether or not covered by ERISA, and any incentive compensation, equity-based compensation, severance, employment, consulting, change in control, fringe benefit, welfare, pension, profit-sharing, retirement, post-retirement insurance benefit, disability benefit, perquisite, bonus, gross-up, retention or deferred compensation plan, policy or arrangement, whether formal or informal, domestic or foreign, and whether or not covered by ERISA that is entered into, sponsored, maintained or contributed to by any Chesapeake Company or trade or business (whether or not incorporated) which is considered a single employer with any Chesapeake Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (collectively, “ERISA Affiliates”) or that is entered into, sponsored maintained or contributed to for the benefit of any current or former employee of any Chesapeake Company or any of its ERISA Affiliates during the current calendar year or preceding five calendar years.
(b)Seller has made available to Parent correct and complete copies of (i) each Plan, including any material amendment thereto, (ii) the annual reports on Form 5500 (including the accountant’s report and schedules) for the five most recent plan years required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Plan (if such report was required), (iii) the most recent summary plan description for each Plan for which summary plan description is required by Law, including any summary of material modifications thereto, (iv) each trust agreement, insurance or group annuity contract or other funding arrangement relating to any Plan, including any amendments thereto, (v) the three most recent financial statements and actuarial or other valuation reports prepared with respect to any Plan, (vi) a written description of any Plan that is not set forth in a written document, (vii) all non-routine filings made with, and any material correspondence to or from, any Governmental Entities with respect to each Plan, (viii) all discrimination tests for the most recent three Plan years, (ix) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, and (x) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.
(c)Except as set forth on Section 3.13(c) of the Company Disclosure Schedule:
(i)Each Plan has been administered in all material respects in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, and all contributions required to be made under the terms of any Plans (including all employer contributions, employee salary reduction contributions, participant salary reduction loan payments and premium payments) as of the date this representation is made or deemed made have been timely made or, if not yet due, have been properly reflected in the Financial Statements in accordance with GAAP. There are no pending or, to the Knowledge of the Seller, threatened claims (other than claims for benefits in the ordinary course), audits, actions or proceedings with respect to any Plans.
(ii)All Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be tax-qualified under Section 401(a) of the Code (each, a “Pension Plan”) have (i) received a favorable determination letter from the IRS, (ii) filed a timely application therefor or (iii) in the case of a pre-approved plan, the Internal Revenue Service has issued a favorable opinion letter or advisory letter with respect to the underlying pre-approved plan, that, as applicable, considers the law changes incorporated in the plan sponsor’s (or pre-approved plan sponsor’s) most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44. To the Knowledge of the Seller, no event has occurred since the date of the most recent such favorable determination letter, favorable opinion letter or advisory letter or date of filing of any such application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan. No such favorable determination letter has been revoked.
(iii)No Pension Plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by any Chesapeake Company or any ERISA Affiliate is or ever in the past was (i) subject to Title IV of ERISA (or similar provision under non-U.S. Law), (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (iii) a plan described in Section 413 of the Code, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(iv)No Chesapeake Company nor any ERISA Affiliates has incurred any current or projected material liability or obligation of any kind in respect of, and no Plan provides post-

employment or post-retirement health, medical or life insurance benefits for, current employees of the Chesapeake Companies or any of their ERISA Affiliates, except as required under Section 4980B of the Code or any other similar applicable Law.
(v)No Chesapeake Company nor any ERISA Affiliate, has incurred or would reasonably be expect to incur any material liability (contingent or otherwise) under Title IV of ERISA related to termination of or withdrawal from a Pension Plan.
(vi)Neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other event(s)), would (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, require the security of material benefits under or result in any other obligation pursuant to, or in connection with, any Plans or other contracts, plans or arrangements, or (ii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
(vii)Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, has been in documentary compliance and has been operated in compliance with Section 409A of the Code, and all applicable regulations and notices issued thereunder, has been in documentary compliance with Section 409A of the Code.
(viii)All required reports and descriptions (including Form 5500 annual reports, Form 1094-C and 1095-C, summaries of benefits and coverage, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA and the Code with respect to each Plan.
(ix)The Chesapeake Companies have the right under the terms of each Plan and under applicable Laws to amend, revise, merge or terminate such plan (or its participation in such plan) at any time exclusively and unilaterally by action of the applicable Chesapeake Company, without additional expenses, costs, contributions or funding to properly effect such termination.
(x)The Chesapeake Companies have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act of 2010. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan. No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Plan). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Plan. No Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.
3.14Labor. Except as set forth on Section 3.14 of the Company Disclosure Schedule:
(a)Neither Seller nor any of the Chesapeake Companies is a party to, or bound by, or negotiating any collective bargaining agreement, contract or other arrangement or understanding with a labor union, works council, trade union or other labor organization or other representative of any employees employed by the Chesapeake Companies.
(b) There are no (i) strikes, work stoppages, work slowdowns, lockouts or other labor disputes pending or, to the Knowledge of the Seller, threatened against any Chesapeake Company and no such disputes have occurred within the past five years, or (ii) unfair labor practice charges or complaints pending or, to the Knowledge of the Seller, threatened by or on behalf of any employee or group of employees of the Chesapeake Companies.

(c)To the Knowledge of the Seller, there are no investigations or audits by or Actions before the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Occupational Health and Safety Administration or any other Governmental Entity with respect to or relating to the terms and conditions of employment of any employee of any of the Chesapeake Companies.
(d)To the Knowledge of the Seller, as of the Agreement Date, no union organizing activities are underway, and no labor or trade union, works council or other organizations or groups representing, purporting to represent or attempting to represent (via card solicitation or other unionization campaign, any petition or proceeding filed with any Governmental Entity, or otherwise) any employees, with respect to the Chesapeake Companies and no such activities have occurred within the past five years.
(e)No consent or consultation of, notice to, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required by applicable Law or any Contract with such employee representative body for any Chesapeake Company to enter into this Agreement or to consummate any of the Transactions. Each Chesapeake Company has complied in all material respects with its respective obligations under applicable Law or any Contract with an employee representative body described in this Section 3.14 to inform, consult with and/or obtain consent from any such entity during past five years.
(f)Neither Seller nor any of the Chesapeake Companies is a party to an agreement with a union or other labor organization that requires it to (i) remain neutral with respect to, or support, a union or labor organization’s efforts to organize any Chesapeake Company’s workforce, (ii) waive its right to a secret ballot election on the issue of union representation of any Chesapeake Company’s workforce, (iii) recognize a union upon a showing of a certain number of union authorization cards, (iv) refrain from engaging in speech that is not favorable to a union during an organization drive or (v) permit union access to its property for purposes of union organization.
(g)The Chesapeake Companies are, and for the past five years have been, in compliance in all material respects with all applicable Laws and there are no, and for the past five years, there have not been any Actions, relating to labor and employment matters, including those relating to wages, minimum wages, hours, benefits, equal opportunity, fair labor standards, nondiscrimination, accommodations, workers compensation, collective bargaining, workplace safety and health, immigration, employee and worker classification, leaves of absence, the payment and withholding of social security and other payroll Taxes, and employment action and decisions in all stages of employment, including hiring, promotion, transfer, demotion, discipline, and termination of employment.
(h)Except as would not result in material liability to the Chesapeake Companies: (i) each of the Chesapeake Companies has fully and timely paid all wages, salaries, wage premiums, overtime, prevailing wages, commissions, bonuses, fees, expense reimbursements, separation payments and other compensation which are owed to their current and former employees and independent contractors under any applicable Law, Contract, or Plan; (ii) each employee of the Chesapeake Companies is and has been properly classified as exempt or non-exempt and treated for purposes of applicable employment Laws, including the Fair Labor Standards Act (“FLSA”) and any similar applicable state and local wage and hour Laws, and (iii) each individual who has provided services to any Chesapeake Companies in the past five years and was classified and treated by the Chesapeake Companies as an independent contractor, consultant, or other service provider is and was properly classified for all applicable purposes. In the past five years, no employee or independent contractor has, to Knowledge of the Seller, complained that he or she was otherwise improperly compensated under the FLSA or any other applicable Law. To the Knowledge of the Seller, (y) each employee leasing agency, staffing agency and other provider of contingent workers to any of the Chesapeake Companies has complied in all material respects with all applicable employment Laws in connection with those workers it has supplied to any Chesapeake Company and (z) no Action exists against any such employee leasing agency, staffing agency or other provider of contingent workers with respect to any workers supplied to any Chesapeake Company.
(i)Each Chesapeake Company is, and for the past five years has been, in compliance in all material respects with applicable Laws relating to immigration and/or the verification of immigration/work authorization status. To the Knowledge of the Seller, all employees of each of the Chesapeake Companies is legally authorized to work in the United States, and each of the Chesapeake Companies and their employees have properly completed I-9 or similar forms in all material respects, and each of the Chesapeake Companies has retained such forms in accordance with the requirements of applicable Law.
(j)Except as would not result in material liability to the Chesapeake Companies: (i) no Chesapeake Company has entered into a settlement agreement with a current or former officer, director, worker or employee of any Chesapeake Company resolving allegations of sexual harassment or misconduct by an executive officer, director, worker, employee, vendor or contractor of any Chesapeake Company, and (ii) there are no, and for the past five years, there have not been any Actions pending or, to the Knowledge of the Seller, threatened, against any Chesapeake Company or Chesapeake Company employee, in each case, involving allegations of sexual harassment, assault or misconduct by an officer, director, worker, employee, vendor or contractor of any Chesapeake Company. In the past five years, the Chesapeake Companies have used reasonable efforts to investigate all sexual harassment or other discrimination or retaliation allegations with respect to current or former employees or workers and have taken prompt corrective action where necessary that is reasonably calculated to prevent further harassment.
(k)Except as set forth on Section 3.14(k) of the Company Disclosure Schedule, no Chesapeake Company has, within the past five years, experienced a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (or similar state and local Laws) (collectively, the “WARN Act”) or any similar Law affecting any site of employment of any Chesapeake Company or one or more facilities or operating units within any site of employment or facility of any Chesapeake Company and, during the 180 day period preceding the Agreement Date, no employee of any Chesapeake Company has suffered an “employment loss,” as defined in the WARN Act, with respect to any Chesapeake Company. Section 3.14(k) of the Company Disclosure Schedule sets forth for each employee of any Chesapeake Company who has suffered such an “employment loss” during the 180 day period preceding the Agreement Date including: (i) the name of such employee, (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six month period prior to such “employment loss,” (iv) the reason for the “employment loss,” and (v) such employee’s last job title(s), location, and department(s).
(l)Except as set forth on Section 3.14(l) of the Company Disclosure Schedule, during the last five years, no Chesapeake Company has implemented any employee furloughs (including any temporary or indefinite, paid or unpaid, employer-initiated reductions in work hours or leaves of absence). Section 3.14(l) of the Company Disclosure Schedule sets forth for each employee who has been placed on furlough during the 180-day period preceding the Agreement including: (i) the name of such individual, (ii) the date of hire of such individual, (iii) such individual’s regularly scheduled hours over the six-month period prior to such furlough, (iv) the date and reason for the furlough, and (v) such individual’s last job title(s), location, and department(s).
(m)Except as set forth on Section 3.14(m) of the Company Disclosure Schedule: (i) no employee of any Chesapeake Company is on a visa sponsored by any Chesapeake Company which visa will require continued sponsorship; and (ii) no Chesapeake Company has, within the past five years, received a “no match” letter from the Social Security Administration concerning any current or former employee, and to the Knowledge of the Seller, no Form I-9 was improperly prepared and no false documentation was provided in connection with satisfying the requirements of such Form I-9.
(n)The Chesapeake Companies have implemented reasonable precautions and measures regarding the COVID-19 pandemic, materially in line with all Center for Disease Control and other applicable federal, state and local guidelines promulgated by applicable Governmental Entities; and have maintained material and good faith compliance with all applicable federal, state, and local Laws issued by an applicable Governmental Entity regarding, the COVID-19 pandemic, including the Families First Coronavirus Response Act, the CARES Act, and any and all Shelter in Place, Stay at Home, or similar orders issued by an applicable Governmental Entity.

(o)No Chesapeake Company is subject to any Law or Order issued by any Governmental Entity regarding the re-hiring of any employees laid off since January 1, 2020.
(p)Section 3.14(p)(i) of the Company Disclosure Schedule accurately lists all current employees of the Chesapeake Companies as of the Agreement Date, and for each such employee, his or her: (i) the Chesapeake Company that employs such employee, (ii) job position, (iii) classification as full-time, part-time or seasonal, (iv) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (v) hourly rate of compensation or base salary (as applicable), (vi) total 2021 compensation, (vii) vacation accrual rate, (viii) accrued but unused vacation, (ix) visa type (if any), and (x) commencement date of employment with the applicable Chesapeake Company. Section 3.14(p)(ii) of the Company Disclosure Schedule accurately lists all current independent contractors of the Chesapeake Companies as of the Agreement Date, and for each such independent contractor, his or her: (x) terms of compensation; (y) total 2021 compensation (including all payments or benefits of any type) and 2022 compensation received to date and (z) commencement date with a Chesapeake Company.
3.15Tax Matters. Except as set forth on Section 3.15 of the Company Disclosure Schedule:
(a)Each of Seller and the Chesapeake Companies have timely filed, or have caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required by Law to be filed by it, and all such filed Tax Returns are correct and complete in all material respects;
(b)Each of Seller and the Chesapeake Companies have timely paid, or have caused to be timely paid, all Taxes required to be paid prior to the Closing Date, whether or not shown as due on a Tax Return;
(c)No deficiency with respect to Taxes has been proposed, asserted or assessed against the either Seller or any Chesapeake Company which has not been fully paid or adequately reserved in Financial Statements;
(d)No audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of either Seller or any of the Chesapeake Companies, and no written notice thereof has been received;
(e)Neither Seller nor any of the Chesapeake Companies have any liability for Taxes of any person (other than a Chesapeake Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law (including, but not limited to, Texas Tax Code Chapter 171), or as transferee or successor;
(f)Neither Seller nor any of the Chesapeake Companies are a party to, are bound by, or have any obligation under any Tax sharing, allocation or indemnity Contract (other than any commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes);
(g)Neither Seller nor any of the Chesapeake Companies has entered into a “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or foreign Law;
(h)There are no Tax Liens upon any of the assets or properties of the Chesapeake Companies, other than Permitted Liens;
(i)Section 3.15(i) of the Company Disclosure Schedule lists the current (and, if applicable, prior) U.S. federal, and applicable state and local, income Tax classification, as well as the applicable foreign jurisdiction income Tax classification, of Seller and each of the Chesapeake Companies;

(j)All Taxes required by Law to be withheld, collected or deposited by or with respect to each Chesapeake Company have been timely withheld, collected or deposited as the case may be, and to the extent required by Law, have been timely paid to the relevant Governmental Entity;
(k)No claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any Chesapeake Company does not file a Tax Return that Seller or such Chesapeake Company, as applicable, is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully resolved;
(l)The unpaid Taxes of Seller and the Chesapeake Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes) set forth in the Financial Statements and since the Balance Sheet Date, Seller and the Chesapeake Companies have not incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice;
(m)None of Seller and the Chesapeake Companies have made any currently effective waivers of any statute of limitations or any extensions of time in respect of material Taxes, nor has any outstanding request been made for any such extension or waiver;
(n)Neither Seller nor any of the Chesapeake Companies has entered into any closing agreement with any Governmental Entity, including, but not limited to, a closing agreement pursuant to Section 7121 of the Code, with regard to any Tax liability of either Seller or a Chesapeake Company;
(o)None of the Chesapeake Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other transaction entered into prior to the Closing, (ii) accounting method change made on or prior to the Closing Date or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) closing agreement executed prior to the Closing; (iv) prepaid amount received or revenue deferred prior to the Closing; (v) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) existing prior to the Closing; (vi) election under Section 108(i) or Section 965(n) of the Code (or any corresponding provision of state, local or foreign Law); of (vii) deferral of a payment obligation or advance of a credit with respect to Taxes (including (1) the delay of payment of employment Taxes under Section 2302 of the CARES Act, pursuant to IRS Notice 2020-65 or any similar notice or Law, (2) the advance refunding of credits under Section 3606 of the CARES Act, and (3) any delay in the payment of estimated Taxes), in each case, to the extent relating to an election, deferral, filing or request made (including the non-payment of a Tax) on or prior to the Closing Date (collectively, “CARES Act Tax Accrual Amounts”);
(p)Neither Seller nor any of the Chesapeake Companies has made any election under Section 965(h) of the Code (or any corresponding provision of state, local or foreign Law);
(q)Neither Seller nor any of the Chesapeake Companies is resident for Tax purposes, or has a branch, permanent establishment, agency or other Taxable presence, in any jurisdiction other than its jurisdiction of incorporation;
(r)All transactions between any Chesapeake Company and any of their respective subsidiaries materially comply with Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or foreign Law) and any other Law with respect to transfer pricing;
(s)No power of attorney has been granted by or with respect to any Chesapeake Company with respect to any matter relating to Taxes that has not been revoked or cancelled prior to the Closing;
(t)No property owned by any of the Chesapeake Companies is (i) property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code;
(u)None of (i) the goodwill, (ii) the going concern value or (iii) the other intangible assets of either Seller or any of the Chesapeake Companies that would not be depreciable or amortizable in the hands of Parent but for Code Section 197, was held or used on or before August 10, 1993 by one or more of Seller or a Chesapeake Company, or any person who will be related to Parent, within the meaning of Section 197(f)(9)(C) of the Code, on and after the Closing Date; and
(v)Since its formation, each of the Chesapeake Companies and each of their respective subsidiaries has been taxed as a disregarded entity for federal (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) and state and local income tax purposes (where the applicable state or local jurisdiction conforms with the Treasury Regulations as to classification of entities).
3.16Real Property; Personal Property.
(a)No Chesapeake Company owns any real property, other than through the Company Joint Venture Contracts. A Chesapeake Company has valid leasehold interests in all real property leased or subleased to or by the Chesapeake Companies (the “Leased Real Property”) sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens).
(b)The Leased Real Property constitutes all of the material real estate assets necessary to operate the business of the Chesapeake Companies in all material respects as it is currently conducted.
(c)True, correct and complete copies of all leases (including operating leases and subleases) and amendments thereto with respect to the Leased Real Property (“Leases”) have been made available to Parent.
(d)With respect to each Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects in accordance with its respective terms with respect to any Chesapeake Company or its applicable subsidiary, and, to the Knowledge of the Seller, the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to the Bankruptcy and Equity Exception; (ii) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of any Chesapeake Company or its applicable subsidiary, nor, to the Knowledge of the Seller, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Chesapeake Company or subsidiary of any Chesapeake Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) neither the Chesapeake Companies nor any of their respective subsidiaries has subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vi) neither the Chesapeake Companies nor any of their respective subsidiaries has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein; and (vii) all buildings and improvements included in the Leased Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.
(e)The Chesapeake Companies have good title to, or a valid leasehold, license or other similar interest in, all of the tangible personal property reflected in the Financial Statements as being owned or leased by the Chesapeake Companies (other than tangible personal property sold or disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens. The Chesapeake Companies, generally, do not own tangible personal property. Section 3.16(e) of the Company Disclosure Schedule sets forth all material personal property owned by the Seller and used by the Chesapeake Companies in the conduct of their business. Such personal property set forth on Section

3.16(e) of the Company Disclosure Schedule, taken as a whole, is in adequate condition to conduct the business of the Chesapeake Companies in all material respects as the same is presently conducted or proposed to be conducted, has been maintained in all material respects in accordance with customary industry practice and are in good operating condition and repair, normal wear and tear and maintenance excepted.
(f)Section 3.16(f) of the Company Disclosure Schedules sets forth a list of each Lease.
3.17Insurance.
(a)The Data Room folder specifically referenced in Schedule 3.17(a) of the Company Disclosure Schedules contains true and complete copies of (i) all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’, fiduciary liability and other insurance held by or on behalf of any of the Chesapeake Companies and (ii) any self-insurance arrangements affecting any Chesapeake Company (collectively, the “Insurance Policies”). Section 3.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Insurance Policies.
(b)Except for Insurance Policies that have expired in accordance with their terms, (i) all Insurance Policies are in full force and effect (and will remain in full force and effect following the consummation of the Transactions without any increase in premium, charges, fees or penalties resulting from the Transactions) and all premiums due and payable on such Insurance Policies have been paid, and no Chesapeake Company is in breach or default with respect to any such policy or binder, (ii) no Chesapeake Company has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of the Insurance Policies and (iii) to the Knowledge of the Seller, all Insurance Policies are valid and enforceable in accordance with their terms. No Chesapeake Company has (x) received written notice of actual or threatened material modification or termination of any Insurance Policy, other than increases in connection with the Chesapeake Companies’ annual renewal process, or (y) received written notice of cancellation or non-renewal of any Insurance Policy, other than in connection with ordinary renewals. All Insurance Policies: (1) are valid and binding in accordance with their terms; and (2) have not been subject to any lapse in coverage. Except as set forth on Section 3.17 of the Company Disclosure Schedule, there are no claims related to the business of the Chesapeake Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Chesapeake Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies do not provide for any material retrospective premium adjustment or other experience-based liability on the part of the Chesapeake Companies.
3.18Environmental Matters. Except as set forth on Section 3.18 of the Company Disclosure Schedule, (a) the Chesapeake Companies are, and at all times have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses including any construction or development activities performed by or on behalf of the Chesapeake Companies, and, to the Knowledge of the Company, there are no facts or conditions which will lead to non-compliance with any applicable Environmental Law with the mere passage of time, (b) no Chesapeake Company has received any written notice of any investigation, suit, claim, action or proceeding relating to or arising under any Environmental Laws against any Chesapeake Company or any real property or facility owned, operated or leased by the Chesapeake Companies, nor to the Knowledge of the Company is any such investigation, suit, claim, action or proceeding pending or threatened, (c) no Chesapeake Company has received any written notice (or to the Knowledge of the Company, unwritten notice) of or entered into any obligation, liability, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws or assuming responsibility for the liability of any third party under Environmental Laws, (d) there has been no Release of any Hazardous Substance at or about any of the real properties or facilities currently owned, operated or leased by the Chesapeake Companies, or to the Knowledge of the Company, any properties formerly owned, leased or operated by the Chesapeake Companies, or any off-site disposal sites to which the Company has arranged for the disposal of Hazardous Substances, in each case in a manner which is reasonably likely to give rise to a material liability, or a material investigatory, corrective action or remedial obligation, of the Chesapeake Companies pursuant to any Environmental Law, and (e) neither Hazardous Substances, nor to the Knowledge of the Seller, aboveground or underground storage tanks in violation of Environmental Law are present at or about any of the real properties or facilities currently or formerly owned, operated or leased by the Chesapeake Companies. The Company has made available to Parent all material environmental site assessments and any other material documents and correspondence in the Chesapeake Companies’ possession relating to liabilities under or compliance with Environmental Laws and relating to the current or former operations or properties of the Chesapeake Companies.
3.19Related Party Transactions. Except as set forth on Section 3.19 of the Company Disclosure Schedule, (x) no officer, director, manager, partner, member, shareholder or other owner (whether direct or indirect) of Seller or any Chesapeake Company, (y) any affiliate or family member of any person covered by clause (x) or (z) any entity in which any person covered by clause (x) or clause (y) directly or indirectly owns any equity interests (such persons under clauses (x), (y) and (z), each a “Related Party” and collectively, the “Related Parties”) (i) is a party to any Contract with or binding upon any Chesapeake Company, (ii) has any material interest in any property or assets owned by any Chesapeake Company, (iii) has engaged in any transaction (other than those related to Plans or other ordinary course employment, compensation or incentive arrangements) with any Chesapeake Company or (iv) holds any Permit or provides any services to any property owned, leased or managed by any Chesapeake Company (each a “Related Party Agreement” and collectively, the “Related Party Agreements”).
3.20Brokers and Other Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, investment banker, financial advisor, intermediary, finder or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Chesapeake Companies.
3.21Anti-Bribery and Anti-Money Laundering. In the past five years there has been no action taken by the Chesapeake Companies or any of their respective officers, directors or employees, or, to the Knowledge of the Seller, any agent, representative, sales intermediary or other third party, in each case, acting on behalf of the Chesapeake Companies, in material violation of any Law or Order of any applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1 et seq.), the U.K. Bribery Act 2010 or any other applicable anti-corruption Law of a similar nature (“Anti-Corruption Laws”). During the past five years no Chesapeake Company has received from any Governmental Entity or any other person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls Laws or Anti-Corruption Laws. No Chesapeake Company, nor any of their respective officers, directors or agents to the Knowledge of the Seller, violated or is in violation of any applicable anti-money laundering Law or has engaged in or continues to engage in any transaction, investment, undertaking or activity with the intention or effect of concealing the identity, source or destination of the proceeds from any category of offences designated under any Law or other binding measure implementing the Forty Recommendations and Nine Special Recommendations published by the Organization for Economic Co-operation and Developments Financial Action Task Force on Money Laundering. No Chesapeake Company, nor any of their respective officers, directors or employees, nor to the Knowledge of the Seller, any agent or other person acting on behalf of any Chesapeake Company, is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).
3.22Fiduciary and Third-Party Funds. The cash and cash equivalents held on behalf of clients and customers by the Chesapeake Companies are, in all material respects, at least equal to the amounts of cash and cash equivalents of clients and customers required to be held by the Chesapeake Companies under applicable Laws or under any Contracts with their clients and customers as adjusted for (a) amounts due to or from clients and customers, and (b) uncleared checks and drafts issued by the Chesapeake Companies. The cash and cash equivalents held by the Chesapeake Companies on behalf of its clients and customers with respect to which it has check writing or electronic funds transfer authority are held, administered and disbursed in all material respects in accordance with the terms of applicable Contracts with third parties and all applicable Laws.
3.23Government Contracts. No Chesapeake Company has at any time during the past five years (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Contract between any Chesapeake Company, on the one hand, and a Governmental Entity, on the other (a “Government Contract”); (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract; (d) been under any obligation to make any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Entity or any other person for default or failure to perform; (g) received any small business set-aside contract, any other set-aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis. The Chesapeake Companies have established and maintain adequate internal controls for compliance in all material respects with their respective Government Contracts. All pricing discounts have been properly reported to and credited to the applicable customer and all invoices and claims for payment, reimbursement or adjustment submitted by any Chesapeake Company were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with the Chesapeake Companies’ Government Contracts. To the Knowledge of the Seller, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Chesapeake Companies Government Contracts.
3.24Credit Support. Section 3.24 of the Company Disclosure Schedule lists all outstanding bonds (including surety, bid, completion and performance bonds), letters of credit, key money, operating or shortfall guaranties, loans, bank guarantees and other surety arrangements issued or entered into in connection with the business and assets and liabilities of the Chesapeake Companies (collectively, the “Surety Documents”). The Surety Documents are not subject to any material claims or liabilities, and there exists no material default under any of the Surety Documents.
3.25Officers and Bank Accounts. Section 3.25 of the Company Disclosure Schedule lists all (a) directors and officers of each Chesapeake Company and (b) bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of each Chesapeake Company. There are no bank accounts, safety deposit boxes or lock boxes of any Chesapeake Company other than those set forth on Section 3.25 of the Company Disclosure Schedule that contain funds that are properly attributable to the Chesapeake Companies.
3.26COVID-19. Section 3.26 of the Company Disclosure Schedule lists each loan, exclusion, forgiveness or other item to which any of the Chesapeake Companies have applied to or received pursuant to any COVID-19 Measures, including any Indebtedness under the Paycheck Protection Program created under Section 1102 of the CARES Act as implemented by the United States Small Business Administration, any “Economic Stabilization Fund” loan or other United States Small Business Administration loan, or any “Provider Relief Fund” loan or other U.S. Department of Health & Human Services loan (together with any additional COVID-19 program stimulus funds hereafter received by any Chesapeake Company, the “COVID Funds”). The applications for financial assistance by any of the Chesapeake Companies submitted for any COVID Funds complied in all material respects with the requirements for such applications. The Chesapeake Companies have maintained accounting records associated with the COVID Funds in compliance in all material respects with all of the terms and conditions of such programs. Each Chesapeake Company has used all such COVID Funds received by them in all material respects in accordance with all applicable Laws and the terms and conditions applicable to such COVID Funds. A true, accurate and complete copy of all applications and other documents evidencing any COVID Funds have been provided to Parent. The Chesapeake Companies complied with the applicable regulatory guidance regarding eligibility in applying for the COVID Funds. The COVID Funds constitute the entirety of indebtedness incurred by the Chesapeake Companies under any governmental program in response to COVID-19. All information, certifications, authorizations, and question responses provided by the Chesapeake Companies pursuant to any PPP “Borrower Application Form” (SBA Form 2483), and any and all other information provided in all supporting documents and forms, were true and correct in all material respects when made, were in compliance in all material respects with applicable Law, and were provided in good faith.
3.27No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending, being contemplated by or, to the Knowledge of the Seller, threatened against any Chesapeake Company.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND OWNERS
Each of Seller and the Owners jointly and severally represents and warrants to Parent and Remington, subject to the exceptions disclosed in the disclosure schedules provided by Seller to Parent and Remington concurrently with the execution of this Agreement, as of each of the Agreement Date and the Closing Date as follows:
4.1Organization, Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Maryland. Each Owner that is an entity is duly organized, validly existing and in good standing under the Laws of its state of formation. Each Seller Party that is an entity has all requisite limited liability company or limited partnership (as applicable) power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each such Seller Party is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing required by Law, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
4.2Authorization. Each such Seller Party has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller Party is a party, respectively, and to perform their respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Seller Party of this Agreement and each Transaction Document to which such Seller Party is a party, and the consummation by such Seller Party of the Transactions, has been duly and validly authorized by all requisite action of Seller and each Owner. This Agreement has been duly executed and delivered by each Seller Party. Each Transaction Document to which any such Seller Party is a party will be at or prior to the Closing duly executed and delivered by such Seller Party Assuming due authorization, execution and delivery by Buyer (and any applicable pre-Closing Affiliate of Buyer), this Agreement constitutes, and at Closing each Transaction Document shall constitute, a legal, valid and binding obligation of each applicable Seller Party, enforceable against such Seller Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.
4.3Noncontravention.
(a)Neither the execution and delivery of this Agreement or any Transaction Document by any such Seller Party nor the consummation by any such Seller Party of the Transactions, nor compliance by any such Seller Party with any of the terms or provisions of this Agreement or any Transaction Document, will (i) conflict with or violate any provision of the Organizational Documents of any such Seller Party(if applicable), or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Required Consents are obtained and the filings referred to in Section 4.4 are made, and the Laws and applicable requirements thereof are complied with, violate any Law or Order applicable to any such Seller Partyer (B) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which any such Seller Party is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of any obligations of any such Seller Party under any such Contract or Permit or to the loss of any benefit under a Contract or Permit, except, in the case of clause (ii)(B), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
(b)This Agreement and the Transactions have been approved by all of the Seller Parties and no other vote, consent or approval of the holders of any class or series of equity interest of any Seller Party is necessary to approve this Agreement, any Transaction Document or the Transactions.
4.4Governmental Approvals. No consents, authorizations or approvals of, or filings, declarations or registrations with, any person or Governmental Entity are necessary for the execution, delivery and performance of this Agreement and any Transaction Document by any Seller Party and the consummation by Seller and the Owners of the Transactions, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
4.5Capitalization of Seller; Title to Securities.
(a)Section 4.5(a) of the Company Disclosure Schedule accurately sets forth, as of the Agreement Date, a true and complete list of all holders of outstanding equity securities of Seller, including the number of equity securities of Seller held by such holders. Section 4.5(a) of the Company Disclosure Schedule shall be true and correct in all respects as of the Closing Date, and no transfers of any equity securities of Seller shall be made after the Agreement Date and prior to Closing.
(b)Seller is the sole lawful record and beneficial owner of all of the Subject Interests, as set forth on Section 3.5(b) of the Company Disclosure Schedule, and has title to such Subject Interests free and clear of all Liens other than applicable federal and state securities law restrictions.
(c)The Owners are the sole lawful record and beneficial owner of all of the equity interests of Seller. The capitalization of Seller is set forth on Section 4.5(a) of the Company Disclosure Schedule. Each Owner owns the equity interests of Seller set forth opposite such Owner’s name on Section 4.5(a) of the Company Disclosure Schedule free and clear of all Liens other than applicable federal and state securities law restrictions.
4.6Legal Proceedings. Except as set forth on Section 4.6 of the Company Disclosure Schedule or as would as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) there is no pending or, to the knowledge of Seller, threatened, legal or administrative proceeding, claim, suit or action against Seller or any Owner or any of their respective properties, assets or businesses, by or before any Governmental Entity, and (b) neither Seller nor any Owner is subject to any outstanding Order.
4.7Compliance With Laws. Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Seller is in compliance with all Laws applicable to Seller and each Owner is in compliance with all Laws applicable to such Owner.
4.8Seller Activities. Except as set forth on Section 4.8 of the Company Disclosure Schedule Seller is a holding company and does not engage in any portion of the Chesapeake Companies’ business. The personal property owned by Seller and used in the operation of the Chesapeake Companies’ business is set forth on Schedule 3.16(e) of the Company Disclosure Schedule. Except for those obligations or liabilities incurred in connection with its incorporation, organization and capitalization, Taxes attributable to its ownership of the Subject Interests, and its ownership of the Subject Interests, Seller has not incurred, directly or indirectly, any liabilities or engaged in any business activities of any type or kind.
4.9Solvency. Each Seller Party is not entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Seller or any Owner. Assuming (a) that the representations and warranties of Parent and Remington contained in Article V are true and correct in all material respects, (disregarding any references to “Knowledge”, “Parent Material Adverse Effect” and “materiality” or similar qualifications), (b) material compliance by Parent and Remington with their respective covenants set forth in this Agreement, (c) the satisfaction of the conditions set forth in 7.1 and 7.2, and (d) that clauses (x), (y) and (z) of this Section 4.9 are true and correct with respect to Parent and Remington, taken as a whole, immediately prior to the Closing, as of the Closing and after giving effect to the consummation of the Transactions at the Closing: (x) the fair saleable value (determined on a going concern basis) of the assets of Seller, the Chesapeake Companies and their respective subsidiaries will be greater than the total amount of their probable liabilities (including a reasonable estimate of the probable amount of all contingent liabilities); (y) Seller, the Chesapeake Companies and their respective subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they mature and become due and (z) Seller, the Chesapeake Companies and their respective subsidiaries will not have, or have access to, unreasonably small capital to carry on their respective businesses and the businesses in which they are about to engage.
4.10Acquisition for Investment. Each Seller Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions. Each Seller Party confirms that (a) Parent and Remington have made available to such Seller Party and such Seller Party’s Representatives (i) the opportunity to ask questions of the officers and management employees of Parent, Remington and their respective subsidiaries, and (ii) access to the documents, information and records of Parent, Remington and their respective subsidiaries, and each Seller Party confirms that it has made an independent investigation, analysis and evaluation of Parent, Remington and their respective subsidiaries and their respective properties, assets, business, financial condition, documents, information and records, and (b) it has reviewed all such documents, information and records made available to it as it has deemed necessary or appropriate to consummate the Transactions. Seller is acquiring the Rollover Units and any Earnout Securities, if applicable, for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Rollover Units or any Earnout Securities, if applicable, in violation of any federal or state securities laws. Each Seller Party is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Seller understands and agrees that the Rollover Units and any Earnout Securities, if applicable, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
4.11Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of Seller.
4.12No Other Representations. Except for the representations and warranties contained in Article III and this Article IV, as qualified by the disclosure in the schedules provided by Seller and the Owners to AINC, Parent and Remington concurrently with the execution of this Agreement or in any Transaction Document, neither Seller nor any Owner nor any of their respective affiliates makes any other express or implied representation or warranty with respect to AINC, Parent or Remington, any of their respective subsidiaries or the Transactions, and each Seller Party disclaims any other representations or warranties, whether made by Seller, any Owner or any of their respective affiliates, officers, directors, employees, agents or other Representatives. Except for the representations and warranties contained in Article III and this Article IV, as qualified by the disclosure in the Company Disclosure Schedules, each Seller Party hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished to AINC, Parent or Remington, or any of their respective affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to AINC, Parent or Remington, or any of their respective affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of Seller, the Owners or any of their respective affiliates), and AINC, Parent and Remington hereby disclaim any reliance on any such representation, warranty, projection, forecast, statement or information made, communicated or furnished to AINC, Parent or Remington, or any of their respective affiliates or Representatives. Notwithstanding the foregoing, nothing in this Section 4.12 or in any other provision of this Agreement shall in any manner limit or restrict any claim for Fraud.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND REMINGTON
Each of Parent and Remington jointly and severally represents and warrants to Seller, subject to the exceptions disclosed in the disclosure schedules provided by Parent and Remington to Seller concurrently with the execution of this Agreement (“Parent Disclosure Schedule”) or as disclosed in the AINC SEC Documents filed with the SEC on or after January 1, 2020 (but excluding any disclosure contained in any such AINC SEC Document under the heading “Risk Factors” or “Forward-Looking Information” or similar headings, other than any historical, factual information contained within such headings, disclosures or statements), as of each of the Agreement Date and the Closing Date as follows:
5.1Organization, Standing and Power.
(a)Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite limited liability company power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Remington is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite partnership power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.
(b)Each of Parent and Remington is duly qualified or licensed to transact business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification or licensing required by Law, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.2Authorization. Each of Parent and Remington has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent or Remington is a party, respectively, and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Remington of this Agreement and each Transaction Document to which Parent or Remington is a party, and the consummation by each of Parent and Remington of the Transactions, have been duly and validly authorized by all requisite action of each of Parent and Remington, respectively. This Agreement has been duly executed and delivered by each of Parent and Remington. Each Transaction Document to which Parent or Remington is a party will be at or prior to the Closing duly executed and delivered by such Party. Assuming due authorization, execution and delivery by the each applicable Seller Party and Chesapeake Company (and any other applicable pre-Closing Affiliate of any Seller Party), this Agreement constitutes, and at Closing each Transaction Document shall constitute, a legal, valid and binding obligation of Parent and Remington (as applicable), enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.
5.3Noncontravention.
(a)Neither the execution and delivery of this Agreement or any Transaction Document by Parent or Remington nor the consummation by Parent or Remington of the Transactions, nor compliance by Parent and Remington with any of the terms or provisions of this Agreement or the Transaction Documents, will (i) conflict with or violate any provision of the Organizational Documents of Parent or Remington, or (ii) (A) assuming that (1) the authorizations, consents and approvals referred to in Section 5.5 are obtained and (2) the filings referred to in Sections 5.5 and 5.12 are made, and the Laws and applicable requirements thereof are complied with, violate any Law or Order applicable to Parent or Remington or (B) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Remington is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of Parent’s or Remington’s obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit, except, in the case of clause (ii)(B), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)No vote or consent of the holders of any class or series of equity interest of Parent is necessary to approve this Agreement, any Transaction Document or the Transactions. The votes or consents of Parent and Remington are the only votes or consents of the holders of any class or series of equity interest of Parent or Remington necessary to approve this Agreement, any Transaction Document or the Transactions.
5.4Capitalization.
(a)Of Parent. Section 5.4(a) of the Parent Disclosure Schedule accurately sets forth, as of the Agreement Date, a true and complete list of all holders of outstanding equity securities of Parent, including the number of equity securities of Parent held by such holders.
(b)Of AINC. The authorized capital stock of AINC consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which have been designated as Series A Preferred Stock, 8,120,000 of which have been designated as Series B Preferred Stock, 2,000,000 of which have been designated as Series C Preferred Stock, 19,120,000 of which have been designated as Series D Preferred Stock, 2,000,000 of which have been designated as Series E Preferred Stock. As of the date of this Agreement, 3,108,777 shares of common stock were issued and outstanding, 0 shares of Series A Preferred Stock were issued and outstanding, 0 shares of Series B Preferred Stock were issued and outstanding, 0 shares of Series C Preferred Stock were issued and outstanding, 19,120,000 shares of Series D Preferred Stock were issued and outstanding and 0 shares of Series E Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of AINC are, and all shares of capital stock of AINC which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and not issued in violation of any preemptive or similar rights). As of the date of this Agreement, except as set forth in this Section 5.4 or on Section 5.4 of the Parent Disclosure Schedule, (i) there are no other equity securities of AINC issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating AINC or any of its subsidiaries to issue, transfer or sell any equity interest AINC or such subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to the Transaction Documents, and (iii) there are no contractual obligations of AINC or any of its subsidiaries to repurchase, redeem or otherwise acquire any equity interest in AINC or any of its subsidiaries or any such securities or agreements listed in clause (ii) of this sentence, except pursuant to the Transaction Documents or as set forth on Schedule 5.4. Neither AINC nor any of its subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of AINC on any matter. There are no voting trusts or other agreements or understandings to which AINC or any of its subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of AINC or any of its subsidiaries, except pursuant to the Transaction Documents. No subsidiary of AINC owns any capital stock of AINC.
(c)The Series CHP Convertible Preferred Units to be issued in the Transactions have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will have been validly issued, (ii) will have been issued in compliance with the Organizational Documents of Parent, (ii) will not have been issued in violation of any preemptive or other similar rights and (iv) assuming the accuracy of the representations of the Seller Parties in this Agreement (and subject to post-Closing filings (if any) under applicable US and state securities laws) will have been issued in compliance with all applicable federal and state securities laws. AINC has authorized but unissued shares in an amount sufficient to issue all shares of AINC Common Stock that would be required to be issued upon the exchange of Series CHP Convertible Preferred Units in accordance with the Parent Operating Agreement.
5.5Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, any other applicable securities Laws (including the Securities Act), no consents, authorizations or approvals of, or filings, declarations or registrations with, any person or Governmental Entity are necessary for the execution, delivery and performance of this Agreement and any Transaction Document by each of Parent and Remington and the consummation by each of Parent and Remington of the Transactions, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.6Legal Proceedings. Except as set forth on Section 5.6 of the Parent Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no pending or to the knowledge of Parent, threatened, legal or administrative proceeding, claim, suit or action against Parent, Remington or any of their respective properties, assets or businesses, by or before any Governmental Entity, and (b) neither Parent nor Remington is subject to any outstanding Order.
5.7Compliance With Laws. Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Remington is in compliance with all Laws applicable to Parent and Remington.
5.8Solvency. None of Parent or Remington is entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Remington or any of their respective subsidiaries. Assuming (a) that the representations and warranties of Seller contained in Article III are true and correct in all material respects, (disregarding any references to “Knowledge of the Seller”, “Company Material Adverse Effect” and “materiality” or similar qualifications), (b) material compliance by Seller and the Chesapeake Companies with their respective covenants set forth in this Agreement, (c) the satisfaction of the conditions set forth in 7.1 and 7.2, (d) that clauses (x), (y) and (z) of this Section 5.8 are true and correct with respect to the Chesapeake Companies, taken as a whole, immediately prior to the Closing, (e) that all material contingent liabilities of the business of the Chesapeake Companies are disclosed in this Agreement or on the Company Disclosure Schedule, and (f) any estimates, projections or forecasts of the Chesapeake Companies that were prepared by Seller, any Chesapeake Company or any of their respective subsidiaries and made available to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, as of the Closing and after giving effect to the consummation of the Transactions at the Closing: (x) the fair saleable value (determined on a going concern basis) of the assets of Parent, Remington and their respective subsidiaries will be greater than the total amount of their probable liabilities (including a reasonable estimate of the probable amount of all contingent liabilities); (y) Parent, Remington and their respective subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they mature and become due and (z) Parent, Remington and their respective subsidiaries will not have, or have access to, unreasonably small capital to carry on their respective businesses and the businesses in which they are about to engage.
5.9Acquisition for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions. Parent confirms that (a) Seller has made available to Parent and Parent’s Representatives (i) the opportunity to ask questions of the officers and management employees of the Chesapeake Companies, and (ii) access to the documents, information and records of the Chesapeake Companies, and Parent confirms that it has made an independent investigation, analysis and evaluation of the Chesapeake Companies and their respective properties, assets, business, financial condition, documents, information and records, and (b) it has reviewed all such documents, information and records made available to it as it has deemed necessary or appropriate to consummate the Transactions. Parent is acquiring the Subject Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Subject Interests in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent understands and agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

5.10Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or Remington or any of their respective affiliates for which Seller may become liable.
5.11SEC Documents.
(a)Since January 1, 2020, AINC has filed all AINC SEC Documents. As of their respective dates, or if amended, as of the date of the last such amendment, each of AINC SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such AINC SEC Documents. At the time filed with the SEC (or if amended prior to the date of this Agreement, as of the date of such amendment), subject to Section 5.11(a) of the Parent Disclosure Schedule, none of AINC SEC Documents (as amended, if applicable, but excluding any exhibits thereto) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of AINC’s subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b)Each of the financial statements included in AINC SEC Documents (including the related notes and schedules) complied as to form, as of their respective dates, or if amended, as of the date of the last such amendment, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of AINC and the consolidated subsidiaries of the foregoing as of the dates thereof and the results of its operations and its cash flows for the periods then ended and subject to, in the case of unaudited statements, normal year-end audit adjustments and to any other adjustments described therein.
5.12No Other Representations. Except for the representations and warranties contained in this Article V, as qualified by the disclosure in the schedules provided by AINC, Parent and Remington to Seller concurrently with the execution of this Agreement or in any Transaction Document or as disclosed in the AINC SEC Documents (but excluding any disclosure contained in any such AINC SEC Document under the heading “Risk Factors” or “Forward-Looking Information” or similar headings, other than any historical, factual information contained within such headings, disclosures or statements), neither AINC, Parent nor Remington nor any of their respective affiliates makes any other express or implied representation or warranty with respect to AINC, Parent or Remington, any of their respective subsidiaries or the Transactions, and each of AINC, Parent and Remington disclaims any other representations or warranties, whether made by AINC, Parent, Remington or any of their respective affiliates, officers, directors, employees, agents or other Representatives. Except for the representations and warranties contained in this Article V, as qualified by the disclosure in the AINC SEC Documents and the Parent Disclosure Schedules, each of AINC, Parent and Remington hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished to Seller, any Owner or any of their respective affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to Seller, any Owner or any of their respective affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of AINC, Parent, Remington or any of their respective affiliates), and Seller and the Owners hereby disclaim any reliance on any such representation, warranty, projection, forecast, statement or information made, communicated or furnished to Seller, any Owner or any of their respective affiliates or Representatives. Notwithstanding the foregoing, nothing in this Section 5.12 or in any other provision of this Agreement shall in any manner limit or restrict any claim for Fraud.
Article VI
COVENANTS
6.1Conduct of the Chesapeake Companies Prior to the Closing. Except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly provided by this Agreement or as required by applicable Law, during the period from the date of this Agreement through the Closing, unless Parent otherwise consents in writing, Seller and the Chesapeake Companies shall, and shall cause their respective subsidiaries to, in all material respects, (x) conduct their business in the ordinary course of business consistent with past practice, (y) maintain its properties and assets in good working condition (normal wear and tear excepted) and (z) use its best reasonable efforts to preserve the present business operations, organization and goodwill of the Chesapeake Companies and the present relationships with officers and key employees, clients, insurance carriers, customers and suppliers of the Chesapeake Companies in a manner consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly provided by this Agreement or as required by applicable Law (including, prior to satisfaction of the condition in Section 7.1(a) with respect to a particular jurisdiction, where requiring approval of Parent would violate applicable Law), during the period from the date of this Agreement through the Closing, none of Seller, the Chesapeake Companies or any of their respective subsidiaries shall, without the prior written consent of Parent:
(a)(i) authorize for issuance, issue, grant or subject to any Lien any equity securities (including any Subject Interests) or other ownership interests or equity securities of any Chesapeake Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such equity securities or other ownership interests, or any rights, warrants or options to purchase any such equity securities or other ownership interests, (ii) redeem, purchase or otherwise acquire or make payment in respect of any outstanding equity securities (including any Subject Interests), or any rights, warrants or options to acquire any such equity securities, of any Chesapeake Company or (iii) sell, transfer, assign, license, sublicense, pledge, encumber, abandon or otherwise dispose of any equity securities (including any Subject Interests) or other ownership interests or equity securities of any Chesapeake Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such equity securities or other ownership interests, or any rights, warrants or options to purchase any such equity securities or other ownership interests;
(b)split, combine, subdivide, consolidate or reclassify any equity securities (including the Subject Interests) or other ownership interests of any Chesapeake Company;
(c)adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or recapitalization of any Chesapeake Company or amend the Organizational Documents of any Chesapeake Company;
(d)incur, issue, assume, amend, guarantee or otherwise become liable for any Indebtedness (except in the ordinary course of business consistent with past practice)or any debt securities;
(e)sell, lease, license, mortgage or otherwise subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties, rights or assets (including any equity securities), except (i) sales and licenses of products and services of the Chesapeake Companies in the ordinary course of business, (ii) pursuant to Contracts in force on the date of this Agreement, (iii) dispositions of obsolete assets or (iv) transfers among the Chesapeake Companies and their wholly owned subsidiaries;
(f)sell, transfer, assign, license, sublicense, pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain or otherwise dispose of any Intellectual Property (except in the ordinary course of business consistent with past practice);
(g)(i) make any acquisitions of (including by merger, consolidation or acquisition of equity securities or assets or any other business combination) any person or any division thereof or equity interests therein or a substantial portion of the assets thereof or (ii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(h)make any loan, advance or capital contribution to, or investment in, any person (other than (i) loans, advances or capital contributions to or investments in a wholly-owned subsidiary of any Chesapeake Company, and (ii) advances to employees for expenses in the ordinary course of business);
(i)authorize, declare or pay any dividends or make any distribution with respect to any Chesapeake Company’s outstanding equity securities (whether in cash, assets, shares or other securities of any Chesapeake Company), except dividends and distributions paid or made by any wholly-owned subsidiaries of any Chesapeake Company to such Chesapeake Company or another wholly-owned subsidiary of a Chesapeake Company;
(j)pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment by any Chesapeake Company in excess of any applicable insurance deductible (excluding attorney’s fees), or (ii) imposes any obligations (other than for the payment of money, a release of claims, confidentiality and other obligations customarily included in monetary settlements) or restrictions on the operations of any Chesapeake Company;
(k)(i) grant any bonuses, whether monetary or otherwise, or increase any wages, salary, severance, pension or other compensation or benefits in respect of any of its directors, officers, employees or consultants other than (A) as required under applicable Law or the terms of Plans in effect on the date of this Agreement, (B) increases in salaries and wages of employees and executive officers of any Chesapeake Company as part of annual merit increases, or, solely with respect to employees other than executive officers, other increases, in each case, made in the ordinary course of business and consistent with past practices, and (C) payment of accrued or earned but unpaid bonuses or commissions in the ordinary course of business consistent with past practices, (ii) grant or provide, or enter into any agreement or plan to grant or provide, any severance or termination pay to any current employee of any Chesapeake Company, other than as required under the terms of the Plans, policies or practices in effect on the date of the Agreement or under applicable Law, (iii) establish, adopt, enter into, other than as required by applicable Law, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement (other than (x) as permitted by clause (i) above, (y) to replace or amend any Plan if the cost of providing benefits thereunder is not materially increased or (z) to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), or (iv) enter into or modify any Executive Employment Agreement;
(l)make any changes in (i) financial or Tax accounting methods, principles, practices or procedures (or change an annual accounting period), except as may be required under GAAP or, with the consent of Parent, to cause the Financial Statements to comply with GAAP or (ii) the Chesapeake Companies’ cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(m)make, change, or revoke any material Tax election, adopt or change any Tax accounting method or period, enter into any closing agreement or request a ruling from a Governmental Entity, surrender any right to claim a Tax refund, offset or other reduction in Tax liability of, file any amendment to any Tax Return, settle or compromise any Tax claim or assessment, audit or other Action, agree to any extension or waiver of the statute of limitation with respect to the assessment or determination of Taxes, file any voluntary Tax disclosure, amnesty or similar filing, enter into any closing agreement with respect to Tax, or change any other material practice or procedure relating to any Tax matter, including any practice or procedure that affects (i) the computation of any Taxes owed by any Chesapeake Company to any Governmental Entity, (ii) the manner in which any Chesapeake Company prepares and files any Tax Returns, and/or (iii) the date on which any Chesapeake Company remits any Taxes it owes to a Governmental Entity;
(n)(i) modify, amend, terminate or waive in any material respect any rights under any Material Contract, in each case other than in the ordinary course of business, or (ii) enter into any new Material Contract other than in the ordinary course of business (other than Management Contracts, but upon entry into any Management Contract, Seller shall provide Parent a true, correct and complete copy thereof);
(o)enter into any commitment for capital expenditures of any Chesapeake Company;
(p)enter into or modify any Related Party Agreements;
(q)permit or suffer to exist by Seller or any Related Parties any new Seller Property JV Contracts or modification to any Cross-Default Provisions in any manner adverse to the Chesapeake Companies;
(r)permit or suffer to exist any trigger or breach by Seller or any Related Parties of any Cross-Default Provisions;
(s)recognize any new labor or trade union, works council or other labor organization as the representative of any of the employees of any Chesapeake Company, or enter into any new or amended collective bargaining agreement with any labor organization, except as required by applicable Law;
(t)enter into any new line of business or abandon or discontinue existing lines of business; or
(u)agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 6.1.
For the avoidance of doubt, nothing contained in this Agreement shall give Parent or Remington, directly or indirectly, the right to control or direct any Chesapeake Company or their operations prior to the Closing. In addition, Seller shall promptly notify Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of the businesses of the Chesapeake Companies or in the operation of the properties of the Chesapeake Companies, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in this Agreement.
6.2Access to Information; Confidentiality.
(a)Prior to the Closing, upon reasonable prior written notice and subject to applicable Laws relating to the exchange of information, Seller and the Chesapeake Companies shall afford to the Representatives of Parent and Remington, during normal business hours and in a manner reasonably determined by Seller and the Chesapeake Companies so as to not unreasonably interfere with the normal operation of the Chesapeake Companies during the period prior to the Closing Date, reasonable access to each Chesapeake Company’s properties, books, Contracts, commitments, Tax Returns and records, and to their directors, officers, accountants, counsel and other Representatives and, during such period, Seller and the Chesapeake Companies shall make available to Parent and Remington such information concerning their businesses, properties and personnel, in each case as Parent and Remington may reasonably request to effect the consummation of the Transactions. Notwithstanding the preceding sentence, (i) such right shall not apply to information subject to an attorney-client privilege, and (ii) the Chesapeake Companies need not supply any information which any Chesapeake Company is under a contractual or legal obligation not to supply or under a confidentiality obligation, but the Parties will work in good faith to allow for such disclosure or access in a manner that does not result in the events set out in clauses (i) and (ii). Seller shall have the right to have one or more of its Representatives present at all times during any such reviews, examinations or discussions.
(b)Prior to the Closing, (i) any information provided to or obtained by Parent or Remington in accordance with this Section 6.2 or any other provision of this Agreement will be subject to the Confidentiality Agreement and shall be held by Parent and Remington in accordance with and be subject to the terms and conditions of the Confidentiality Agreement, and (ii) each of Parent and Remington agree to be bound by and comply with the provisions set forth in the Confidentiality

Agreement as if such provisions were set forth in this Agreement, which provisions are hereby incorporated in this Agreement by reference.
(c)From and after the Closing, solely to the extent relating to and solely for use in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, Seller or any affiliate thereof, for a period of seven years (or such longer period as may be required by applicable Laws) after the Closing, Parent shall cause the Chesapeake Companies to (i) retain the books and records relating to the Chesapeake Companies with respect to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Chesapeake Companies, and (ii) upon reasonable advance notice and, subject to applicable Laws relating to the exchange of information (it being agreed that Parent shall cause the Chesapeake Companies to make reasonable and appropriate substitute disclosure arrangements under circumstances in which such Laws apply), Parent and the Chesapeake Companies shall, and shall cause each of the Chesapeake Companies to, afford to Seller and its Representatives, during normal business hours following the Closing Date, and in a manner as to not unreasonably interfere with the normal operation of the Chesapeake Companies, reasonable access to such books and records (or copies), and to their officers, employees, accountants, counsel and other representatives as they may reasonably request for the purposes described above. The rights set forth in the preceding sentence shall not (x) apply to information subject to an attorney-client privilege, or (y) cause the Chesapeake Companies to violate any applicable legal or confidentiality obligations (it being further agreed that the Parties will work in good faith to allow for such disclosure or access in a manner that does not result in the events set out in clauses (x) and (y)).
6.3Efforts; Approvals; Required Consents.
(a)Subject to the terms and conditions of this Agreement, Seller and the Chesapeake Companies, on the one hand, and Parent and Remington, on the other hand, shall and shall cause their respective affiliates and subsidiaries to use their respective commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Parties or their subsidiaries with respect to the Transactions (including making all legally required filings) and, subject to the conditions set forth in Article VII, to consummate the Transactions when required in accordance with this Agreement, and (ii) to obtain (and to cooperate with the other Parties to obtain) as promptly as practicable any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity or other person that is required to be obtained by them or any of their respective subsidiaries in connection with the Transactions, and to comply with the terms and conditions of any such consent, authorization, Order or approval.
(b)In no event shall any Party be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions. No Chesapeake Company shall propose, negotiate or agree to (i) pay any material consent fees, or (ii) undertake any other conditions imposed by any Governmental Entity, in each case, in consideration for any third party or Governmental Entity providing any consent, authorization, Order or approval of, or any exemption by, such third party or Governmental Entity that is required to be obtained in connection with the Transactions, without the prior written consent of Parent.
(c)Subject to the terms and the conditions of this Agreement and, except as otherwise provided in this Agreement, each of the Parties shall use commercially reasonable efforts to consummate and make effective, by the time required under Section 2.1, the Transactions, including: (i) the satisfaction of the conditions precedent to the obligations of any of the other Parties, and (ii) the execution and delivery of such instruments required under this Agreement.
(d)Promptly after the Agreement Date and prior to the Closing Date, Seller and the Chesapeake Companies shall, as applicable, prepare and send written notices, in form and substance reasonably acceptable to Parent and Remington, to the holders of any Required Consents (or consents that are otherwise discovered after the Agreement Date by Seller, any Chesapeake Company or Parent) requesting consent or waivers with respect to the Transactions and the consummation thereof. Seller shall, at its sole expense, use reasonable best efforts to obtain all such Required Consents prior to

Closing or as promptly as possible after Closing, but in any event within 60 days thereafter. With respect to any Contracts that have “key man” or similar provisions, Seller and the Chesapeake Companies shall use commercially reasonably efforts to have such “key man” or similar provisions modified in form and substance reasonably satisfactory to Parent and Remington.
6.4Directors’ and Officers’ Indemnification.
(a)The provisions of the constituent documents of the Chesapeake Companies concerning the elimination of liability and indemnification of directors, officers, managers, employees or agents (each, together with such person’s successors, heirs, executors or administrators, a “D&O Indemnified Person”) shall not be amended in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person that is as of the Agreement Date or the Closing covered as an indemnitee under any such elimination of liability or indemnification provisions for a period of six years from and after the Closing Date.
(b)At or prior to Closing, Seller or the Chesapeake Companies shall have obtained an irrevocable “tail” insurance policy (the “Tail Policy”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the current insurance carrier of the Chesapeake Companies with respect to directors’ and officers’ liability insurance in an amount and scope on terms at least as favorable as the existing policies of the Chesapeake Companies with respect to matters existing or occurring at or prior to the Closing Date. If any claim is asserted or made within such six-year period, such insurance shall be continued in respect of such claim until the final disposition thereof. The costs of the Tail Policy shall be borne by Seller. Parent and the Chesapeake Companies will not terminate or amend the Tail Policy.
(c)The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each person released or entitled to indemnification, or other benefit hereunder, and each such person’s heirs, representatives, successors and assigns, it being expressly agreed that such persons shall be third-party beneficiaries of this Section 6.4. The Chesapeake Companies shall not (and Parent shall cause the Chesapeake Companies not to) amend the provisions of this Section 6.4 in a manner that would adversely affect any such third-party beneficiary without the prior written consent of such third-party beneficiary.
6.5WARN Act. The Chesapeake Companies shall not at any time prior to 90 days after the Closing Date effectuate a “plant closing” or “mass layoff” as such terms are defined in the WARN Act or effectuate any similar triggering event under any other applicable Law. The Chesapeake Companies shall provide any required notice under the WARN Act and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or any similar triggering event under any other applicable Law occurring after the Closing.
6.6Liquor Licenses; Chesapeake Concession.
(a)The Seller Parties and their affiliates shall, and shall cause their respective employees and representatives to, reasonably cooperate with Parent and Remington (or their respective designees or affiliates) in connection with any applications for new Liquor Licenses or for the transfer of any existing Liquor Licenses, as applicable, with respect to any property covered by a Management Contract set forth on Section 3.11(b)(i) of the Company Disclosure Schedule, and each applicable Seller Party agrees to execute (or cause their respective employees or representatives to execute) customary transfer documents and such other documents reasonably requested by Parent, Remington or any of their respective designees or affiliates in connection with any applications for a new Liquor License or for the transfer of any existing Liquor License with respect to any property covered by a Management Contract set forth on Section 3.11(b)(i) of the Company Disclosure Schedule.
(b)The Seller Parties and their affiliates shall, and shall cause their respective employees and representatives to, reasonably cooperate with Parent and Remington (or their respective designees or affiliates) in connection with the transfer of the equity interests in Chesapeake Concession held by Steve Smith as of the Closing Date to a Person designated by Remington, and as and when reasonably requested by Remington, each applicable Seller Party agrees to execute (or cause their respective employees or representatives to execute) customary transfer documents and such other documents reasonably requested by Parent, Remington or any of their respective designees or affiliates in connection with the transfer of the equity interests in Chesapeake Concession held by Steve Smith as of the Closing Date.
6.7Tax Matters.
(a)Pre-Closing Period Tax Returns. Seller shall prepare and file, or cause to be prepared and filed, all income Tax Returns of the Chesapeake Companies for any tax period ending on or prior to the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Income Tax Returns”) and Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Chesapeake Companies for any tax period ending or prior to the Closing Date that are required to be filed after the Closing Date, other than Pre-Closing Income Tax Returns. All such Tax Returns of the Chesapeake Companies shall be prepared by Seller and Parent, as applicable, in a manner consistent with past practices of the Chesapeake Companies (except as required by applicable Law). No later than 30 days prior to the due date for any such Tax Return (or 30 days prior to the filing of any amended Tax Return) (taking into account applicable extensions), Parent or Seller, as the case may be, will provide to the other a copy of such Tax Return and shall incorporate all of the other’s reasonable comments. For purposes of the foregoing, comments provided on or before the earlier to occur of (i) 30 days after delivery of such Tax Return to Seller or Parent and (ii) seven days prior to the due date for any such Tax Return (taking into account applicable extensions), shall be considered timely. Not later than five days prior to the due date, Seller shall pay, or cause to be paid to Parent any Pre-Closing Taxes shown as due on such Tax Returns (determined in accordance with Section 6.7(b)) to the extent not included in the Draft Closing Balance Sheet. The parties acknowledge and agree that the Chesapeake Companies are disregarded entities for federal income Tax purposes, and therefore all the activities of the Chesapeake Companies for the period ending on the Closing Date shall be included in the federal income Tax Returns of the Seller. The Tax Returns of Seller are not governed by this Section 6.7 and shall be the sole and exclusive responsibility of Seller to prepare and file.
(b)Straddle Periods; Straddle Period Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Chesapeake Companies for any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”). All such Tax Returns shall be prepared by Parent in a manner consistent with past practices of the Chesapeake Companies (except as required by applicable Law). No later than 30 days prior to the due date for any such Tax Return (or 30 days prior to the filing of any amended Tax Return) (taking into account applicable extensions), Parent will provide to Seller a copy of such Tax Return and shall incorporate all of Seller’s reasonable comments. For purposes of the foregoing, comments provided on or before the earlier to occur of (i) 30 days after delivery of such Tax Return to Seller and (ii) seven days prior to the due date for any such Tax Return (taking into account applicable extensions), shall be considered timely. Not later than five days prior to the due date, Seller shall pay, or cause to be paid to Parent any Pre-Closing Taxes shown as due on such Tax Returns (determined in accordance with Section 6.7(b)) to the extent not included in the Draft Closing Balance Sheet. For purposes of this Agreement, any applicable Taxes with respect to any Straddle Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.
(c)Tax-Sharing Agreements. All Tax sharing, allocation, and indemnity agreements and similar agreements with respect to or involving a Chesapeake Company shall be terminated as of the Closing Date, and, after the Closing Date, no Chesapeake Company shall be bound thereby or have any liability or obligation thereunder.

(d)Tax Proceedings. Each of Parent, on one hand, and Seller, on the other hand, shall promptly notify the other in writing upon receipt (including receipt by affiliates of Parent or Seller) of any notice of any pending or threatened federal, state, local, or foreign proceeding that might reasonably be expected to affect Pre-Closing Taxes (a “Tax Proceeding”). With respect to a Tax Proceeding that pertains solely to a Tax period ending on or before the Closing Date, the Seller shall have the right to control any such Tax Proceeding and to employ counsel of its choice at Seller’s expense; provided, however, Parent shall be permitted, at Parent’s expense, to be present at, and participate in, any such Tax Proceeding. If Seller does not elect to control such Tax Proceeding or fails to diligently prosecute the defense of such Tax Proceeding, Parent shall have the right to assume control of such Tax Proceeding. Notwithstanding the above, with respect to a Tax Proceeding that pertains to a Straddle Period, Parent shall have the sole right to control any such Tax Proceeding, and to employ counsel of its choice on behalf and at expense of Parent; provided, however, Seller shall be permitted, at Seller’s expense, to be present at, and participate in, any such Tax Proceeding. Seller (with respect to a Tax Proceeding involving a Tax period ending on or before the Closing Date) shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could reasonably be expected to adversely affect the liability for Taxes for which the other party may be liable under this Agreement without the prior written consent of Parent.
(e)Cooperation on Tax Matters. The Parties agree to furnish or cause to be furnished to the other Party, as and to the extent reasonably requested by the other Party, such information and assistance relating to the transactions contemplated by this Agreement as is necessary for the preparation and filing of any Tax Returns pursuant to this Section 6.7 and any Tax Proceeding and the computation and verification of any amounts paid or payable under this Section 6.7. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, Taxes, Tax Proceedings or any Tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided that the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party. Each Party further agrees (i) to retain all books and records with respect to Tax matters pertinent to the Chesapeake Companies relating to any Tax period ending on or before the Closing Date and any Straddle Period until the expiration of the statute of limitations (and, to the extent notified by Parent or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (ii) to give to the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, each such Party shall allow the requesting Party to take possession of such books and records.
(f)Transfer Taxes. Each of Parent and Remington, on the one hand, and Seller, on the other hand, shall bear fifty percent of all transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with consummation of the Transactions, when due, and the person primarily responsible under applicable Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.
6.8Publicity. Except as otherwise required by Law, order or the applicable rules of any stock exchange or quotation system and except for the initial press release that will be materially agreed to in good faith by Parent and Seller, none of the Parties shall, and each Party shall cause its affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions (a) without the prior written consent of, (i) in the case of Parent, Remington or their respective affiliates, Seller (which consent may be granted or withheld in Seller’s sole discretion), (ii) in the case of Seller, the Chesapeake Companies or their respective affiliates, Parent (which consent may be granted or withheld in Parent’s sole discretion), or (iii) in the case of an Owner or their respective affiliates, Parent and Seller (which consent may be granted or withheld in each of their sole discretion), with respect to any public announcement or press release to be made on or prior to the Closing Date or (b) without the prior written consent of Parent (which consent may be granted or withheld in its sole discretion) with respect to any public announcement or press release to be made following the Closing Date. The preceding sentence shall not prevent Parent or its affiliates from disclosing such information to their respective employees, equity owners, direct or indirect limited partners, prospective partners, investors, prospective investors, professional advisors, financing sources and lenders who agree to keep such information confidential or are otherwise bound by obligations of confidentiality with respect to such information.
6.9Amendment or Termination of Related Party Agreements.
(a)Seller, the Owners and the Chesapeake Companies shall take such actions as may be necessary to terminate (i) all Related Party Agreements set forth on Section 6.9(a) of the Company Disclosure Schedule, and (ii) any Related Party Agreement entered into or modified after the Agreement Date in violation of Section 6.1(p), in each case at or prior to the Closing, with no further obligations of the Chesapeake Companies or its affiliates from and after the Closing.
(b)With respect to any Related Party Agreements not terminated in accordance with Section 6.9(a), all such Related Party Agreements shall be amended, in form and substance reasonably satisfactory to Parent, such that, following the Closing, each such Related Party Agreement may be terminated by Parent upon 30 days prior written notice to the counterparty thereto.
6.10Resignations. On the Closing Date, Seller shall cause all directors, managers and officers of the Chesapeake Companies to resign pursuant to a resignation letter reasonably acceptable to Parent.
6.11Exclusivity.
(a)From the Agreement Date through the Closing or earlier termination of this Agreement in accordance with Article VIII of this Agreement, Seller, the Owners and the Chesapeake Companies shall not and shall cause their respective affiliates not to, and Seller, the Owners and the Chesapeake Companies shall instruct and use their reasonable best efforts to cause (and cause their respective affiliates to instruct and use their reasonable best efforts to cause) their respective Representatives not to, directly or indirectly, solicit, initiate, continue, enter into or participate in any discussions or negotiations or communications with, or provide any information to, or enter into any agreement, understanding, commitment or letter of intent with, any person or group of persons (other than Parent, Remington and their affiliates and their respective Representatives regarding the Transactions) concerning any change of control transaction, consolidation, merger, business combination, reorganization, recapitalization, liquidation, dissolution, purchase, exchange or disposition of equity interests in any Chesapeake Company, or any material portion of the assets of any Chesapeake Company, in each case however structured, other than in accordance with this Agreement.
(b)Seller, the Owners and the Chesapeake Companies shall and shall cause their respective affiliates and Representatives to (i) immediately cease any discussions or negotiations of the nature described in Section 6.11(a), if any, and (ii) as soon as practicable following the Agreement Date request in writing that all prospective purchasers of the Chesapeake Companies to whom nonpublic information concerning any Chesapeake Company has been distributed on or prior to the Agreement Date in connection with the current process relating to the sale of the Chesapeake Companies (other than Parent, Remington and their respective Representatives acting on their respective behalf) return such information to Seller (or destroy such information) in accordance with the terms of the confidentiality agreements between Seller or any Chesapeake Company and such prospective purchasers.
6.12Release.
(a)Seller and each Owner, for itself and on behalf of its affiliates, and any of their respective officers, directors, employees, managers, partners, members, equityholders, agents, representatives, successors and permitted assigns (each a “Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, it may ever had, now has or may have on or by reason of any matter, cause or fact whatsoever from the beginning of time through the Closing, against any of AINC, Parent, Remington, the Chesapeake Companies or any of their respective current or future affiliates, or any of their respective former, current or future officers, directors, employees, managers, partners, members, equityholders, agents, representatives, successors and permitted assigns (the “Released Parties”) relating to (i) the preparation, negotiation, execution or consummation of this Agreement and any other document prepared in connection with this Agreement or the transactions contemplated hereby and thereby, (ii) claims in respect of a breach by any Chesapeake Company’s board of directors, board of managers (or equivalent governing body) or its individual directors, managers, officers and employees of their obligations or duties (including fiduciary duties) (including in connection with the negotiation and execution of this Agreement and the consummation of the Transactions), (iii) the Chesapeake Companies’ business, the operation of the Chesapeake Companies or its businesses at or prior to the Closing or (iv) Seller’s status as a holder of Securities in the Chesapeake Companies prior to the Closing (collectively, “Claims”) are hereby irrevocably released, forever discharged and waived by and on behalf of the Releasing Parties. Notwithstanding the foregoing sentence, nothing in this Section 6.12 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (w) as an employee of the Chesapeake Companies for accrued and unpaid wages for services rendered prior to the Closing, or expense reimbursement unpaid as of the Closing to the extent reflected in the Draft Closing Balance Sheet; (x) for benefits afforded to Seller (if an employee of the Chesapeake Companies) under any insured group medical, disability or life plans or any other employee benefit plan of the Chesapeake Companies disclosed on a schedule to this Agreement (subject to the terms thereof); or (y) any rights of Seller or the Owners set forth in this Agreement or any Transaction Document prepared in connection with this Agreement or the Transactions; or (z) to the extent arising prior to the Closing, the obligations of any insurer under any insurance policy. The release of Claims contemplated by this Section 6.12(a) is referred to in this Agreement as the “Claims Release”.
(b)Seller and the Owners agree not to, and agree to cause each Releasing Party not to, assert any Claim against the Released Parties, and with respect to such Claims, each Releasing Party hereby expressly waives any and all rights conferred upon such person by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the Released Party. Seller and the Owners hereby represent and warrant that they have access to adequate information regarding the terms of this Claims Release, the scope and effect of the releases set forth herein, and all other matters encompassed by the Claims Release to make an informed and knowledgeable decision with regard to entering into this Claims Release and has not relied on the Released Parties in deciding to enter into the Claims Release and has instead made his, her or its own independent analysis and decision to enter into the Claims Release.
(c)Seller and the Owners each hereby agree that they shall not (and shall cause their respective affiliates not to) make any claim for indemnification against AINC, Parent, Remington, the Chesapeake Companies or any of their respective affiliates by reason of the fact that Seller or any Owner or any affiliate of Seller or any Owner is or was an equityholder, member, director, manager, officer, employee or agent of the Chesapeake Companies or any of their affiliates or is or was serving at the request of the Chesapeake Companies or any of their affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any Indemnified Party against Seller or any Owner under this Agreement or applicable Law or otherwise, and Seller and each Owner (on their own behalf and on behalf of their respective affiliates) hereby acknowledge and agree that they shall not have any claim or right to contribution or indemnity from the Chesapeake Companies or any of their affiliates with respect to any amounts paid by it under this Agreement or otherwise. In no event shall the Chesapeake Companies or any of their affiliates have any liability whatsoever to Seller or any Owner (or any affiliate of Seller or any Owner) for breaches of the representations, warranties, agreements or covenants of Seller or the Chesapeake Companies hereunder, and Seller and the Owners shall not (and shall cause their respective affiliates not to) in any event seek contribution from the Chesapeake Companies or any of their affiliates in respect of any payments required to be made by Seller or any Owner under this Agreement.
(d)Each of the Released Parties is an express beneficiary of this Section 6.12.
6.13Indebtedness and Transaction Expenses. Prior to the Closing, Seller shall (or shall cause the applicable Chesapeake Company to) pay in full all outstanding or owed Indebtedness and Seller Transaction Expenses in accordance with (a) with respect to Indebtedness, the Payoff Letters, and (b) with respect to Seller Transaction Expenses, invoices, each delivered to Parent within a reasonable period of time prior to Closing and in form and substance reasonably satisfactory to Parent. Parent and Remington shall be responsible for paying any Parent Transaction Expenses.
6.14Cross-Default Provisions. From and after the Closing Date, Seller shall not trigger or breach any Cross-Default Provisions, or permit or suffer to exist any trigger or breach of any Cross-Default Provisions by any Related Parties (each a “Related Party Cross Default”).
6.15Restrictive Covenants.
(a)Confidential Information
(i)Each Restricted Party recognizes and acknowledges that it has and will have access to confidential and proprietary information of the Parent Group Companies , which constitutes valuable, special, and unique assets of the Parent Group Companies. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to the Restricted Parties, each Parent Group Company, other employees of the Parent Group Companies, or others in a confidential relationship with any Parent Group Company, and relating to the business of any Parent Group Company (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time), which the Restricted Parties acquired or obtained by virtue of work performed for any Parent Group Company, or which the Restricted Parties may acquire or may have acquired knowledge of during the performance of said work. Notwithstanding anything to the contrary in this Agreement, as used in this Agreement with respect to the Parent Group Companies, “affiliates” and “affiliated entities” shall include AINC, the direct and indirect subsidiaries of AINC, any entities advised by AINC and any of their respective affiliates.
(ii)Each Restricted Party acknowledges that the Parent Group Companies have put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. Each Restricted Party further acknowledges that the Confidential Information has been developed or acquired by the Parent Group Companies through the expenditure of substantial time, effort, and money and provides the Parent Group Companies with an advantage over competitors who do not know such Confidential Information. Finally, each Restricted Party acknowledges that such Confidential Information, if revealed to or used for the benefit of any competitors of any Parent Group Company or in a manner contrary to any Parent Group Company’s interests, would cause extensive and immeasurable harm to such Parent Group Company and to such Parent Group Company’s competitive position.
(iii)Each Restricted Party shall not and shall not permit its affiliates to, during the Restricted Period or at any time thereafter, use for personal gain or detrimentally to any Parent Group Company , all or any part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to any employment arrangement such Restricted Party has with Parent, Remington or any of their subsidiaries, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by a Restricted Party of their confidentiality obligations hereunder. Notwithstanding the foregoing, a Restricted Party shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by such Restricted Party or its agent; (ii) becomes available to such Restricted Party in a manner that is not in contravention of applicable Law from a source (other than a Parent Group Company or one of its or their officers, employees, agents or representatives) that is not known by such Restricted Party, after reasonable investigation, to be bound by a confidential relationship with any Parent Group Company or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by Law, court order or other legal process; provided, however, that in the event disclosure is required by Law, court order or legal process, such Restricted Party shall provide the Parent Group Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 6.15(a).

(iv)Each Restricted Party acknowledges that the Confidential Information shall remain at all times the exclusive property of the Parent Group Companies, and no license is granted. Parent and Remington acknowledge that prior to this Agreement, the Restricted Parties have lawfully acquired extensive knowledge of the industries in which the Parent Group Companies engage in business including, without limitation, markets, valuation methods and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 6.15(a) are not intended to restrict the Restricted Parties’ use of such previously acquired knowledge.
(v)In the event that any Restricted Party receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, such Restricted Party agrees, if legally permissible, to (A) promptly notify Parent and Remington of the existence, terms and circumstances surrounding such request or requirement, (B) consult with Parent and Remington on the advisability of taking legally available steps to resist or narrow such request or requirement and (C) assist Parent and Remington in seeking a protective order or other appropriate remedy; provided, however, that such Restricted Party shall not be required to take any action in violation of applicable Laws. In the event that such protective order or other remedy is not obtained or that Parent or Remington waive compliance with the provisions of this Section 6.15(a)(v) in writing, the Restricted Party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by such Restricted Party not permitted by this Agreement.
(vi)By this Agreement, Parent and Remington are providing the Restricted Parties with rights that the Restricted Parties did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, each Restricted Party agrees that all goodwill developed with the Chesapeake Companies’ clients, customers and other business contacts by such Restricted Party is the exclusive property of the Parent Group Companies. Each Restricted Party waives and releases any claim that he, she or it should be able to use, for the benefit of any competing person, client and customer goodwill or Confidential Information that was previously received or developed by such Restricted Party while working for or on behalf of any Parent Group Company or any of their respective subsidiaries or affiliates. For any Confidential Information considered a trade secret pursuant to Delaware Law or the Defend Trade Secrets Act of 2016, the confidentiality obligations shall survive as to such trade secret Confidential Information for as long as such Confidential Information remains a trade secret under Delaware or Federal Law.
(b)Non-Competition, Non-Solicitation and Non-Interference.
(i)Non-Competition. During the Restricted Period, each Control Person covenants and agrees that it shall not and shall not permit its affiliates to, without the prior written consent of Parent or Remington upon full disclosure by such Control Person, directly or indirectly, in any capacity (including as a principal, agent, employee, employer, stockholder, partner, representative, consultant, or in any other individual or representative capacity), whether on such Control Person’s own behalf or on behalf of any other person or any of Control Person’s affiliates, and whether or not for compensation, engage, participate in, or prepare to engage or participate in, or aid or advise any other person who is primarily engaging or participating in or preparing to primarily engage or participate in, any Competitive Business; provided, however, the foregoing shall not prohibit or limit such Control Person’s right to pursue and maintain up to 2% passive ownership interest in any public entity or through a private, non-operating investment vehicle where such Control Person is not obligated or required to, and shall in fact, not devote material managerial efforts. Each Control Person further acknowledges that his, her or its prior work and experience with the Parent Group Companies will enhance its value to a Competitive Business, and that the nature of the Confidential Information to which such Control Person has immediate access and has previously had access during the course of his prior employment and involvement with the Parent Group Companies, makes it difficult, if not impossible, for him to engage in any Competitive Business without disclosing or utilizing the Confidential Information.
(ii)Non-Solicitation of Employees. During the Restricted Period, each Restricted Party covenants and agrees that it shall not and shall not permit its affiliates or any persons acting at its direction to, without the prior written consent of Parent or Remington upon full disclosure by such Restricted Party, directly or indirectly, in any capacity (including as a principal, agent, employee, employer, stockholder, partner, representative, consultant, or in any other individual or representative capacity), whether on such Restricted Party’s own behalf or on behalf of any other person or any of Restrictive Party’s affiliates, and whether or not for compensation, solicit, canvass, approach, induce, persuade, or entice or endeavor to solicit, canvass, approach, induce, persuade, or entice, any person who is then or was within the six-month period preceding the date of such activities, employed by or otherwise engaged to perform services for AINC, Parent Remington, the Parent Group Companies or any of their respective subsidiaries or affiliates, to leave that employment or cease performing those services, or to become employed by or otherwise perform services for a Competing Business; provided, however, that during the Restricted Period, the prohibitions in this Section 6.15(b)(ii) do not apply to general advertising or solicitation not specifically targeted at employees or service providers of any of the Parent Group Companies or actions taken by any person with which such Restricted Party is associated if such Restricted Party is not personally involved in any manner in such actions and has not identified an employee or service provider of the Parent Group Companies for such actions.
(iii)Non-Interference with Company Opportunities. Each Restricted Party understands and agrees that all business opportunities with which it was involved during its prior employment or involvement with the Chesapeake Companies constitute valuable assets of the Chesapeake Companies and their affiliates and, post-closing, of the Parent Group Companies , and may not be converted to such Restricted Party’s own use or converted by such Restricted Party for the use of any person. Accordingly, each Restricted Party agrees that during the Restricted Period, each Restricted Party shall not, and shall cause its affiliates not to, directly or indirectly, whether for his own account or on behalf of any person, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.
(iv)Non-Solicitation of Clients. Each Restricted Party understands and acknowledges that because of such Restricted Party’s experience with and relationship to the Parent Group Companies, such Restricted Party has had and will have access to much or all of the valuable information regarding the Parent Group Companies’ clients and clients of the Parent Group Companies’ subsidiaries and affiliates. Each Restricted Party understands and acknowledges that loss of those client relationships and/or goodwill will cause significant and irreparable harm to the Parent Group Companies. Accordingly, during the Restricted Period, each Restricted Party covenants and agrees that such Restricted Party shall not, and shall not permit such Restricted Party’s affiliates to, without the prior written consent of the Parent or Remington upon full disclosure by such Restricted Party, directly or indirectly, in any capacity (including as a principal, agent, employee, employer, stockholder, partner, representative, consultant, or in any other individual or representative capacity), whether on such Restricted Party’s own behalf or on behalf of any other person or any of Restrictive Party’s affiliates, and whether or not for compensation, solicit, approach, meet with, induce, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media), persuade, or entice or endeavor to solicit, approach, meet with, induce, contact, persuade, or entice, any of the current, former, or prospective clients of any of the Parent Group Companies that such Restricted Party had contact with while employed with Seller or any Chesapeake Company or was aware of confidential information related to, (x) to cease being or not become a client of any Parent Group Company, to divert all or part of such person’s business from any Parent Group Company, or (y) for the purpose of offering goods or services similar to or competitive with those offered by any Parent Group Company ; provided, however, that during the Restricted Period, the prohibitions in this Section 6.15(b)(iv) extend only to geographic locations in the United States or in any international market in which any Parent Group Company offers good or services similar to or competitive with those sought to be offered by such Restricted Party, which the parties stipulate is a reasonable geographic area because of the scope of the operations of any Parent Group Company and the Restricted Parties’ prior work with any one or more of the Parent Group Companies.
(v)Reasonable Restraints. Each Restricted Party agrees that restraints imposed upon it pursuant to this Section 6.15 are necessary for the reasonable and proper protection of the Parent, Remington, the Chesapeake Companies and their respective affiliates or subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 6.15 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law.
6.16Transition Services. At Closing, Seller and Remington shall enter into the Transition Services Agreement, effective as of the Closing Date, pursuant to which Seller and its affiliates shall provide the Services set forth in the Transaction Services Agreement in accordance with the terms thereof.
6.17Transfer of Indemnity Securities. Except for Transfers made by Seller to the Owners, Seller may not Transfer (as defined in the Parent Operating Agreement) any Indemnity Securities without the prior written consent of Parent, which consent may be withheld in the sole and absolute discretion of the Parent. No Owner may Transfer any Indemnity Securities without the prior written consent of Parent, which consent may be withheld in the sole and absolute discretion of the Parent; provided, however, each Owner may Transfer any shares of AINC Common Stock held by such Owner, subject to compliance in all respects with any restrictions contained in the Organizational Documents of Parent or AINC and the AINC SEC Documents, at any time after the Survival Date set forth in Section 9.1(a)(i), but if the Survival Date set forth in Section 9.1(a)(i) is extended in accordance with Section 9.1(c), then the Owners may not Transfer any Shares of AINC Common Stock until all claims for which notice is given prior to the Survival Date set forth in Section 9.1(a)(i) are finally resolved in accordance with Article IX.
6.18Employee Retention Credits. As among the Seller Parties, on one hand, and the Chesapeake Companies, on the other hand, all funds with respect to the Employee Retention Credits shall held by the Chesapeake Companies, and any funds received by Seller or any of its affiliates prior to Closing with respect to such Employee Retention Credits shall be conveyed to Chesapeake Payroll prior to Closing. In the event that, after the Closing Date, any Seller Party or any of their respective affiliates or subsidiaries receives any payments with respect to any of Employee Retention Credits, such Person shall promptly transfer any such payments to Remington.
6.19Excluded Assets. In the event that, after the Closing Date, any Parent Related Party receives any payments with respect to any of the Excluded Assets, such Parent Related Party shall promptly transfer any such payments to the Seller.
Article VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)Approvals. All consents, authorizations, orders and approvals from the Governmental Entities listed on Schedule 7.1(a) shall have been obtained and shall not have been revoked.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction shall have been issued and remain in effect, and no Law shall have been enacted, issued, entered, enforced or promulgated and remain in effect, in each case, that prohibits, prevents, makes illegal, restrains or enjoins the consummation of the Transactions.
(c)Board Approval. The Transactions shall have been duly approved by the AINC Board.
(d)NYSE Listing. The shares of AINC Common Stock issuable upon exchange pursuant to the Parent Operating Agreement of the Series CHP Convertible Preferred Units issued under this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

7.2Conditions to Obligations of Parent and Remington. The obligations of Parent and Remington to effect the Transactions are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. The (i) representations and warranties of Seller set forth in Section 3.8(b) (No Material Adverse Effect) of this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as though made on and as of such date, (ii) Fundamental Reps shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as though made on and as of such date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date) and (iii) representations and warranties set forth in Article III and Article IV, other than those described in clauses (i) and (ii) of this Section 7.2(a), shall be true and correct (without giving effect to qualifications or limitations as to “materiality”, “Company Material Adverse Effect” or words of similar import as set forth therein) in all material respects as of the Agreement Date and as of the Closing Date as though made on and as of such date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date).
(b)Performance of Obligations. Seller, the Owners and the Chesapeake Companies shall have performed or complied with (or caused to be performed or complied with), in all material respects, the obligations required to be performed or complied with by Seller, the Owners or Chesapeake Companies under this Agreement at or prior to the Closing Date.
(c)No Company Material Adverse Effect. Since the Agreement Date, there shall not have been any change, effect, event, state of facts, development or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)Officer’s Certificate. An officer of Seller and each Chesapeake Company, as well as the Owners, shall have executed and delivered to Parent a certificate certifying that each such Party has satisfied the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).
(e)Closing Documents. Seller shall have delivered to Parent duly executed copies of the documents set forth in Section 2.5(c).
(f)Consents. Seller shall have delivered to Parent evidence that (i) each Required Consent has been obtained and (ii) any “key man” or similar provisions have been modified, in each case, in form and substance reasonably satisfactory to Parent.
(g)Due Diligence. Parent shall have satisfactorily completed due diligence, as determined by Parent in its sole reasonable discretion, including with respect to:
(i)validation of the historical financial performance of the hotels managed by the Chesapeake Companies;
(ii)validation of the current standing with lenders of hotels managed by the Chesapeake Companies;
(iii)validation of the Chesapeake Companies’ historical EBITDA excluding any non-business-related expenses; and
(iv)validation of Management Contracts including base fees, incentive fees, ancillary services, renewal dates, termination provisions, etc.
7.3Conditions to Obligation of Seller and the Owners. The obligation of Seller and the Owners to effect the Transactions is further subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties set forth in Article V shall be true and correct (without giving effect to qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” or words of similar import as set forth therein) in all material respects as of the Agreement Date and as of the Closing Date as though made on and as of such date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date).
(b)Performance of Obligations of Parent and Remington. Each of Parent and Remington shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c)Officer’s Certificate. An officer of each of Parent and Remington shall have executed and delivered to Seller on behalf of Parent and Remington a certificate certifying that each of Parent and Remington has satisfied the conditions set forth in Section 7.3(a) and Section 7.3(b).
(d)No Parent Material Adverse Effect. Since the Agreement Date, there shall not have been any change, effect, event, state of facts, development or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect.
(e)Rollover Units. Parent shall have issued, or caused to have been issued, to Seller the Rollover Units.
(f)Closing Documents. Parent and/or Remington, as applicable, shall have delivered to Seller duly executed copies of the documents set forth in Section 2.5(d).
Article VIII
TERMINATION
8.1Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:
(a)by mutual written consent of Seller and Parent;
(b)by either Seller or Parent if (i) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited, or (ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining, preventing or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to or on behalf of any Party whose material breach of any provision of this Agreement has been the principal cause of, or resulted in, any of the foregoing;
(c)by either Seller or Parent if the Transactions shall not have been consummated on or before April 15, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to or on behalf of any Party whose material breach of any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Closing to be consummated on or prior to such date; provided, further, that the Outside Date may be extended for one additional 30 day period upon the mutual written consent of Seller and Parent; and
(d)by (i) Seller if there shall have been a breach by Parent or Remington of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3 , and in any such case such breach shall be incapable of being cured or, if capable of being cured and was not a Willful and Intentional Breach, shall not have been cured prior to 30 days after providing written notice of such breach to the breaching Party or (ii) Parent if there shall have been a breach by any Owner, the Seller or any Chesapeake Company of any of such Party’s representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured and was not a Willful and Intentional Breach, shall not have been cured prior to 30 days after providing written notice of such breach to the breaching Party.
Any proper termination of this Agreement in accordance with this Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
8.2Effect of Termination.
(a)In the event of the termination of this Agreement by either Seller or Parent as provided in Section 8.1, this Agreement shall immediately and without any further action become void and have no effect, without any liability or obligation on the part of any Party or its respective affiliates, directors, officers, employees, shareholders, partners, members or other Representatives, other than in accordance with the provisions of Section 6.8 (Publicity), this Section 8.2 (Effect of Termination) and Article X (General Provisions) (which Sections and Articles shall survive any termination of this Agreement); provided, that no such termination of this Agreement shall relieve or otherwise affect the liability of a Party for any Willful and Intentional Breach of this Agreement by such Party prior to such termination. For purposes of this Agreement, a “Willful and Intentional Breach” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act it is required to take under this Agreement by the breaching party with the actual knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.
(b)Notwithstanding anything to the contrary in this Agreement, (i) the Company Related Parties (other than Seller and the Owners) shall not have any liability or obligation to Parent, Remington or any of their respective affiliates relating to or arising out of any actual or alleged violation or breach and (ii) the Parent Related Parties (other than Parent and Remington) shall not have any liability or obligation to Seller, any Owner, any Chesapeake Company or any of their respective affiliates relating to or arising out of any actual or alleged violation or breach.
Article IX
INDEMNIFICATION
9.1Survival.
(a)Survival Date.
(i)All representations and warranties set forth in this Agreement (other than Fundamental Reps, the representations and warranties contained in Section 3.13 (Employee Benefit Plans) and Section 3.15 (Taxes) shall survive the Closing and the consummation of the Transactions and terminate on that date that is 36 months following the Closing Date;
(ii)the representations and warranties contained in Section 3.13 (Employee Benefit Plans) and Section 3.15 (Taxes) shall survive the Closing and the consummation of the Transactions and terminate on the date that is 60 days following the expiration of the statute of limitations applicable to the underlying claim;
(iii)the Fundamental Reps shall survive the Closing and the consummation of the Transactions and continue indefinitely after the Closing; and
(iv)the covenants and agreements contained in this Agreement shall survive and the consummation of the Transactions and continue indefinitely after the Closing, except those covenants limited in duration by their terms (each of the foregoing dates, set forth in clauses (i), (ii), (iii) and (iv) of this Section 9.1(a), a “Survival Date”).
(b)Investigation. The representations, warranties, covenants and agreements made by Owners and the Seller shall not be affected by any examination made for or on behalf of Parent and/or

Remington, the knowledge of any of their respective officers, directors, members, managers, equityholders, employees, affiliates or agents, or the acceptance of any certificate hereunder.
(c)Notice of Loss. Notwithstanding the foregoing, no person shall be entitled to recover for any Loss under Section 9.2 for a breach of representation or warranty unless written notice of a claim thereof is delivered prior to the applicable Survival Date to the Party against whom indemnification is sought; provided that the right of indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 and the applicable statute of limitations if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to the applicable Survival Date (regardless of any applicable statute of limitations or when Losses as a result thereof or in connection therewith or relating thereto may actually be incurred).
9.2Indemnification.
(a)Subject to the limitations contained in this Article IX, the Seller Parties shall jointly and severally indemnify Parent, Remington and their respective officers, directors, members, managers, equityholders, employees, agents, representatives, affiliates (including the Chesapeake Companies after the Closing), successors and permitted assigns (collectively, the “Parent Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse such Parent Parties in respect of, any Loss which any such Parent Party suffers, sustains or becomes subject to, as a result of, in connection with, relating to or incidental to or by virtue of:
(i)any misrepresentation or breach of any representation or warranty set forth in Article III or Article IV or set forth in any Transaction Document delivered by any Chesapeake Company, any Owner or Seller to Parent or Remington in connection with the Closing; provided that for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each such representation or warranty (other than Section 3.8(b) with respect to the occurrence of a Company Material Adverse Effect) shall be read without regard and without giving effect to the term “material” or “Company Material Adverse Effect” or similar phrases or qualifiers contained in such representation or warranty;
(ii)any failure to perform or breach by any Chesapeake Company, any Owner or Seller of any covenant or agreement made by any Chesapeake Company (solely to the extent related to a pre-Closing period) or any Owner or Seller (to the extent related to a pre-Closing period or any post-Closing period) contained in this Agreement;
(iii)any Tax Loss;
(iv)any Seller Transaction Expenses or Indebtedness of the Chesapeake Companies incurred prior to the Closing;
(v)any Related Party Cross Defaults; and
(vi)any of the matters set forth on Schedule 9.2(a)(vi).
(b)Subject to the limitations contained in this Article IX, Parent and Remington, jointly and severally, shall indemnify Seller, the Owners and their respective officers, directors, members, managers, equityholders, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Parties in respect of, any Loss which any such Seller Indemnified Party suffers, sustains or becomes subject to, as a result of, in connection with, relating to or incidental to or by virtue of:
(i)any misrepresentation or breach of any representation or warranty set forth in Article V (other than Section 5.11); or set forth in any Transaction Document delivered by Parent or Remington to Seller in connection with the Closing; provided that for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases or qualifiers contained in such representation or warranty; and
(ii)any failure to perform or breach by Parent or Remington of any covenant or agreement made by Parent or Remington contained in this Agreement; and
(iii)any Parent Transaction Expenses incurred prior to the Closing.
(c)The indemnification provided for in Section 9.2 shall be subject to the following limitations:
(i)The Seller Parties shall not be liable to the Parent Parties for any Loss arising under Section 9.2(a)(i) or Item 1 of Schedule 9.2(a)(vi) (other than Losses arising from or related to a breach of any Fundamental Rep or representation or warranty contained in Section 3.15) unless the aggregate amount of all such Losses relating to all such breaches exceeds $150,000 in the aggregate, at which point the Seller Parties shall be liable to the Parent Parties for all such Losses from the first dollar;
(ii)the aggregate liability of the Seller Parties under Section 9.2(a)(i) or Item 1 of Schedule 9.2(a)(vi) (other than for Losses arising from or related to a breach of any Fundamental Reps or representation or warranty contained in Section 3.15) shall in no event exceed the Base Consideration plus the value of any Earnout Transaction Consideration paid to Seller (the “Cap”);
(iii)Parent and Remington shall not be liable to the Seller Indemnified Parties for any Loss arising under Section 9.2(b)(i) (other than Losses arising from or related to a breach of any Fundamental Rep or representation) unless the aggregate amount of all such Losses relating to all such breaches exceeds $150,000 in the aggregate, at which point Parent and Remington shall be liable to the Seller Indemnified Parties for all such Losses from the first dollar; and
(iv)the aggregate liability of Parent and Remington under Section 9.2(b)(i) (other than for Losses arising from or related to a breach of any Fundamental Reps) shall in no event exceed the Cap.
(d)Any party making a claim for indemnification under this Article IX (the “Indemnified Party”) shall notify the indemnifying party (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering any potential liability, obligation or facts giving rise to such potential claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) such failure shall have materially prejudiced the Indemnifying Party. The Indemnifying Party shall not be entitled to assume the defense or control of a third party claim and shall pay the fees and expenses of counsel retained by the Indemnified Party unless (i) the Indemnifying Party agrees to bear all Losses associated with or arising from such third party claim notwithstanding any limitations thereon otherwise set forth in this Agreement, (ii) such third party claim involves solely claims for monetary relief and no criminal Action is threatened by such third party claim, (iii) such third party claim could not reasonably have an adverse effect (reputational, economic or otherwise) that is material on the Indemnified Party and/or any of its subsidiaries or affiliates or otherwise materially impair any business relations of the Indemnified Party and/or any of its subsidiaries or affiliates, (iv) counsel to the Indemnified Party shall have reasonably concluded that there is no conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such third party claim and (v) the amount in controversy under such claim is less than the Cap. If the Indemnifying Party shall assume the control of the defense of any third party claim in accordance with the provisions of this Section 9.2(d)(ii), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such third party claim, if (x) the settlement does not expressly release the Indemnified Party and its affiliates from all liabilities and obligations with respect to, or involve the dismissal with prejudice of all claims asserted in, such third party claim, (y) the settlement imposes injunctive or other equitable relief against the

Indemnified Party or any of its affiliates and/or (z) such third party claim is related to Taxes. The Indemnified Party shall be entitled to participate in the defense of any such third-party claim and to employ separate counsel of its choice for such purpose; provided that the cost of such counsel shall be at the Indemnified Party’s sole cost to the extent the Indemnifying Party is diligently conducting the defense of such third-party claim. Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall lose its right to contest, defend, litigate and settle a third-party claim if it fails to promptly accept a tender of the defense of the third-party claim or thereafter at all relevant times conduct a good faith and diligent defense of such third-party claim. In such event, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third-party claim; provided that at least 30 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.
(e)Subject to the provisions of Section 9.2(c), promptly following the determination of the amount of any Losses payable to a Parent Party by the Seller Parties under this Article IX, Seller shall instruct the Escrow Agent to pay to such Parent Party, by wire transfer of immediately available funds from the Indemnity Escrow Account, within five Business Days after such final determination, cash in an amount equal to the least of (i) the Cap, (ii) the then-remaining balance of the Indemnity Escrow Account and (iii) the amount of such Losses, in each case, including any interest accrued thereon. If the amount owed to any Parent Party under this Article IX exceeds the amount that can be released with respect to such Losses, including any interest accrued thereon (such excess, the “Indemnity Shortfall Amount”), the Seller Parties shall promptly (and in any event within five Business Days) pay, by wire transfer of immediately available funds, an amount equal to the Indemnity Shortfall Amount to an account or accounts designated in writing by the applicable Parent Party; provided, however, that if the Seller Parties fail to pay the Indemnity Shortfall Amount within the timeframe set forth above, Parent and Remington shall be entitled to reduce the Earnout Transaction Consideration and any other amounts payable to any of the Seller Parties or their respective Affiliates under this Agreement or any other Transaction Documents, if any, by the amount of the Indemnity Shortfall Amount. Promptly following the determination of the amount of any Losses payable to a Seller Party by Parent or Remington under this Article IX, Parent and/or Remington shall promptly (and in any event within five Business Days) pay, by wire transfer of immediately available funds, the amount of such Losses to an account or accounts designated in writing by the applicable Seller Party.
(f)Notwithstanding anything in this Agreement to the contrary, all funds in the Indemnity Escrow Account (other than any amounts that have been established as amounts payable to a Parent Party hereunder), if any, shall be released to Seller on the Indemnity Escrow Release Date; provided, that, if, prior to the Indemnity Escrow Release Date, any Parent Party has submitted any claim for indemnification in accordance with this Article IX and the Escrow Agreement, then an amount equal to the aggregate amount of all unresolved claims for indemnification brought by the Parent Parties in accordance with this Article IX on or before the Indemnity Escrow Release Date shall be retained in the Indemnity Escrow Account. Following the final resolution of any unresolved claim for which funds were retained in the Indemnity Escrow Account in accordance with this Agreement, such funds, if any, shall be released from the Indemnity Escrow Account in accordance with this Agreement and the Escrow Agreement.
(g)Amounts paid as indemnification under this Article IX shall be treated as adjustments to the Final Cash Purchase Price for Tax purposes to extent permitted by applicable Law. The amount of any Losses payable under this Article IX shall (i) be net of any (x) amounts actually recovered by the Indemnified Party under any applicable insurance policies, including amounts payable under the Tail Policy or any other “tail” insurance policy obtained by the Chesapeake Companies prior to Closing, and any other contractual source of recovery (collectively, “Alternate Arrangements”) (less the Indemnified Party’s reasonable direct costs of receiving such recovery including, any deductible paid in obtaining such proceeds and increased cost of insurance directly attributable to any claim thereunder) and (y) Tax benefits actually realized as a reduction in cash Taxes paid by the Parent arising from the incurrence or payment of any such Losses in the taxable year in which such Losses were sustained and (ii) be increased by the amount equal to any Taxes actually incurred as an increase in cash Taxes paid by the Parent and its subsidiaries (on a consolidated basis) as a result of the receipt of indemnification payments hereunder in the taxable year in which such indemnification payment was received. If the Indemnified Party receives any amounts under any applicable Alternate Arrangements subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party under such Alternate Arrangement, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use its commercially reasonable efforts to attempt to collect any amounts available under applicable Alternate Arrangements (including that the Indemnified Party shall seek recovery under any insurance policy maintained by any Chesapeake Company, including any tail policy in effect on the Closing Date); provided however, that no Indemnified Party shall be required to initiate or pursue any Action under any Alternate Arrangement in respect of any Loss.
(h)Notwithstanding any provision to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims based upon Fraud.
(i)Notwithstanding any provision to the contrary contained in this Agreement, any Losses for which a Parent Party is entitled to indemnification under Section 9.2(a)(i) or Item 1 of Schedule 9.2(a)(vi) (subject to Section 9.2(c)(i) and 9.2(c)(ii))) shall be satisfied:
(i)Indemnity Escrow Account. First, from the Indemnity Escrow Account for any claim under Section 9.2(a)(i) or Item 1 of Schedule 9.2(a)(vi) that is delivered on or prior to Indemnity Escrow Release Date to the extent of the Indemnity Escrow Amount then remaining.
(ii)Joint and Several Liability and Offset/Execution Prior to Indemnity Escrow Release Date. Second, if (x) the Indemnity Escrow Amount has been reduced to zero or (y) the claim under Section 9.2(a)(i) or Item 1 of Schedule 9.2(a)(vi) is delivered on or before the Indemnity Escrow Release Date, at the election of Parent and Remington in their sole and absolute discretion, (A) from the Seller Parties, jointly and severally, in an amount not to exceed $3,000,000 (excluding any amounts paid to a Parent Party out of the Indemnity Escrow Account) and/or (B) from the Seller Parties by (1) reducing or offsetting any such Losses against the Earnout Transaction Consideration deliverable to the Seller and/or (2) reducing by transfer as contemplated hereunder (or by other means of execution) against (a) the Earnout Securities or any securities issuable upon conversion or exchange of such Earnout Securities and/or (b) the Rollover Units or any securities issuable upon conversion or exchange of such Rollover Units (the Earnout Securities, the Rollover Units and any securities issuable upon conversion or exchange of the Earnout Securities or the Rollover Units, collectively, the “Indemnity Securities”) in an amount equal to the value assigned to such Indemnity Securities pursuant to the terms of this Agreement.
(iii)Offset/Execution After Indemnity Escrow Release Date or After Joint and Several Liability Limit is Exceeded. Third, if (x) the Parent Parties have recovered from the Seller Parties, jointly and severally, an aggregate amount equal to $3,000,000 (excluding any amounts paid to a Parent Party out of the Indemnity Escrow Account) or (y) the claim under Section 9.2(a)(i) or Item 1 of Schedule 9.2(a)(vi) is delivered after the Indemnity Escrow Release Date, from the Seller Parties, at the election of Parent and Remington in their sole and absolute discretion, by (A) reducing or offsetting any such Losses against the Earnout Transaction Consideration deliverable to the Seller, and/or (B) reducing by transfer as contemplated hereunder (or by other means of execution) against the Indemnity Securities in an amount equal to the value assigned to such Indemnity Securities pursuant to the terms of this Agreement.
Notwithstanding anything to the contrary in this Agreement, this Section 9.2(i) shall not apply to any Loss as a result of, in connection with, relating to or incidental to or by virtue of any one or more of: (1) a breach of any Fundamental Rep, (2) a breach of any representation or warranty contained in Section 3.13 (Employee Benefit Plans), Section 3.15 (Taxes) or Article IV or (3) Fraud.
(j)If, pursuant to the terms and conditions of this Agreement, a Parent Party is entitled to and elects to be indemnified for Losses under this Article IX by means of a transfer of Indemnity Securities, then upon delivery of such notice for indemnification and the election to have Indemnity Securities transferred in connection with such Losses, the Person from whom such Indemnity Securities are to be repurchased or otherwise executed against shall no longer hold any title or interest in such Indemnity Securities, shall no longer have any rights as a holder of such Indemnity Securities, and such Indemnity Securities shall be deemed transferred in accordance with the applicable provisions of the Organizational Documents of the applicable issuer, and the applicable Parent Party shall be the owner and holder of such Indemnity Securities, whether or not the certificates therefor, if any, have been delivered as required by this Agreement and whether or not the Person from whom such Indemnity Securities are to be transferred shall take any other action in connection with such repurchase. Notwithstanding anything to the contrary in this Agreement:
(i) each Seller Party (including any successor or heir to any such Seller Party) shall, and shall cause each of such Seller Party’s transferees, as applicable under the Organizational Documents of the applicable issuer, to, take such actions as are reasonably requested by a Parent Party in connection with any transfer contemplated by this Section 9.2; and
(ii)for the avoidance of doubt, if (A) Seller has transferred any Indemnity Securities to any of the Owners in accordance with the express terms of the Organizational Documents of the applicable issuer and (B) a Parent Party is entitled to reduce by transfer (or by other means of execution) any Indemnity Securities in accordance with Section 9.2(i)(ii) or Section 9.2(i)(iii), then any such Parent Party shall be entitled to reduce by transfer (or by other means of execution) any Indemnity Securities then held by any Seller Party; provided that the Parent Parties shall use good faith efforts to make such reduction by transfer or by other means of execution pro rata with respect to each Owner as determined based on the number of Indemnity Securities held by such Owner as compared to the total number of Indemnity Securities then held by all Owners. Each Seller Party hereby grants a power of attorney (which is irrevocable and coupled with any interest) to Parent and Remington to transfer the Indemnity Securities in accordance with this Section 9.2.
(k)From and after the Closing, the Seller Parties may not seek contribution from Parent Parties (including, for the avoidance of doubt, the Chesapeake Companies) or otherwise seek recovery pursuant to the applicable Chesapeake Company’s Organizational Documents or under any insurance policy maintained by any Chesapeake Company with respect to any indemnification obligations of the Seller Parties hereunder or any payments required to be made by the Seller Parties under this Agreement.
(l)Each Party acknowledges and agrees that except (x) with respect to injunctive and other non-monetary equitable relief (including in accordance with Section 10.9) and (y) for any action arising under, based upon, or related to, Fraud, such Party’s sole and exclusive remedy following the Closing with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX, and no Indemnified Party may bring or pursue any claim relating to the subject matter of this Agreement directly or personally against, as applicable, any Party or their respective affiliates other than through the indemnification provisions set forth in this Article IX (all such claims being hereby expressly waived by such Party). For purposes of clarity, the Parties acknowledge and agree that this Section 9.2(l) shall not limit the rights and remedies of any of the Parties under any of the Transaction Documents (other than this Agreement).
Article X
GENERAL PROVISIONS
10.1Interpretation. A reference made in this Agreement to an Article, Section, Exhibit or Schedule shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect of the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall be deemed to mean “and/or”. The phrase “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency and quantity.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The phrase “made available”, when used in reference to anything made available to Parent, Remington or their Representatives, shall be deemed to mean uploaded to and made available to Parent, Remington and their Representatives in the Data Room no less than two Business Days prior to the date of this Agreement and remained so uploaded and available through the date of this Agreement. All references to any Law shall be deemed to include any amendments thereto and any successor Law. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. No prior draft of this Agreement shall be used in the interpretation of this Agreement. Reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually.
10.2Amendment. This Agreement may be amended, modified or supplemented by the Parent and the Seller at any time solely by an instrument in writing signed on behalf of each of such Parties.
10.3Extension; Waiver. At any time prior to the Closing, as applicable, the Parties may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement by any other Party or in any document, certificate or writing delivered in accordance with this Agreement by any other applicable Party or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
10.4Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when received if delivered personally, (b) on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), (c) in five Business Days if sent by United States registered or certified mail, postage prepaid (return receipt requested) or (d) upon receipt of delivery confirmation if sent by email to the other Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(i)if to Parent or Remington or, following the Closing, the Chesapeake Companies:
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attention:     Jeremy Welter
Email:     jwelter@ashfordinc.com

and:

Attention:     Alex Rose
Email:     arose@ashfordinc.com

And

Attention:     Sloan Dean
Email:     sloandean@remingtonhotels.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2501 North Harwood Street, Suite 1700
Dallas, Texas 75201

Attn.: Will Becker and Whit Roberts
Email: wbecker@omm.com; wroberts@omm.com

if to Seller, the Owners or the Chesapeake Companies (relating to pre-Closing periods), to:
6404 Ivy Lane, Suite 800
Greenbelt, Maryland 20770
Attention:    Kim E. Sims
Email:    ksims@chesapeakehospitality.com
with a copy (which shall not constitute notice) to:
McNamee Hosea, P.A.
6411 Ivy Lane, Suite 200
Greenbelt, Maryland 20770
Attn.: Garth E. Beall
Email: gbeall@mhlawyers.com
10.5Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.6Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, which the Parties agree shall terminate between themselves and be of no further force and effect as of the Closing, this Agreement and the documents and instruments referred to in this Agreement (including the other Transaction Documents) constitute the entire agreement between the Parties, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies except (a) as provided in Section 6.4 (Directors’ and Officers’ Indemnification) and (b) the Parent Related Parties and Company Related Parties shall be third-party beneficiaries of Section 8.2 (Effect of Termination).
10.7Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal Laws of the State of Texas (regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof), including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.
10.8Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties and any such assignment without such consent shall be null and void and of no effect. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the Parties and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Section 10.8, (i) Parent and Remington may assign this Agreement and any of their rights or obligations hereunder (in whole or in part) to one or more of their affiliates without the prior written consent of the Parties, and (ii) Parent and Remington may pledge their rights hereunder as security to any of its financing sources (or any agent or collateral trustee for any such person). No such assignment made under clause (i) or (ii) of the preceding sentence shall relieve Parent of any of its obligations under this Agreement, but to the extent performance is made by an affiliate of Parent or Remington with respect to any obligation of Parent or Remington hereunder, such performance shall be in full satisfaction of such obligation of Parent or Remington.
10.9Specific Performance.
(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Except as otherwise set forth in this Section 10.9, including the limitations set forth in this Agreement, the Parties acknowledge and agree that, prior to the termination of this Agreement under Section 8.1, in the event of any breach or threatened breach by Seller, any Owner or any Chesapeake Company, on the one hand, or Parent or Remington, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller, any Owner and any Chesapeake Company, on the one hand, and Parent and Remington, on the other hand, be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.
(b)Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.9 on the basis that the Party seeking such remedies has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order or injunction all in accordance with the terms of this Section 10.9.
10.10Jurisdiction.
(a)Except as otherwise expressly provided in this Agreement and subject to Section 10.10(b), (i) any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and any Action for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the United States District Court located in Dallas County, Texas or any other court in Dallas County, Texas, and (ii) each of the Parties hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action, (B) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum and (C) agrees that it shall not bring any Action based upon, arising out of or related to this Agreement or any of the Transactions in any court other than the aforesaid courts. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.4 shall be deemed effective service of process on such Party.
(b)If, and only if, a federal or state court in Dallas County, Texas would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of an Action so declined, an “Arbitration Action”), the Parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators mutually agreeable to the Parties. If the Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Texas. The arbitration will be conducted in the English language in Dallas, Texas. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 10.10(b) shall prevent any Party from seeking interim injunctive relief in a federal or state court in Dallas County, Texas to prevent irreparable injury pending appointment of the arbitrators in accordance with this Section 10.10(b).
10.11WAIVER OF TRIAL BY JURY. EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
10.12Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement, so long as the economic and legal substance of the Transactions are not affected in a manner materially adverse to any Party.
10.13Disclosure Schedule. All capitalized terms not defined in the Company Disclosure Schedule or Parent Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants and agreements of Seller, the Owners, the Chesapeake Companies, Parent and Remington set forth in this Agreement are made and given subject to, and are qualified by, the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively. Any disclosure set forth in one section or subsection of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection. No disclosure set forth in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material to Seller, any Owner or any Chesapeake Company, on one hand, or Parent or Remington, on the other hand, their subsidiaries or any other Party, (c) has resulted in or would result in a Company Material Adverse Effect or Parent Material Adverse Effect, or (d) is outside the ordinary course of business. Matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
PARENT:
ASHFORD HOSPITALITY HOLDINGS LLC

By:    Ashford AOINC Inc.

By:    /s/ Alex Rose
    Name: Alex Rose
    Title: Executive Vice President, General Counsel
        and Secretary

REMINGTON:
REMINGTON HOLDINGS, L.P.

By: Remington Holdings G.P., LLC, its general partner
By:    /s/ Sloan Dean
    Name: Sloan Dean
    Title: Chief Executive Officer

SELLER:
MHI HOTELS SERVICES, LLC

By:    /s/ Kim E. Sims
    Name: Kim E. Sims
    Title: Chairman

Signature Page to Membership Interest Purchase and Contribution Agreement

CHESAPEAKE COMPANIES:
CHESAPEAKE HOSPITALITY, LLC
By:    /s/ Kim E. Sims
    Name: Kim E. Sims
    Title: Member-Manager
CHESAPEAKE HOSPITALITY II, LLC
By:    /s/ Steven McD. Smith
    Name: Steven McD. Smith
    Title: Manager
CHESAPEAKE HOSPITALITY III, LLC
By:    /s/ Christopher L. Sims
    Name: Christopher L. Sims
    Title: Manager
CHESAPEAKE HOSPITALITY IV, LLC
By:    /s/ Kim E. Sims
    Name: Kim E. Sims
    Title: Manager
CHESAPEAKE HOSPITALITY V, LLC
By:    /s/ Kim E. Sims
    Name: Kim E. Sims
    Title: Manager
CHESAPEAKE HOSPITALITY VI, LLC
By:    /s/ W. Chris Green
    Name: W. Chris Green
    Title: Manager
CHESAPEAKE PAYROLL SERVICES, LLC
By:    /s/ Kim E. Sims
    Name: Kim E. Sims
    Title: Manager

ACSB HOSPITALITY, LLC
Signature Page to Membership Interest Purchase and Contribution Agreement

By:    /s/ Steven McD. Smith
    Name: Steven McD. Smith
    Title: Manager

OWNERS:
KES FAMILY PARTNERSHIP, R.L.L.L.P.
By:    /s/ Kim E. Sims
    Name: Kim E. Sims
    Title: General Partner
CLS FAMILY PARTNERSHIP, R.L.L.L.P.
By:    /s/ Christopher L. Sims
    Name: Christopher L. Sims
    Title: General Partner
STEVEN MCDONNELL SMITH FAMILY PARTNERSHIP, LLP
By:    /s/ Steven McDonnell Smith
    Name: Steven McDonnell Smith
    Title: General Partner
W. CHRIS GREEN
/s/ W. Chris Green
CLIFFORD G. FERRARA
/s/ Clifford G. Ferrara
LOUIS SCHAAB
/s/ Louis Schaab

Signature Page to Membership Interest Purchase and Contribution Agreement

ANNEX I
Earnout
(a)Definitions. For purposes of this Annex I:
“Closing Date Revenue Amount” means $3,812,670.42.
“Earnout Cash Cap” means $6,300,000.
“Earnout Payment” shall mean any cash payment or issuance of Earnout Securities made under paragraph (b)(i) or paragraph (c)(i), as applicable, of this Annex I.
“Earnout Period” means Year Two or Year Three, as applicable.
“Earnout Period Revenue” means, with respect to any Earnout Period, (i) the base management fee revenue recognized under GAAP methodology (less any reasonable reserve for doubtful accounts) by the Chesapeake Companies under any Contracts regarding Hotel Management Services entered into on or before Closing to which a Chesapeake Company is party, which shall include all base management fees related to assets under management by the Chesapeake Companies during the applicable Earnout Period and exclude all contract termination fees, incentive management fees, ancillary fees and medical plan fees plus (ii) the base management fee revenue recognized under GAAP methodology (less any reasonable reserve for doubtful accounts) by the Chesapeake Companies under any Contracts regarding Hotel Management Services entered into after Closing that satisfy any of the following qualifications: (A) such Contract regarding Hotel Management Services is generated by a Key Employee and does not require any key money or sliver equity; (B) the owner group that is counterparty to the Chesapeake Company under such Contract regarding Hotel Management Services is a current client of the Chesapeake Companies as of the Closing Date; and/or (C) is a Contract regarding Hotel Management Services with respect to a current and specific hotel prospect of the Chesapeake Companies prior to the Closing Date (as evidenced and confirmed in an updated business development pipeline report to be provided by Seller to Parent prior to the Closing Date in form and substance acceptable to Parent).
“Earnout Securities” means AINC Common Stock, Parent Units, Series CHP Convertible Preferred Units, or any combination thereof, as determined by Parent in its sole discretion.
“Earnout Transaction Consideration” means (as applicable) (i) any cash paid to Seller under paragraph (b)(i) and paragraph (c)(i)(A) of this Annex I and (ii) any Earnout Securities issued to Seller under paragraph (c)(i)(B) of this Annex I.
“Maximum Total Earnout Amount” means $10,250,000.
“Maximum Year Two Annual Earnout Amount” means $5,125,000.
“Revenue Growth Amount” means an amount equal to (i) the Revenue Target Amount minus (ii) the Closing Date Revenue Amount.
“Revenue Target Amount” means $6,405,396.
“Year Three Earnout Amount” means (i) the difference between (A) the Earnout Period Revenue recognized under GAAP methodology (less any reasonable reserve for doubtful accounts) in Year Three minus (B) the Closing Date Revenue Amount, with such difference then divided by (ii) the Revenue Growth Amount, the result of which is then multiplied by (iii) the Maximum Total Earnout Amount. The Year Three Earnout Amount calculated in accordance with the preceding sentence shall be reduced by the Year Two Earnout Amount and in no event shall the Year Two Earnout Amount plus the Year Three Earnout Amount exceed the Maximum Total Earnout Amount.
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“Year Three” means the period beginning on the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.
“Year Two Earnout Amount” means (i) the difference between (A) the Earnout Period Revenue recognized under GAAP methodology (less any reasonable reserve for doubtful accounts) in Year Two minus (B) the Closing Date Revenue Amount, with such difference then divided by (ii) the Revenue Growth Amount, and the product of which is multiplied by (iii) the Maximum Year Two Annual Earnout Amount.
“Year Two” means the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.
(b)Year Two Earnout Payment.
(i)Within six months following the end of Year Two, Remington shall pay to Seller, in cash, an amount equal to Year Two Earnout Amount by wire transfer of immediately available funds in accordance with instructions provided by Seller to Remington.
(ii)Notwithstanding anything in this Annex I to the contrary, the amount of cash paid by Remington to Seller under clause (i) of this paragraph (b) shall not exceed the Maximum Year Two Annual Earnout Amount.
(c)Year Three Earnout Payment.
(i)Within six months following the end of Year Three,
(A)Remington shall pay to Seller, in cash, an amount equal to the Year Three Earnout Amount by wire transfer of immediately available funds in accordance with instructions provided by Seller to Remington until Seller has received an aggregate amount of cash payments under paragraph (b) and this paragraph (c) equal to the Earnout Cash Cap, and
(B)after Seller has received an aggregate amount of cash payments under paragraph (b)(i) and clause (A) of this paragraph (c)(i) equal to the Earnout Cash Cap, Parent shall issue and deliver to Seller a number of Earnout Securities with a cumulative issue-date stated value equal to:
(1)the Year Three Earnout Amount; minus
(2)any amounts paid in cash under clause (A) of this paragraph (c)(i).
(ii)Notwithstanding anything in this Annex I to the contrary, the aggregate amount of cash paid under paragraph (b)(i) and clause (A) of paragraph (c)(i) plus the cumulative issue-date stated value of the Earnout Securities issued under clause (B) of paragraph (c)(i) shall not exceed the Maximum Total Earnout Amount and in no event shall Parent or Remington be required to pay any amounts or issue any Earnout Securities in excess of such Maximum Total Earnout Amount, if achieved.
(d)Limitations on Earnout Payments and Selection of Earnout Securities.
(i)If, with respect to the applicable Earnout Period,
(A)the Revenue Growth Amount for such Earnout Period is less than zero, then no Earnout Transaction Consideration will be payable with respect to such Earnout Period, and
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(B)the Revenue Target Amount is greater than the Revenue Growth Amount for such Earnout Period, then Seller will be entitled to the maximum payment allowed under this Annex I with respect to such Earnout Period.
(ii)Notwithstanding anything to the contrary in this Agreement, in no event will the total amount of Earnout Transaction Consideration payable under this Agreement be less than $0.00 or greater than the Maximum Total Earnout Amount.
(iii)For purposes of clarity and notwithstanding anything to the contrary in this Agreement, the decision to issue Parent Units, AINC Common Stock, Series CHP Convertible Preferred Units or a combination thereof as Earnout Securities under this Annex I shall be made by Parent in its sole discretion.
(e)Determination of Earnout Payments.
(i)Earnout Statements. No later than 90 days following the end of each applicable Earnout Period, Parent shall prepare and deliver to Seller a statement (each, an “Earnout Statement” and collectively, the “Earnout Statements”) setting forth in reasonable detail its calculation of the Year Two Earnout Amount or Year Three Earnout Amount, as applicable and including such items included in the calculation thereof, and the corresponding Earnout Transaction Consideration earned for such Earnout Period. If Seller disagrees with Parent’s determination of any components of the Earnout Statements, including the calculation of any Earnout Transaction Consideration, Seller may, within 30 days after receipt of the applicable Earnout Statement (the “Earnout Dispute Period”), deliver a written notice (an “Earnout Dispute Notice”) to Parent setting forth its calculation of each disputed item (collectively, the “Disputed Items”. If Parent does not receive an Earnout Dispute Notice within the applicable Earnout Dispute Period, such Earnout Statement shall be final and binding upon Seller.
(ii)Disputed Items. If Parent receives an Earnout Dispute Notice from Seller within the Earnout Dispute Period, during the 30-day period following delivery of such Earnout Dispute Notice (the “Earnout Negotiation Period”), Parent and Seller shall discuss with a view to resolving their disagreements over the Disputed Items. All items other than the Disputed Items set forth in the Earnout Dispute Notice shall be considered final and binding upon Seller. During the Earnout Dispute Period and until the final determination of any Disputed Items, Seller shall be provided with all work papers and back-up materials requested in writing to the extent used by Parent to prepare the calculation of such Disputed Items for the applicable Earnout Period. If Seller and Parent resolve their differences over the Disputed Items in accordance with the foregoing procedure, their determination of such Disputed Items shall be final, binding and conclusive. If Seller and Parent fail to resolve their differences over any of the Disputed Items within the Earnout Negotiation Period, they shall jointly submit any unresolved Disputed Items (the “Unresolved Disputed Items”) for resolution to the Independent Accountant. Only Unresolved Disputed Items are subject to resolution by the Independent Accountant and all other Disputed Items shall be considered final and binding upon Seller. Parent and Seller shall require that the Independent Accountant make its determination within 30 days of accepting its engagement. The determination by the Independent Accountant shall be final, binding and conclusive on the Parties absent fraud or manifest error. Seller and Parent shall be afforded the opportunity to present to the Independent Accountant any material related to the Unresolved Disputed Items and to discuss the issues with the Independent Accountant; provided, however, that no such presentation or discussion shall occur without the presence of a representative of each of Seller and Parent. The Independent Accountant shall act as an expert and not an arbitrator in resolving the Unresolved Disputed Items submitted to it. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Parent, on the one hand, and Seller on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant.
(iii)Payment. Parent shall deliver or issue, or cause to be delivered or issued, to Seller, as additional consideration, by wire transfer of immediately available funds in accordance with instructions provided by Seller to Parent, any Earnout Transaction Consideration conclusively determined with respect to any Earnout Period under this paragraph (e), within 10 Business Days after the amount such Earnout Transaction Consideration is conclusively determined under this paragraph (e).
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(iv)Credit Restrictions. Notwithstanding anything to the contrary in this Annex I, in the event that the payment of any Earnout Payment (or any portion thereof) is prohibited by, or would result in a breach or default (each, a “Credit Restriction”) under (A) any loan agreement, promissory note, or other agreement or contractual restriction to which Parent, Remington or any other Parent Party is subject as of the date hereof (collectively, the “Parent Credit Agreement”) or (B) any loan agreement, promissory note, or other agreement or contractual restriction to which Parent, Remington or any other Parent Party becomes subject after the date hereof (an “Additional Credit Agreement” and, together with the Parent Credit Agreement, the “Third Party Credit Agreements”), then neither Parent nor Remington shall be obligated to make any Earnout Payment (or any portion thereof) until such Credit Restriction ceases, but shall make the earned Earnout Payment, to the extent earned and payable, on, the tenth Business Day following the first day on which Parent, Remington or the applicable Parent Party is no longer subject to such Credit Restriction under any Third Party Credit Agreement.
(v)If at any time from the date hereof until the end of Year Three, Parent, Remington or any Chesapeake Company acquires a company or business or other Person or product line or other material assets through merger, stock purchase, asset purchase or otherwise, then the determination of any Earnout Period Revenue shall not include any costs, expense, losses, revenues, income, synergies or gains resulting from such acquisition or the company, business or assets so acquired.
(f)Conduct of the Business.
(i)Seller acknowledges and agrees that (A) Parent and Remington shall have the right to own, operate, use, license and develop the assets of the Chesapeake Companies in any way that Parent and/or Remington deem appropriate, in their respective sole discretion, (B) no Parent Party has any obligation, expressed or implied, to own, operate, use, license or develop the assets of the Chesapeake Companies in order to maximize or expedite the payments described in this Annex I, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise, (C) (1) no Parent Party shall owe any fiduciary duty and (2) except as set forth in this Annex I (including any covenants contained herein), no Parent Party shall owe any other duty, in each case, to Seller or any Owner in connection with the operation of any Parent Party (including the Chesapeake Companies following the Closing), (D) there is no assurance that Seller will receive any payments described in Annex I, (E) (1) no Parent Party has, prior to or after the date hereof, promised or projected any amounts to be received by Seller in respect of any payments described in this Annex I, (2) neither Seller nor any Owner is relying on or has relied on any promises, projections or other information, documents or materials (or absence thereof) in respect of any payments described in this Annex I and (3) Seller and each Owner hereby (x) disclaim reliance on any such promises, projections or other information, documents or materials (or absence thereof), (y) understand and agree that any promises and projections are specifically disclaimed by Parent and Remington and (z) waive any right Seller or any Owner may otherwise have with respect to any such promises, projections or other information, documents or materials (or absence thereof), and (F) the Parties intend the express provisions of Annex I to govern their contractual relationship.
(ii)Following the Closing Date and prior to the end of the last Earnout Period, Parent shall avoid taking any action designed primarily to lessen the likelihood of Seller receiving the maximum amount it would be entitled to receive under this Annex I for each Earnout Period.
(iii)Notwithstanding anything to the contrary in this Annex I, at any time after the Closing, Parent, in its sole discretion, may notify Seller in writing (which notice shall be irrevocable and unconditional) that the full Earnout Transaction Consideration to which Seller is entitled under this Annex I shall be deemed earned and shall be paid by the date set forth in such notice. Upon delivery of such notice, all of the provisions of Annex I shall cease to be applicable.
(g)Issuance. Parent shall cause any Earnout Securities, when issued, to be duly authorized, validly issued, fully paid and non-assessable, as applicable to limited liability company interests or shares of a corporation based on the issuer of the applicable Earnout Securities. AINC shall at all times reserve for issuance from its authorized but issued shares of AINC Common Stock the maximum number of Earnout Securities issuable pursuant to this Agreement.
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(h)No Transfer. For the avoidance of doubt, the right to receive the Earnout Payment (or any portion thereof) is solely a contractual right and may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of and any such sale, assignment, pledge, gift, conveyance, transfer or other disposal in violation hereof shall be null and void ab initio.
(i)Covenants of Fair Dealing and Separateness. Parent covenants that it will exercise good faith and fair dealing with respect to the obligations described in Annex I. Parent shall cause Chesapeake Company’s business (the “Business”) to be operated as a separately reporting business unit until the expiration of the Earnout Period. Parent agrees that from and after Closing until the expiration of the Earnout Period, Parent shall cause the Business to maintain a financial reporting system that will be reasonably sufficient to permit a firm of independent accountants to determine Earnout Period Revenue, and consequently, the Earnout Transaction Consideration, if any. If after the Closing until the expiration of the Earnout Period, any Contracts regarding Hotel Management Services to which any Chesapeake Company is a party as of the Closing are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, to Parent or any of its other subsidiaries (other than any Chesapeake Company), then equitable and reasonable adjustments will be made in calculating Earnout Period Revenue, and consequently, the Earnout Transaction Consideration, if any, to account for the effect of any transfer, assignment, allocation or attribution, and no such transfer, assignment, allocation or attribution shall be made unless Parent determines, in its sole, good faith discretion, that the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will be reasonably sufficient to permit the determination of Earnout Period Revenue, and consequently, the Earnout Transaction Consideration, if any, payable pursuant to the terms of this Agreement.
(j)Change in Control; Assignment of Hotel Management Contracts. In the event (i) of a Change of Control, (ii) Parent, Remington or the Chesapeake Companies, as applicable, cease to operate the Business as a result of an assignment to a third party for consideration of all or a substantial portion of the Contracts regarding Hotel Management Services to which any Chesapeake Company is a party as of the Closing applicable to the Earnout Period Revenue or (iii) Parent, Remington or the Chesapeake Companies, as applicable, assign to a third party for consideration any Contract regarding Hotel Management Services to which any Chesapeake Company is a party as of the Closing applicable to the Earnout Period Revenue, Parent shall either (A) cause the successor in a Change of Control or the assignee of the Contracts, as applicable, to assume the obligations hereunder or (B) make other commercially reasonable arrangements, reasonably acceptable to Seller, that would provide substantially similar economic benefits to Seller as contemplated by this Annex I (in the case of items (A) or (B) as a result of any assignment, only with respect to the Contract regarding Hotel Management Services being assigned). For purposes of this Section (j), “Change of Control” shall mean (x) any change in the ownership of the Parent (whether in a single or series of transactions), such that immediately after giving effect thereto, AINC or any of its affiliates collectively hold less than 50% of the then outstanding equity interest of Parent or (y) any sale or transfer of all or substantially all of the assets of the Business to a third party (whether in a single or series of transactions).
(k)Maintenance of Records. Parent agrees to maintain and preserve, for a period of not less than three years after the expiration of the Earnout Period and in the case of each of the subsequent clauses (i)-(xi), solely with respect to the Chesapeake Companies or the Business: (i) all receipts, including electronic versions thereof if available; (ii) copies of summaries and other statements prepared by the Parent, its bookkeeper and/or accountant; (iii) copies of tax returns; (iv) operating budgets and capital expenditure budgets; (v) a schedule of all outstanding long-term debt and short term debt other than normal trade payables, including the payee, origination date, due date, interest rate, monthly payment and current balance; (vi) all loan agreements with creditors, including any documentation with respect to representations given to creditors in connection with obtaining credit; (vii) descriptions of any financial transactions not in the ordinary course of business, and any transactions with affiliates; (viii) a list of all banks where any accounts are maintained (including the identity and address of the owner of the account, the account number, and authorized signatures, as applicable); (ix) records of statements to individual clients; (x) invoices from all suppliers, vendors or others providing goods or services or extending credit to the Chesapeake Companies; (xi) all checks used for payment of such invoices as well as payment of payroll expenses and other expenses of the Chesapeake Companies (hereinafter, collectively the “Business Records”). Seller shall have the right, at any time during normal business hours and in a
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manner reasonably determined by Parent so as to not unreasonably interfere with the normal operation of Parent or its subsidiaries (including the Chesapeake Companies), to request a complete examination or audit to be made of the Business Records, including the right to request such other information or explanations with respect to the ownership and operations of the Chesapeake Companies as may be reasonably necessary to conduct a complete examination or audit in order to in calculate the Earnout Period Revenue, and consequently, the Earnout Transaction Consideration, if any.
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